PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                       Citadel Communications Corporation
                 ------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)


                      -------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         Common stock, par value $.001 per share, of Citadel Communications Corporation

     2)  Aggregate number of securities to which transaction applies:

         (i) 37,150,172 shares of common stock, (ii) in-the-money options to purchase 1,836,809 shares of common stock, and (iii) out-of-the-money options to purchase 2,171,750 shares of common stock

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         Each share of common stock will be converted into the right to receive $26.00 in cash, without interest or any other payment, as a result of the merger described in this proxy statement. With consent of the option holder, each in-the-money option will be cancelled and converted into the right to receive the difference between $26.00 and the exercise price of the option, multiplied by the number of shares subject to such option, and out-of-the-money options will be cancelled for nominal consideration of $10.00 in total per option holder. For the purposes of calculating the filing fee, the consent of each option holder is deemed to have been given for the cancellation and conversion of all outstanding in-the-money options and the cancellation of all outstanding out-of-the-money options.

         The underlying value of the transaction is equal to $995,218,704.18, determined by adding (i) $965,904,472 payable to holders of shares of common stock, (ii) $29,311,792.18 payable to holders of in-the-money options, and (iii) $2,440 payable to the holders of out-of-the-money options. In accordance with Exchange Act Rule 0-11, the filing fee equals one-fiftieth of one percent of the underlying value of the transaction.

     4)  Proposed maximum aggregate value of transaction:

         $995,218,704.18

     5)  Total fee paid:

         $199,044

[ ]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: $198,971


     2)  Form, Schedule or Registration Statement No.: PREM 14A


     3)  Filing Party: Citadel Communications Corporation


     4)  Date Filed: February 9, 2001

                [Citadel logo]CITADEL COMMUNICATIONS CORPORATION

                                                                  March   , 2001
Dear Stockholders:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Citadel Communications Corporation that will be held on Thursday, April 26, 2001 at 10:00 a.m. (local time) at Citadel Communications' principal executive offices at City Center West, Suite 400, 7201 West Lake Mead Boulevard, Las Vegas, Nevada 89128.


     At the annual meeting, we will ask you to consider and vote to approve an Agreement and Plan of Merger that we entered into on January 15, 2001 with FLCC Holdings, Inc. and amended on March 13, 2001 under which a wholly owned subsidiary of FLCC Holdings will be merged into our company. In the merger, each outstanding share of our common stock will be converted into the right to receive $26.00 in cash. At the annual meeting, we will also ask you to vote for the election of six directors and the ratification of our appointment of KPMG LLP as our independent public accountants for 2001.


     Our Board of Directors carefully considered and reviewed the terms and conditions of the proposed merger prior to approving the Agreement and Plan of Merger. Our Board of Directors believes that the proposed merger is in the best interests of our company and recommends that you vote for approval of the Agreement and Plan of Merger. Credit Suisse First Boston Corporation, an investment banking firm, has advised us that, as of January 15, 2001, the $26.00 per share merger consideration was fair to our stockholders from a financial point of view.

     We cannot complete the merger unless we obtain the approval of our stockholders owning at least a majority of our outstanding common stock. You are entitled to vote at the annual meeting all shares of our common stock that you held of record at the close of business on March 19, 2001.

     Your vote is very important. Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. We have provided you with a prepaid return envelope for this purpose. If you date and mail your proxy card without indicating how you want to vote on a particular proposal, your proxy will be counted as a vote "for" that proposal. If you do not return your proxy card or instruct your broker how to vote any shares held for you in your broker's name, the effect will be a vote "against" the Agreement and Plan of Merger. Completing and returning the enclosed proxy card will not prevent you from voting your shares in person if you subsequently choose to attend the annual meeting so long as you revoke any proxy given prior to the vote at the annual meeting.

     The accompanying proxy statement provides detailed information concerning the merger, as well as information about the other matters to be voted upon at the annual meeting. Please give the accompanying proxy statement, including all of the attached annexes, your careful attention.

                                          Sincerely,

                                          Lawrence R. Wilson
                                          Chairman, Chief Executive Officer and
                                          President

                       CITADEL COMMUNICATIONS CORPORATION
                                CITY CENTER WEST
                                   SUITE 400
                         7201 WEST LAKE MEAD BOULEVARD
                              LAS VEGAS, NV 89128

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 26, 2001

Dear Stockholders:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Citadel Communications Corporation that will be held on Thursday, April 26, 2001 at 10:00 a.m. (local time), at its principal executive offices at City Center West, Suite 400, 7201 West Lake Mead Boulevard, Las Vegas, Nevada 89128, for the following purposes, as set forth in the accompanying proxy statement:


     1. To approve an Agreement and Plan of Merger dated January 15, 2001, as amended March 13, 2001, under which a newly formed subsidiary of FLCC Holdings, Inc. will merge with and into Citadel Communications and each outstanding share of Citadel Communications' common stock will be converted into the right to receive $26.00 in cash.


     2. To elect six directors.

     3. To ratify the Board of Directors' appointment of KPMG LLP as independent public accountants for Citadel Communications for the year ending December 31, 2001.

     4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Board of Directors has established the close of business on March 19, 2001, as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement thereof.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, WE URGE YOU TO REVIEW CAREFULLY THE ACCOMPANYING PROXY STATEMENT AND TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

     Your proxy may be revoked by you at any time before it has been voted. You are cordially invited to attend the annual meeting in person if it is convenient for you to do so.

                                          By order of the Board of Directors,

                                          Donna L. Heffner
                                          Secretary

March   , 2001

                       CITADEL COMMUNICATIONS CORPORATION
                                PROXY STATEMENT


     This proxy statement is provided to the stockholders of Citadel Communications Corporation in connection with the solicitation by the Board of Directors of Citadel Communications of proxies for use at the Annual Meeting of Stockholders of Citadel Communications to be held on Thursday, April 26, 2001 at 10:00 a.m. (local time), at Citadel Communications' principal executive offices at City Center West, Suite 400, 7201 West Lake Mead Boulevard, Las Vegas, Nevada 89128, and any adjournments or postponements thereof. Proxy materials are first
being mailed to stockholders on or about March   , 2001. A form of proxy is
enclosed for use at the annual meeting. Proxies properly executed and returned in a timely manner will be voted at the annual meeting in accordance with the directions specified therein. If no direction is indicated, they will be voted for the approval of the Agreement and Plan of Merger between Citadel Communications and FLCC Holdings, Inc. dated January 15, 2001, as amended March 13, 2001, for the election of the nominees named herein as directors and for the proposal to ratify the appointment of KPMG LLP as Citadel Communications' independent public accountants. The persons named to act under the proxies were selected by the Board of Directors and are currently members of the executive management of Citadel Communications.


     Citadel Communications does not expect to ask you to vote on any other matters at the annual meeting. However, if any other matters are properly presented at the annual meeting for consideration, the persons acting under the proxies will have discretion to vote on these matters in accordance with their best judgment, which may include voting to adjourn the annual meeting in order to solicit additional proxies.

     Only stockholders of record at the close of business on March 19, 2001 are entitled to vote at the annual meeting. The only voting stock of Citadel Communications outstanding and entitled to vote at the annual meeting is its
common stock, $.001 par value per share, of which                shares were
outstanding as of the close of business on March 19, 2001. Each share of common stock issued and outstanding is entitled to one vote on matters properly submitted at the annual meeting. Cumulative voting is not permitted under Citadel Communications' Amended and Restated Certificate of Incorporation.


     The Board of Directors recommends voting (1) FOR approval of the Agreement and Plan of Merger between Citadel Communications and FLCC Holdings dated January 15, 2001, as amended March 13, 2001, (2) FOR the election of the nominees named herein for director and (3) FOR ratification of the appointment of KPMG LLP as Citadel Communications' independent public accountants for 2001.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER AND ANNUAL MEETING...     3
SUMMARY.....................................................     6
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    10
THE ANNUAL MEETING..........................................    11
APPROVAL OF THE AGREEMENT AND PLAN OF MERGER................    13
ELECTION OF DIRECTORS.......................................    44
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS...........    46
EXECUTIVE OFFICERS..........................................    48
EXECUTIVE COMPENSATION......................................    50
PERFORMANCE GRAPH...........................................    57
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    58
CERTAIN TRANSACTIONS........................................    60
PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC
  ACCOUNTANTS...............................................    60
OTHER INFORMATION...........................................    60
WHERE YOU CAN FIND MORE INFORMATION.........................    61
ANNEX A - AGREEMENT AND PLAN OF MERGER
ANNEX A-1 - AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
ANNEX B - SIDE LETTER
ANNEX C - GUARANTEE
ANNEX D - OPINION OF FINANCIAL ADVISOR
ANNEX E - AUDIT COMMITTEE CHARTER

           QUESTIONS AND ANSWERS ABOUT THE MERGER AND ANNUAL MEETING

     THE FOLLOWING QUESTIONS AND ANSWERS BRIEFLY ADDRESS SOME COMMONLY ASKED QUESTIONS ABOUT THE MERGER. THEY MAY NOT INCLUDE ALL THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO CAREFULLY READ THIS ENTIRE PROXY STATEMENT, INCLUDING THE ANNEXES AND THE OTHER DOCUMENTS REFERRED TO IN THIS PROXY STATEMENT.

Q:  WHAT AM I BEING ASKED TO VOTE UPON?


A: You are being asked to approve the Agreement and Plan of Merger between Citadel Communications and FLCC Holdings, as amended, that provides for FLCC Acquisition Corp. to be merged into Citadel Communications. FLCC Acquisition is a newly formed Nevada corporation and is a wholly owned subsidiary of FLCC Holdings. We will be the surviving corporation of the merger and will become a wholly owned subsidiary of FLCC Holdings. If the merger is completed, we will no longer be a publicly held corporation, and you will no longer own shares of Citadel Communications' common stock.


    You are also being asked to elect six directors and to ratify the appointment of KPMG LLP as our independent public accountants for 2001.

Q:  WHO IS FLCC HOLDINGS?

A: FLCC Holdings is a corporation newly formed by Forstmann Little & Co. to complete the merger. Forstmann Little is a private investment partnership that through affiliates has acquired or made significant equity investments in 28 companies.

Q: WHAT WILL I RECEIVE FOR MY SHARES OF CITADEL COMMUNICATIONS' COMMON STOCK IF THE MERGER IS COMPLETED?

A: Upon surrender of your Citadel Communications' common stock certificates, you will receive $26.00 in cash, without interest, for each share of Citadel Communications' common stock that you own.

Q: WHAT DOES THE BOARD OF DIRECTORS RECOMMEND REGARDING THE AGREEMENT AND PLAN OF MERGER?

A: Our Board of Directors recommends that you vote FOR the approval of the Agreement and Plan of Merger.

Q: WHY DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER?

A: Our Board of Directors believes that the merger is fair to and in the best interests of Citadel Communications. Our Board of Directors received an opinion from its financial advisor, Credit Suisse First Boston Corporation, that, as of January 15, 2001, and based on and subject to the matters set forth in the opinion, the $26.00 per share in cash to be received by holders of Citadel Communications' common stock was fair to these stockholders from a financial point of view.

Q:  WHEN DOES CITADEL COMMUNICATIONS EXPECT THE MERGER TO BE COMPLETED?

A: We expect that the merger will be completed during the second half of 2001. We are working toward completing the merger as quickly as possible. However, the merger cannot be completed until a number of conditions are satisfied. These conditions include approval of the merger agreement by our stockholders at the annual meeting and consent of the Federal Communications Commission to the transfer of control of our broadcast licenses to FLCC Holdings. The merger is not conditioned on FLCC Holdings obtaining financing.

Q:  WHEN AND WHERE IS THE ANNUAL MEETING?

A: The annual meeting will be held on Thursday, April 26, 2001 at 10:00 a.m. (local time), at our principal executive offices at City Center West, Suite 400, 7201 West Lake Mead Boulevard, Las Vegas, Nevada 89128.

Q: WHO IS ENTITLED TO VOTE ON THE PROPOSAL REGARDING THE AGREEMENT AND PLAN OF MERGER?

A: Holders of Citadel Communications' common stock at the close of business on March 19, 2001, the record date relating to the annual meeting, are entitled to vote in person or by proxy on the proposal regarding the Agreement and Plan of Merger at the annual meeting. Each of our stockholders is entitled to one vote for each share of Citadel Communications' common stock owned as of the record date.

Q:  WHAT VOTE IS REQUIRED TO APPROVE THE AGREEMENT AND PLAN OF MERGER?

A: For the Agreement and Plan of Merger to be approved, holders of a majority of the shares of Citadel Communications' outstanding common stock entitled to vote at the annual meeting must vote FOR approval of the Agreement and Plan of Merger.

Q:  WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement, please mark your vote on the accompanying proxy card and sign and mail it in the enclosed return envelope as soon as possible. This will ensure that your shares will be represented at the annual meeting. If you sign and send in the proxy card and do not indicate how you want to vote, the proxy will be voted FOR the approval of the Agreement and Plan of Merger, FOR the director nominees named in this proxy statement, and FOR ratification of the appointment of KPMG LLP as our independent public accountants for 2001. If you do not vote by either sending in a proxy card or voting in person at the annual meeting, it will have the same effect as a vote AGAINST the approval of the Agreement and Plan of Merger.

Q: IF MY SHARES ARE HELD FOR ME BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares with respect to the Agreement and Plan of Merger only if you provide written instructions to your broker as to how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted by your broker with respect to the merger and the failure to vote will have the same effect as a vote AGAINST the approval of the Agreement and Plan of Merger. Without instructions, however, your broker may in its discretion vote your shares for the director nominees and for the ratification of the appointment of KPMG LLP as our independent public accountants for 2001. If your shares are held in your broker's name and you wish to vote in person at the annual meeting, you must first obtain a legal proxy from your broker.


Q: IF MY SHARES ARE HELD BY THE CITADEL BROADCASTING COMPANY 401(k) RETIREMENT
   SAVINGS PLAN, WILL THE PLAN VOTE MY SHARES FOR ME?



A: The plan trustee, Bankers Trust Company of Des Moines, Iowa, will vote your shares as directed by you with respect to the approval of the Agreement and Plan of Merger, the election of directors and the ratification of the appointment of independent public accountants. Citadel Communications' transfer agent, EquiServe Trust Company, will send you instructions explaining how to vote your shares held by the Citadel Broadcasting Company 401(k) Retirement Savings Plan. If you do not follow the instructions and do not indicate how you want to vote your shares, the plan trustee will vote your shares, together with the shares of other plan participants who do not indicate how to vote their shares, in the same proportion as those shares for which proper instructions are received from plan participants. If your shares are held in the Citadel Broadcasting Company 401(k) Retirement Savings Plan and you wish to vote the shares in person at the annual meeting, you must first obtain a legal proxy. For information on how you can obtain a legal proxy, you should call the customer service office of the transfer agent at
   (781) 575-3120.


Q:  CAN I CHANGE MY VOTE AFTER MAILING IN A SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You may revoke your proxy by notifying our corporate Secretary in writing or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. Simply attending the annual meeting, whether or not you vote at the meeting, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote. If you have instructed the trustee for the Citadel Broadcasting Company 401(k) Retirement Savings Plan to vote your shares, you must follow the instructions you receive from EquiServe, Citadel Communications' transfer agent, to change your vote or call the customer service office of EquiServe at (781) 575-3120.


Q:  DO I NEED TO ATTEND THE ANNUAL MEETING IN PERSON?

A: No. It is not necessary for you to attend the annual meeting in order to vote your shares of Citadel Communications' common stock.

Q: WILL I HAVE THE RIGHT TO HAVE MY CITADEL COMMUNICATIONS' SHARES APPRAISED IF I DISSENT FROM THE MERGER?

A: No. Under Nevada law, you will not have any appraisal or dissenters' rights with respect to the merger.

Q:  SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your Citadel Communications' stock certificates for the $26.00 per share cash payment, including procedures for electronic delivery of shares.

Q:  WILL I OWE ANY U.S. FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: The merger will be a taxable transaction for U.S. federal income tax purposes and also may be taxable under state, local and other laws. In general, you will recognize a gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the shares you surrender. Your gain or loss will generally be a long-term capital gain or loss, if, as of the date of the merger, you held your shares for more than one year. Unless you comply with required reporting or certification procedures, you may be subject to backup withholding with respect to any cash payments you receive pursuant to the merger.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:  WHO CAN HELP ANSWER MY QUESTIONS ABOUT THE MERGER?

A: The information provided in this "Question and Answer" format and the summary below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this entire proxy statement, including the attached annexes and the documents referred to in this proxy statement.


     If you have any questions about the merger after reading this proxy statement or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Inc., at the following address and telephone number:



                                501 Madison Avenue


                                20th Floor


                                New York, New York 10022


                                888-750-5834

                                    SUMMARY


     This summary highlights selected information from this proxy statement. You should carefully read this entire proxy statement and its annexes for a complete description of the merger and the Agreement and Plan of Merger between Citadel Communications and FLCC Holdings, as amended (which we refer to throughout this proxy statement as the merger agreement), and the other matters to be voted upon at the annual meeting.



THE PARTIES TO THE MERGER (PAGES 14-15)


Citadel Communications Corporation
City Center West
Suite 400
7201 West Lake Mead Boulevard
Las Vegas, NV 89128
(702) 804-5200

     Through our subsidiary, Citadel Broadcasting Company, we are a radio broadcaster in the United States that focuses primarily on acquiring, developing and operating radio stations in mid-sized markets. Upon completion of currently pending transactions, we will own or operate 143 FM and 66 AM radio stations in 43 markets, including clusters of four or more stations in 33 markets, and sell advertising in the United States for one Canadian FM radio station.

FLCC Holdings, Inc.                            FLCC Acquisition Corp.
c/o Forstmann Little & Co.                     c/o Forstmann Little & Co.
767 Fifth Avenue                               767 Fifth Avenue
New York, New York 10153                       New York, New York 10153
(212) 355-5656                                 (212) 355-5656

     FLCC Holdings is a Delaware corporation and FLCC Acquisition is a Nevada corporation, each newly formed by Forstmann Little & Co. for the purpose of effecting the merger. Forstmann Little is a private investment partnership that through affiliates has acquired or made significant equity investments in 28 companies. FLCC Holdings and FLCC Acquisition do not anticipate that, prior to completing the merger, they will have any significant assets or liabilities or will engage in any activities other than those incident to the merger and the financing of the merger.


STRUCTURE AND EFFECT OF THE MERGER (PAGES 34-35)


     We will effect the merger by having FLCC Acquisition, a wholly owned subsidiary of FLCC Holdings, merge into Citadel Communications. We will continue as the surviving corporation after the merger and will become a wholly owned subsidiary of FLCC Holdings. However, after the merger, public trading of Citadel Communications' common stock will cease and Citadel Communications' common stock will be delisted from the National Market System of The Nasdaq Stock Market. You will no longer have any ownership interest in Citadel Communications and will no longer participate in any future earnings and growth we may experience.


MERGER RECOMMENDATION TO STOCKHOLDERS (PAGES 18-21)



     Our Board of Directors recommends that you vote FOR the approval of the merger agreement. In determining to recommend approval of the merger agreement by the stockholders, our Board of Directors considered numerous factors described on pages 18-21.



MERGER CONSIDERATION (PAGES 36-37)


     Upon completion of the merger, you will be entitled to receive $26.00 in cash, without interest or any other payment, for each share of Citadel Communications' common stock that you own.

FEDERAL INCOME TAX CONSEQUENCES (PAGES 31-32)


     The merger will be a taxable transaction for U.S. federal income tax purposes and also may be taxable under state, local and other laws. In general, you will recognize a gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the shares of Citadel Communications' common stock that you surrender. The gain or loss will generally be a long-term capital gain or loss, if as of the date of the merger, you held your shares of Citadel Communications' common stock for more than one year. Unless you comply with required reporting or certification procedures, you may be subject to backup withholding with respect to any cash payments you receive pursuant to the merger. You should consult your own tax advisor regarding the federal income tax consequences of the merger, as well as any tax consequences under state, local or non-U.S. law.


YOU WILL HAVE NO APPRAISAL RIGHTS (PAGE 35)


     Under Nevada law, you will not have any appraisal or dissenters' rights or other similar statutory rights in connection with the merger.


TREATMENT OF OUTSTANDING STOCK OPTIONS (PAGES 26-28, 36)


     Under the merger agreement, we agreed to use our reasonable best efforts to:

     - cancel each option to purchase shares of Citadel Communications' common stock with an exercise price per share equal to or greater than $26.00 in exchange for nominal consideration; and

     - convert each option with an exercise price per share less than $26.00 into the right to receive a cash amount (less any applicable taxes) equal to (a) the excess of $26.00 per share over the exercise price per share of the option multiplied by (b) the number of shares of Citadel Communications' common stock subject to the option immediately prior to the merger.

     We will pay any amounts due to option holders as soon as practicable after the merger.


VOTE REQUIRED TO APPROVE THE MERGER (PAGES 11-13)


     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Citadel Communications' common stock entitled to vote at the annual meeting.


REASONS FOR THE MERGER (PAGES 18-21)


     Our Board of Directors determined that the merger is fair to and in the best interests of Citadel Communications. Important factors in our Board's determination included:

     - the premium that the $26.00 per share consideration represented over the average closing price per share of Citadel Communications' common stock over the twenty trading days prior to the public announcement of the merger agreement;

     - the difficulty we would have in obtaining capital for future growth under current financial market conditions relative to our ability to obtain capital as a private company controlled by Forstmann Little;

     - the value of a cash payment to stockholders given the volatility of stock prices of public companies in the radio broadcasting industry; and

     - the opinion of Credit Suisse First Boston Corporation regarding the fairness of the $26.00 per share consideration.


OPINION OF OUR FINANCIAL ADVISOR (PAGES 21-25)


     We engaged the investment-banking firm of Credit Suisse First Boston Corporation as our exclusive financial advisor in connection with the merger. Credit Suisse First Boston delivered an oral presentation and written opinion to our Board of Directors on January 15, 2001, to the effect that, as of that date and subject to the matters described in its opinion, the $26.00 per share consideration to be paid to the holders of Citadel Communications' common stock in the merger was fair to these holders from a financial point of view. The opinion of Credit Suisse First Boston is attached to this proxy statement as Annex D. You are urged to read Credit Suisse First Boston's opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Credit Suisse First Boston in providing its opinion. Credit Suisse First Boston's opinion is addressed to our Board of Directors and does not constitute a recommendation to you with respect to any matter relating to the proposed merger.


INTERESTS OF OUR OFFICERS AND DIRECTORS IN THE MERGER (PAGES 25-29)


     In considering our Board of Directors' recommendation to vote FOR the approval of the merger agreement, stockholders should be aware that some of our directors and executive officers have interests that are different from, or in addition to, the interests of other stockholders generally. These interests generally relate to:

     - provisions in the merger agreement regarding the cashout and/or cancellation of options held by our officers and directors and the continuation of employment of our current officers after completion of the merger; and

     - provisions in some of our officers' employment agreements regarding severance payments.


EFFECT ON CITADEL BROADCASTING'S SUBORDINATED NOTES AND EXCHANGEABLE PREFERRED STOCK (PAGES 39-40)


     We agreed that following approval of the merger agreement by our stockholders, upon the request and at the expense of FLCC Holdings, we would cause Citadel Broadcasting to make an offer to purchase or redeem all of Citadel Broadcasting's 9 1/4% Senior Subordinated Notes due 2007, 10 1/4% Senior Subordinated Notes due 2008 and 13 1/4% Exchangeable Preferred Stock and to solicit, from at least a majority of the holders of these securities, consents to amend the indentures governing the subordinated notes and the terms of the exchangeable preferred stock. FLCC Holdings will determine the terms of these offers and solicitations, but Citadel Broadcasting will not be required to complete any of these transactions until the merger has been completed or is being completed simultaneously. The merger is not conditioned on the acceptance of these offers and solicitations.


CONDITIONS TO COMPLETION OF THE MERGER (PAGES 42-43)


     The merger cannot be completed until a number of conditions are satisfied. These conditions include:

     - approval by our stockholders of the merger agreement;

     - approval of the Federal Communications Commission to the transfer of control of our broadcast licenses to FLCC Holdings;

     - performance in all material respects by the parties of their material obligations under the merger agreement at or prior to closing;

     - the accuracy, in all material respects, of representations and warranties made by the parties in the merger agreement as of the closing;

     - the absence of any law, injunction or order prohibiting or preventing the completion of the merger;

     - the absence of any events which materially adversely affect FLCC Holdings' and FLCC Acquisition's ability to perform their obligations under the merger agreement; and

     - the absence of any events which are materially adverse to our business, results of operations or financial condition or prospects, other than general changes in the radio industry, the advertising markets, the economy or the securities markets or changes resulting from the merger agreement or its announcement, or which materially adversely affect our ability to perform our obligations under the merger agreement.

     If all of these conditions are not satisfied or waived (to the extent waivable), the merger will not be completed even if our stockholders vote to approve the merger agreement.


TERMINATION OF THE MERGER AGREEMENT (PAGES 43-44)


     We and FLCC Holdings may mutually agree to terminate the merger agreement at any time before the merger becomes effective. In addition, we or FLCC Holdings may terminate the merger agreement if:

     - any law or ruling prohibiting the completion of the merger becomes final and nonappealable;

     - the merger is not completed by January 16, 2002;

     - the merger agreement is not approved by our stockholders, for reasons other than the failure of the party seeking termination to perform any aspect of the merger agreement; or

     - the other party breaches the merger agreement and does not cure the breach within 30 days of being notified of the breach, so long as the party seeking to terminate is also not in material breach of the merger agreement.

     FLCC Holdings can also terminate the merger agreement if:

     - our Board of Directors adversely modifies or withdraws its recommendation of the merger and merger agreement; or

     - because of changes in FCC rules or policies adopted in connection with the FCC proceeding captioned In the Matter of Definition of Radio Markets, MM Docket No. 00-244, NOTICE OF PROPOSED RULEMAKING (Released December 13, 2000) or any related proceeding, we divest, agree to divest or are required to divest any of our radio stations licensed by the FCC (other than divestitures which we have already notified FLCC Holdings are being or may be made) that, in the aggregate, contributed $14 million or more to our consolidated broadcast cash flow for the 12-month period immediately before the divestitures were made.


     We can also terminate the merger agreement in response to an unsolicited superior proposal and enter into an acquisition agreement with respect to the superior proposal if:



     - our Board of Directors determines, after consulting with its outside counsel, that the failure to terminate the merger agreement and accept the superior proposal would be inconsistent with its fiduciary duties; and



     - our Board of Directors delivers to FLCC Holdings, prior to April 26, 2001, (1) written notice of its intent to terminate the merger agreement and accept the superior proposal, (2) a copy of the related acquisition agreement and (3) a description of any terms of the proposal not contained in the acquisition agreement.



FEES WE MAY BE REQUIRED TO PAY IF THE MERGER AGREEMENT IS TERMINATED (PAGE 44)


     We must pay to Forstmann Little a termination fee of $20 million and up to $10 million for its out-of-pocket expenses incurred in connection with the merger if the merger agreement is terminated:

     - by either us or FLCC Holdings because the merger was not approved by our stockholders and

        - before the stockholder's meeting, an offer to purchase Citadel Communications was publicly announced by a third party; and

        - within 12 months of termination, we are acquired by a third party;


     - by FLCC Holdings because we willfully and materially breached the merger agreement and within 12 months of termination, we are acquired by a third party;



     - by FLCC Holdings because our Board of Directors adversely modified or withdrew its recommendation of the merger agreement; or

     - by us in connection with our acceptance of a superior proposal as discussed above under the heading "Termination of the Merger Agreement."



REGULATORY MATTERS (PAGES 32-34)


     The merger cannot be completed until the Federal Communications Commission approves the transfer of control of our broadcast licenses to FLCC Holdings in accordance with the Communications Act of 1934, as amended. The parties have filed applications with the FCC for the transfer of control of our broadcast licenses and are awaiting the FCC's determination.


STOCKHOLDER LITIGATION (PAGE 35)



     Five lawsuits were filed against us in the District Court of Clark County, Nevada on January 17, 18 and 19, 2001 and February 13, 2001. The five lawsuits name us and several of our directors as defendants. Two of the lawsuits also name Forstmann Little, FLCC Holdings and FLCC Acquisition as defendants. Each lawsuit alleges that several of our directors have breached their fiduciary duties to our stockholders and seeks various forms of relief, including injunctive relief to prevent the closing of the merger. We, Forstmann Little and the other defendants believe the allegations in these complaints are without merit.



     The parties to the litigation have reached an agreement in principle to settle all claims arising out of the transaction, pursuant to which certain changes were made to the terms of the merger agreement and to this proxy statement based on the suggestions and comments of plaintiffs' counsel. We expect that the agreement will be memorialized in a formal settlement agreement and presented to the court for its approval.



OTHER ANNUAL MEETING MATTERS (PAGES 11, 44-46, 60)


     At the annual meeting, we will also be asking you to elect six directors and to ratify the appointment of KPMG LLP as our independent public accountants for the year ending December 31, 2001.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are based largely on current expectations and projections about future events affecting Citadel Communications' business. The words "will," "expects," "believes," "anticipates," "seeks," "could" and "should" and similar words are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that any forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Citadel Communications' actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements in this proxy statement are subject to risks, uncertainties and assumptions including, among other things:

     - general economic and business conditions, both nationally and in Citadel Communications' radio markets;

     - Citadel Communications' expectations and estimates concerning future financial performance, financing plans and the impact of competition;

     - the satisfaction of the conditions to closing of the merger described in this proxy statement; and

     - the impact of current or pending legislation and regulation.

     In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this proxy statement might not transpire. Citadel Communications undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

                               THE ANNUAL MEETING

DATE, TIME, PLACE AND RECORD DATE OF THE ANNUAL MEETING


     The Annual Meeting of Stockholders of Citadel Communications will be held on Thursday, April 26, 2001, beginning at 10:00 a.m., at Citadel Communications' principal executive offices at City Center West, Suite 400, 7201 West Lake Mead Boulevard, Las Vegas, Nevada 89128. The accompanying proxy is being solicited by Citadel Communications' Board of Directors and is to be voted at the annual meeting or any adjournment(s) or postponement(s) thereof. The holders of record of Citadel Communications' common stock as of the close of business on March 19, 2001 are entitled to receive notice of, and to vote at, the annual meeting. On
March 19, 2001, there were        shares of Citadel Communications' common stock
outstanding. No other voting securities of Citadel Communications are outstanding. This proxy statement, the accompanying proxy card and Citadel Communications' Annual Report to Stockholders for the fiscal year ended December
31, 2000, are being mailed on or about March   , 2001 to stockholders entitled
to vote at the annual meeting.


PURPOSE


     At the annual meeting, stockholders will be asked to consider and vote upon the approval of the merger agreement which provides for the merger of FLCC Acquisition with and into Citadel Communications. In the merger, each issued and outstanding share of Citadel Communications' common stock will be canceled and converted automatically into the right to receive $26.00 in cash, without interest or any other payment. Stockholders also will be asked to elect six directors and to ratify the appointment of KPMG LLP as Citadel Communications' independent public accountants for the year ending December 31, 2001.


     Citadel Communications does not expect to ask the stockholders to vote on any matters at the annual meeting other than those described in this proxy statement. However, if any other matters are properly presented at the annual meeting for consideration, the persons named to act under the proxies will have discretion to vote on these matters in accordance with their best judgment, which may include voting to adjourn the meeting to solicit additional proxies.

VOTING INFORMATION

     Each share of common stock issued and outstanding is entitled to one vote on matters properly submitted at the annual meeting. Cumulative voting is not permitted under Citadel Communications' Amended and Restated Certificate of Incorporation. The presence, in person or by proxy, of the holders of a majority of the total issued and outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting.

     Brokers who hold shares in "street name" for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters such as the merger. Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists. Abstentions will be counted in tabulating votes cast on the proposals presented to stockholders, but broker non-votes will not. Votes cast in person or by proxy at the annual meeting will be tabulated by the election inspectors appointed for the meeting.


     The plan trustee has authority to vote shares held in the Citadel Broadcasting Company 401(k) Retirement Savings Plan when it has not received instructions from beneficial owners. With respect to shares for which no instructions are given, the plan trustee will vote those shares in the same proportion as those shares for which proper instructions are given by plan participants.


     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding common stock entitled to vote at the annual meeting. If a quorum is present, broker non-votes and abstentions will have the effect of a vote AGAINST the merger agreement. Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. That is, the six nominees receiving the greatest number of votes will be elected. If a quorum is present, abstentions and broker non-votes will have no effect on the voting for the election of directors. Approval of ratification of the appointment of independent public accountants requires the affirmative vote of a majority of the aggregate voting power of the common stock entitled to vote, present or represented at the annual meeting. If a quorum is present, non-votes will have no effect on the voting for ratification of the appointment of independent public accountants. However, abstentions will have the effect of a vote AGAINST ratification of the appointment.

     Under Nevada law, stockholders will not have any appraisal or dissenters' rights or other similar statutory rights in connection with the merger.

SOLICITATION AND REVOCATION OF PROXIES


     Proxies are being solicited by and on behalf of Citadel Communications' Board of Directors. Citadel Communications will pay the costs of soliciting proxies from stockholders, as well as all mailing costs and Securities and Exchange Commission filing fees incurred in connection with this proxy statement. Citadel Communications has engaged the services of Innisfree M&A Inc. to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by Citadel Communications, Innisfree agreed to provide solicitation services with respect to banks, brokers, institutional investors and individual stockholders. Citadel Communications has agreed to pay Innisfree a fee of $8,500 and to reimburse its reasonable out-of-pocket expenses and to indemnify it against certain liabilities and expenses, including liabilities and expenses under federal securities laws. In addition to the solicitation of proxies by mail, some of Citadel Communications' directors, officers and employees may solicit proxies by telephone, facsimile and personal contact, without separate compensation for those activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of common stock, and these persons will be reimbursed for their reasonable out-of-pocket expenses.


     The grant of a proxy on the enclosed form does not preclude a stockholder from attending the annual meeting and voting in person. A stockholder may revoke his or her proxy at any time before it is voted at the annual meeting. A stockholder of record may revoke a proxy by:

     - delivering to the Secretary of Citadel Communications, before the vote is taken at the annual meeting, a written notice of revocation bearing a later date than the proxy; or

     - duly executing a later dated proxy relating to the same shares of common stock and delivering it to the Secretary of Citadel Communications before the vote is taken at the annual meeting.


     Attendance at the annual meeting will not in and of itself constitute a revocation of a proxy. If you desire to vote at the annual meeting, you must revoke any proxy you have given prior to the vote at the annual meeting. Any written notice of revocation or subsequent proxy should be sent to the Secretary of Citadel Communications at City Center West, Suite 400, 7201 West Lake Mead Boulevard, Las Vegas, Nevada 89128 or hand delivered to the Secretary of Citadel Communications before the vote is taken at the annual meeting. Stockholders whose shares are held in "street name" by a broker and who have instructed the broker to vote the shares must follow the directions received from the broker as to how to change their vote. Stockholders whose shares are held by the Citadel Broadcasting Company 401(k) Retirement Savings Plan and who have instructed the plan trustee to vote the shares must follow the directions received from Citadel Communications' transfer agent as to how to change their vote. Such stockholders also may call the customer service office of the transfer agent at (781) 575-3120 for further information on changing their vote.


     A stockholder may, with respect to the election of directors:

     - vote "FOR" the election of all six nominees named herein;

     - "WITHHOLD AUTHORITY" to vote for all such director nominees; or

     - vote "FOR" the election of all such director nominees other than any nominee or nominees with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy card.

     A stockholder may, with respect to each other matter specified in the notice of the annual meeting:

     - vote "FOR" the matter;

     - vote "AGAINST" the matter; or

     - "ABSTAIN" from voting on the matter.


     All valid proxies will be voted at the annual meeting in accordance with the instructions given. If no instructions are given, the shares represented by the proxy will be voted at the annual meeting FOR approval of the merger agreement, FOR the election of all nominees named in this proxy statement to the Board of Directors or for a substitute nominee if any of the nominees named in this proxy statement becomes unable or unwilling to serve, and FOR the proposal to ratify the appointment of KPMG LLP as Citadel Communications' independent public accountants. Stockholders whose shares are held in "street name" and who wish to vote in person at the annual meeting must first obtain a legal proxy from their broker. Stockholders whose shares are held by the Citadel Broadcasting Company 401(k) Retirement Savings Plan and who wish to vote in person at the annual meeting must first call EquiServe, Citadel Communications' transfer agent, for instructions on how to obtain a legal proxy at (781) 575-3120.


     PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, STOCKHOLDERS WILL BE SENT INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING EXISTING STOCK CERTIFICATES FOR THE $26.00 PER SHARE CASH PAYMENT.

                  APPROVAL OF THE AGREEMENT AND PLAN OF MERGER
                    (PROPOSAL 1 ON THE ENCLOSED PROXY CARD)


     The members of the Board of Directors of Citadel Communications have approved the Agreement and Plan of Merger by and between Citadel Communications and FLCC Holdings dated January 15, 2001 (hereinafter referred to, together with the amendment thereto, as the merger agreement), a copy of which is attached to this proxy statement as Annex A, and have approved an amendment to the merger agreement dated as of March 13, 2001, a copy of which is attached to this proxy statement as Annex A-1. The Board of Directors recommends the approval of the merger agreement by the stockholders.


     The members of the Board of Directors believe that the proposed merger is fair to and in the best interests of Citadel Communications. Pursuant to the merger, each issued and outstanding share of Citadel Communications' common stock will be canceled and converted automatically into the right to receive $26.00 in cash, without interest or any other payment. See the discussion below under the heading "The Merger Agreement And Related Documents" and the subheading "Payment for Shares of Citadel Communications' Common Stock."


     All members of the Board of Directors of Citadel Communications have indicated that they intend to vote all shares of Citadel Communications' common stock that they have the power to vote in favor of or against the proposal to approve the merger agreement in the same proportion as those shares voted by stockholders who are not directors of Citadel Communications. Each executive officer of Citadel Communications who does not also serve as a director, has indicated that he or she intends to vote all shares of Citadel Communications' common stock that he or she has the power to vote in favor of the proposal to approve the merger agreement.

PARTIES TO THE MERGER

     CITADEL COMMUNICATIONS

     Citadel Communications, through its subsidiary, Citadel Broadcasting, is a radio broadcaster in the United States that focuses primarily on acquiring, developing and operating radio stations in mid-sized markets. Upon completion of currently pending transactions, Citadel Communications will own or operate 143 FM and 66 AM radio stations in 43 markets, including clusters of four or more stations in 33 markets, and sell advertising in the United States for one Canadian FM radio station. Citadel Communications' primary strategy is to secure and maintain a leadership position in the markets it serves and to expand into additional markets where management believes a leadership position can be obtained. Upon entering a market, Citadel Communications seeks to acquire stations which, when integrated with its existing operations, allow it to reach a wider range of demographic groups that appeal to advertisers, increase revenue and achieve substantial cost savings. Citadel Communications' portfolio of radio stations is diversified in terms of format, target demographics and geographic location. Because of the size of its portfolio and its individual radio station groups, management believes Citadel Communications is not unduly reliant upon the performance of any single station. Management also believes that the diversity of Citadel Communications' portfolio of radio stations helps insulate it from downturns in specific markets and changes in format preferences. The mailing address, principal office and telephone number of Citadel Communications is City Center West, Suite 400, 7201 West Lake Mead Boulevard, Las Vegas, Nevada 89128, (702) 804-5200.

     FORSTMANN LITTLE, FLCC HOLDINGS, FLCC ACQUISITION AND AFFILIATES

     FLC XXXI Partnership, L.P. is a New York limited partnership doing business as Forstmann Little & Co. (hereinafter referred to as Forstmann Little). Forstmann Little is a private investment partnership that through affiliates has acquired or made significant equity investments in 28 companies. Forstmann Little will acquire Citadel Communications through its affiliates, FLCC Holdings and FLCC Acquisition, described below. The general partners of Forstmann Little are FLC XXIX Partnership, L.P. and FLC XXXIII Partnership, L.P., both New York limited partnerships. The general partners of FLC XXIX Partnership are Theodore
J. Forstmann, the estate of Nicholas C. Forstmann, Sandra J. Horbach, Tywana LLC (a North Carolina limited liability company), Erskine B. Bowles, Thomas H. Lister, Winston W. Hutchins and Jamie C. Nicholls. The general partners of FLC XXXIII Partnership are Theodore J. Forstmann, the estate of Nicholas C. Forstmann, Sandra J. Horbach, Tywana LLC, Erskine B. Bowles, Thomas H. Lister, Winston W. Hutchins and Jamie C. Nicholls. The general manager of Tywana LLC is Erskine B. Bowles.

     Forstmann Little & Co. Equity Partnership-VI, L.P. and Forstmann Little & Co. Equity Partnership-VII, L.P. (hereinafter referred to collectively as FL Equity Partnerships) are both Delaware limited partnerships. The general partner of each is FLC XXXII Partnership, L.P., a New York limited partnership. The general partners of FLC XXXII Partnership are Theodore J. Forstmann, the estate of Nicholas C. Forstmann, Sandra J. Horbach, Tywana LLC, Erskine B. Bowles, Thomas H. Lister, Winston W. Hutchins and Jamie C. Nicholls.

     FLC XXXIII Partnership is the general partner of both Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P. (hereinafter referred to collectively as FL MBO Partnerships) which are both Delaware limited partnerships formed to provide the subordinated debt financing and a portion of the equity financing required in some transactions in which FL Equity Partnerships participate. FLCC Holdings, FLCC Acquisition and all of the entities and individuals identified above are collectively referred to herein as the FL Parties. The mailing address, principal office and telephone number for each FL Party, other than Tywana LLC, is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153, (212) 355-5656. The mailing address, principal office and telephone number for Tywana LLC is 201 North Tryon Street, Suite 2450, Charlotte, N.C. 28202, (704) 372-2040.

     FLCC Holdings is a Delaware corporation, and FLCC Acquisition is a Nevada corporation, each newly formed by Forstmann Little for the purpose of effecting the merger. The mailing address and telephone number for FLCC Holdings and FLCC Acquisition is c/o Forstmann Little & Co., 767 Fifth Avenue, New

York, New York 10153, (212) 355-5656. Upon the consummation of the merger, FL Equity Partnerships and FL MBO Partnerships will hold all of the equity interests in FLCC Holdings. FLCC Holdings owns all the outstanding capital stock of FLCC Acquisition. It is not anticipated that, prior to the consummation of the merger, FLCC Holdings or FLCC Acquisition will have any significant assets or liabilities or will engage in any activities other than those relating to the merger and the financing of the merger.

     ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT CONCERNING THE FL PARTIES HAS BEEN SUPPLIED BY FORSTMANN LITTLE AND HAS NOT BEEN INDEPENDENTLY VERIFIED BY CITADEL COMMUNICATIONS.

PRIOR TRANSACTIONS AMONG THE PARTIES

     Except as set forth in this proxy statement:

     - prior to the commencement of the discussions which led to the execution of the merger agreement, there had been no negotiations, transactions or material contacts between Citadel Communications or any of its affiliates on the one hand and any of the FL Parties nor, to the best knowledge of any of the foregoing, any of the directors, executive officers, controlling persons or subsidiaries of any of the foregoing, on the other hand; and

     - there are no present or proposed material agreements, arrangements, understandings or relationships between Citadel Communications, any of its executive officers, directors, controlling persons, or subsidiaries on the one hand and any of the FL Parties nor, to the best knowledge of any of the foregoing, any of the executive officers, directors, controlling persons or subsidiaries of any of the foregoing, on the other hand.

BACKGROUND OF THE MERGER

     In early October 2000, Forstmann Little initiated a broad review of publicly available information concerning the radio industry, including a review of publicly available information on Citadel Communications. During the course of such review, representatives of Forstmann Little met with a representative of Credit Suisse First Boston Corporation, Citadel Communications' regular investment banker, to discuss the radio broadcasting business in general. Subsequently, Forstmann Little expressed interest in Citadel Communications, and a representative of Credit Suisse First Boston introduced Sandra Horbach, a General Partner of Forstmann Little, to Lawrence Wilson, Citadel Communications' Chief Executive Officer, Chairman and President, in an informal social setting in New York on October 17, 2000. Following his introduction to Ms. Horbach, Mr. Wilson learned from the representative of Credit Suisse First Boston that Ms. Horbach was one of the principals of Forstmann Little and that Forstmann Little might be a potential source of capital for Citadel Communications.

     Several days later, Ms. Horbach and Mr. Wilson discussed via telephone a range of potential capital alternatives related to Citadel Communications' acquisition strategy. Ms. Horbach and Mr. Wilson agreed to continue exploring these alternatives. On October 23, 2000, Forstmann Little entered into a Confidentiality Agreement with Citadel Communications, and on October 26, 2000, Citadel Communications furnished to Forstmann Little some non-public information about Citadel Communications under the terms of the Confidentiality Agreement.

     On November 1, 2000, Ms. Horbach, an additional partner and an associate of Forstmann Little met in Las Vegas, Nevada with Mr. Wilson, Donna Heffner, Executive Vice President, Chief Financial Officer and Secretary of Citadel Communications, and D. Robert Proffitt, Executive Vice President of Citadel Communications, along with a representative of Credit Suisse First Boston, to discuss the business, strategies and prospects of Citadel Communications. Shortly thereafter, Forstmann Little requested additional non-public information concerning Citadel Communications. Citadel Communications supplied the additional information in early December 2000, and Forstmann Little, Citadel Communications and Credit Suisse First Boston thereafter conducted a series of telephone conversations regarding the information provided as well as additional information requested by Forstmann Little. Throughout the remainder of the month of December,

Forstmann Little held a number of discussions with Credit Suisse First Boston regarding Citadel Communications and a potential transaction between Forstmann Little and Citadel Communications.

     In the evening of December 20, 2000, Theodore Forstmann, Senior Partner of Forstmann Little, met Mr. Wilson in Las Vegas. Mr. Forstmann and Mr. Wilson discussed the history, business, strategies and prospects of Citadel Communications, as well as the history and attributes of Forstmann Little. On December 21, 2000, Ms. Horbach and Mr. Wilson spoke via telephone and agreed that Mr. Forstmann and other representatives of Forstmann Little would meet with Citadel Communications' management on January 8, 2001, in order to conduct business due diligence.

     Prior to January 8, 2001, Forstmann Little submitted an information request list which included proposed topics for business due diligence. From January 8 through the afternoon of January 9, 2001, representatives of Forstmann Little met with Mr. Wilson, Mr. Proffitt, Ms. Heffner and Thomas Doyle, Citadel Communications' Financial Analyst, along with representatives of Credit Suisse First Boston, at Citadel Communications' offices in Las Vegas, and conducted an in-depth review of Citadel Communications' business, strategies and prospects. Mr. Forstmann advised Mr. Wilson that Forstmann Little was interested in continuing to pursue its review of Citadel Communications and to investigate a potential investment, but needed several days to determine its proposal.

     On the morning of Friday, January 12, 2001, Mr. Forstmann and Mr. Wilson met for breakfast in Los Angeles. Mr. Forstmann set forth a proposal to Mr. Wilson pursuant to which Forstmann Little would agree to acquire Citadel Communications at a price of $22.00 per share in cash, subject to the satisfactory completion of due diligence and the negotiation of a definitive agreement. After Mr. Wilson expressed his disappointment at this proposal, Mr. Forstmann increased the proposed price to $23.00 per share. Mr. Wilson advised Mr. Forstmann that he believed that price to be inadequate and stated that he wanted to consider and discuss Citadel Communications' position with Citadel Communications' Board of Directors. In a telephone conversation later that day, Messrs. Wilson and Forstmann discussed their mutual concerns regarding leaks of information about their negotiations. Mr. Forstmann noted that the financial markets would be closed Monday, January 15, and stated that Forstmann Little was prepared, even with the price term unsettled, immediately to commence legal and accounting due diligence and preparation of merger documents toward the end that the parties, if able to agree on price and other terms, could complete and announce the transaction prior to the opening of the financial markets on January 16.

     In a telephonic meeting held in the late afternoon of January 12, the Board of Directors of Citadel Communications discussed the background and status of the Forstmann Little proposal. Following this meeting, Mr. Wilson confirmed to Mr. Forstmann by telephone Citadel Communications' position that the $23.00 per share price was inadequate, but that it was prepared to facilitate Forstmann Little's due diligence activities while the price discussions continued. Shortly thereafter, representatives of Forstmann Little, Citadel Communications, Forstmann Little's outside legal advisor, Fried, Frank, Harris, Shriver & Jacobson, and Citadel Communications' outside legal advisor, Eckert Seamans Cherin & Mellott, LLC, participated in a telephonic conference call during which they discussed the timing and arrangements for due diligence and the commencement of preparation of definitive transaction documents.

     On January 13, 2001, while Forstmann Little and its legal and financial advisors undertook additional legal, accounting and business due diligence regarding Citadel Communications in Washington, D.C., Las Vegas, Nevada, and Pittsburgh, Pennsylvania, Mr. Wilson telephoned Mr. Forstmann and proposed a price of $28.00 per share. Mr. Forstmann vigorously rejected Mr. Wilson's proposal and counter-proposed a price of $25.00 per share. Mr. Wilson responded that Citadel Communications was unwilling to proceed at a price less than $26.00 per share, and Mr. Forstmann stated that he needed at that point to consult with his partners. Mr. Forstmann later called back and advised Mr. Wilson that Forstmann Little was willing to propose a price of $26.00 per share, subject to the completion of Forstmann Little's due diligence. Mr. Wilson agreed that, on the basis of that proposal, Citadel Communications would continue to coordinate due diligence activities and negotiation of definitive merger documents with Forstmann Little's representatives, arrange a meeting of Citadel Communications' Board of Directors for presentation of the proposal and request Credit Suisse First

Boston to undertake a study as to the fairness, from a financial point of view, of the proposed merger consideration.

     Subsequently, in a telephonic meeting of the Board of Directors of Citadel Communications on January 13, 2001, Mr. Wilson updated the Board of Directors regarding the negotiations, and the Board of Directors tentatively agreed to convene in Las Vegas on January 15, 2001 for a presentation of the proposed transaction.

     In the early evening of January 13, 2001, Fried Frank delivered to Eckert Seamans and Citadel Communications a draft merger agreement. The draft merger agreement provided, among other things, that Citadel Communications pay, in the event of certain circumstances following a termination of the agreement, a break-up fee of approximately 4.5% of the aggregate merger consideration, as well as all expenses incurred by Forstmann Little in connection with the merger agreement and the transactions contemplated thereby.

     On January 14, 2001, while Forstmann Little and its legal and financial advisors continued to conduct legal, accounting and business due diligence, Forstmann Little, Citadel Communications and their respective legal advisors participated in several telephonic conference calls to negotiate the terms of the merger agreement and related documentation. The parties held extensive discussions with respect to the amount and terms of a break-up fee and transaction expenses. During these discussions, Citadel Communications proposed a break-up fee of 1% of the aggregate merger consideration and proposed that the break-up fee be payable in circumstances more limited than those proposed by Forstmann Little. Citadel Communications also proposed that it not pay any of Forstmann Little's transaction expenses.

     On the afternoon of January 14, 2001, Mr. Wilson and a representative of Eckert Seamans participated in a telephonic conference with Ted L. Snider, Sr., a director of Citadel Communications, who was travelling abroad and who was unable to participate in the telephonic meetings of the Board of Directors on January 12 and 13. During the telephonic conference, Mr. Wilson discussed the terms of the proposed merger with Mr. Snider, and Mr. Snider expressed his belief that Citadel Communications should pursue the proposed transaction.

     On January 15, 2001, Forstmann Little and its legal and financial advisors completed their due diligence process. Simultaneously, Forstmann Little, Citadel Communications and their respective legal advisors continued to negotiate the terms of the merger agreement and related documentation. During these discussions, Forstmann Little responded to Citadel Communications' proposals of January 14, 2001 with a proposal that the break-up fee be set at 2.5% of the aggregate merger consideration and that a cap of 1% of the aggregate merger consideration be set on Forstmann Little's aggregate transaction expenses to be reimbursed by Citadel Communications.

     Discussions on the terms of the merger agreement and related documentation continued through the middle of the afternoon of January 15, 2001. During these negotiations, the parties agreed that the break-up fee would be set at $20 million (or approximately 2% of the aggregate merger consideration) and that up to $10 million (or approximately 1% of the merger consideration) of Forstmann Little's transaction expenses would be payable by Citadel Communications under a more limited set of circumstances than that originally proposed by Forstmann Little. By the middle of the afternoon, the parties had finalized the principal terms of the merger agreement and related agreements. Forstmann Little also provided to representatives of Citadel Communications a commitment from J.P. Morgan Chase & Co. to provide a portion of the financing for the proposed transaction. See the discussion below under the heading "Financing of the Merger."

     In the late afternoon of January 15, 2001, the Board of Directors of Citadel Communications held a special meeting to consider the proposed transaction. All of the directors were present with the exception of Ted L. Snider, Sr. At the meeting, Mr. Wilson and other members of Citadel Communications' management reviewed the transaction with the Board of Directors, including the principal financial and other terms of the proposed transaction. A representative from Eckert Seamans outlined the directors' legal duties and responsibilities in connection with considering the merger and discussed the principal terms of the merger agreement and related documentation. Representatives of Credit Suisse First Boston presented to the Board of Directors its analysis of the financial aspects of the proposed merger. Credit Suisse First Boston then delivered its opinion to the Board of Directors to the effect that, as of that date and based upon and subject to the matters stated in its written opinion, the $26.00 per share merger consideration was fair to holders of Citadel Communications' common stock from a financial point of view. See the discussion below under the heading "Opinion of Financial Advisor to Citadel Communications."

     After the presentation from Credit Suisse First Boston, and after discussion of such matters as the members of the Board of Directors deemed relevant, the members of the Board of Directors present at the meeting unanimously:

     - determined that the merger agreement and the transactions contemplated thereby were fair to and in the best interests of Citadel Communications;

     - approved the merger agreement and the transactions contemplated thereby;

     - authorized the execution and delivery of the merger agreement;

     - resolved to recommend the approval of the merger agreement to the stockholders of Citadel Communications; and

     - set April 26, 2001, as the date on which the annual meeting of Citadel Communications' stockholders would be held to vote upon the merger agreement, and March 19, 2001, as the record date for determination of the stockholders entitled to vote at such stockholders' meeting.

     After negotiation of the final terms of the merger agreement and related agreements, representatives of Forstmann Little and representatives of Citadel Communications signed the agreements in the early morning of January 16, 2001.

     Later in the morning of January 16, 2001, and prior to the opening of the U.S. financial markets, Forstmann Little and Citadel Communications issued a joint press release announcing the execution of the merger agreement.


     During the time that Citadel Communications was negotiating with Forstmann Little and during the period from the announcement of the merger agreement to the date this proxy statement was filed, no third party made an offer to acquire Citadel Communication or expressed serious interest in acquiring Citadel Communications.



     Effective as of January 16, 2001, FLCC Acquisition joined as a party to the merger agreement.



     On March 13, 2001, the parties entered into an amendment to the merger agreement which extended the time period during which Citadel Communications could accept a superior proposal from March 17, 2001 until April 26, 2001.


REASONS FOR THE MERGER; RECOMMENDATION OF CITADEL COMMUNICATIONS' BOARD OF DIRECTORS

     The Board of Directors of Citadel Communications believes that the merger is fair to and in the best interests of Citadel Communications. On January 15, 2001, the Board of Directors approved the merger agreement and recommended the approval of the merger agreement by the stockholders of Citadel Communications. In reaching this decision, the Board of Directors consulted with Citadel Communications' management and with Citadel Communications' outside financial and legal advisors and considered a variety of factors, including the following material factors:

     - the merger consideration of $26.00 in cash per share of Citadel Communications' common stock represented a premium of approximately 49% over the closing price per share of Citadel Communications' common stock at the close of business on January 12, 2001, the last trading day prior to the public disclosure that Citadel Communications and FLCC Holdings had entered into the merger agreement; a premium of approximately 67% over the average closing price per share of Citadel Communications' common stock over the five preceding trading days ending on January 12, 2001; and a premium of approximately 101% over the average closing price per share of Citadel Communications' common stock over the twenty preceding trading days ending on January 12, 2001;

     - the oral presentation by Credit Suisse First Boston, its financial analysis and its opinion dated January 15, 2001 to the effect that, as of the date of the opinion and based upon and subject to the matters stated in its opinion, the $26.00 per share merger consideration was fair to the holders of Citadel Communications' common stock from a financial point of view;


     - the Board of Directors' independent conclusion, based upon Credit Suisse First Boston's financial analysis, that while the $26.00 per share merger consideration fell at the low-end of the implied per share value reference range of the discounted cash flow analysis, it exceeded the implied per share value reference range of the comparable companies analysis and fell comfortably within the reference range of the comparable acquisitions analysis and thus was fair to Citadel Communications in light of Credit Suisse First Boston's analysis as a whole;


     - the $26.00 per share merger consideration to be received by holders of Citadel Communications' common stock under the merger agreement compared favorably to the consideration received by stockholders of other companies in a number of comparable transactions based on the comparable acquisition analysis reviewed with the Board of Directors by Credit Suisse First Boston;

     - Citadel Communications' stockholders will receive cash for their shares of Citadel Communications' common stock under the terms of the merger agreement, which provides certainty of value to Citadel Communications' stockholders in a time period which has been characterized by a high degree of volatility and adversity in the radio broadcasting industry and in the prices of stock of public companies in the industry;

     - historical information concerning Citadel Communications' financial performance and condition, operations, and management;

     - Citadel Communications' management's view of the financial condition, competitive position in the radio broadcasting industry, prospects, and results of operations of Citadel Communications before and after the expected closing date of the merger;

     - the historical trading prices and volumes of Citadel Communications' common stock;


     - the difficulty Citadel Communications would face in obtaining capital necessary for future growth as an independent public company given Citadel Communications' current high level of debt and Citadel Communications management's conclusion, following discussions with investment bankers and private investment firms in the fourth quarter of 2000, that Citadel Communications would be able to obtain additional capital to further implement its acquisition strategy only on terms unfavorable to Citadel Communications and only with significant dilution to the current stockholders of Citadel Communications;



     - the belief that Citadel Communications would be in a better position to obtain additional capital for future growth as a private company controlled by Forstmann Little;


     - the likelihood that the merger would not result in significant dislocation of employees of Citadel Communications;


     - the unlikely prospect that Citadel Communications could continue to operate as an independent public company and achieve a present value greater than the $26.00 per share merger consideration, particularly in light of Citadel Communications' highly leveraged position and the likelihood that Citadel Communications could continue its growth strategy only by obtaining private equity financing that would result in significant dilution to current stockholders;


     - the belief that the terms of the merger agreement were reasonable;

     - the high likelihood that the merger will be consummated, particularly in light of Forstmann Little's ability to finance the merger, the lack of any financing condition in the merger agreement and the ability of FLCC Holdings to terminate the merger agreement only in limited circumstances;

     - the high likelihood that regulatory approval will be obtained, particularly in light of the provisions of the merger agreement regarding Forstmann Little's and Citadel Communications' obligations to pursue necessary regulatory approvals;

     - Citadel Communications' ability under the merger agreement, subject to certain conditions, to negotiate with any third party who presents an unsolicited superior proposal with respect to the acquisition of Citadel Communications;

     - Citadel Communications' ability under the merger agreement, subject to certain restrictions, to accept a superior proposal and terminate the merger upon payment of a $20 million termination fee and up to $10 million for certain out-of-pocket expenses incurred by Forstmann Little; and

     - the Board of Directors' conclusion that the size of the termination fee, and the circumstances when the fee is payable, were reasonable in light of the benefits of the merger.

     The Board of Directors of Citadel Communications also considered a variety of risks, and possible negative factors, in deliberations considering the merger. In particular, the Board of Directors considered the following factors and risks:

     - the $26.00 per share price was significantly below the 52-week market high for Citadel Communications' common stock (the 52-week market high was $56.125 on January 24, 2000);

     - the Board of Directors did not actively solicit competing proposals with respect to the acquisition of Citadel Communications based upon its belief that it was unlikely that a proposal equal to or superior to the transaction contemplated by the merger agreement would have been made and the potential adverse impact of delaying the proposed transaction to solicit competing proposals on the likelihood of consummating a transaction on terms as favorable as those offered by Forstmann Little;

     - the terms of the merger agreement prohibit Citadel Communications from soliciting other proposals and require Citadel Communications to pay Forstmann Little a termination fee of $20 million plus up to $10 million for certain out-of-pocket expenses if Citadel Communications terminates the merger agreement to accept a superior proposal, which may deter others from proposing an alternative transaction that may be more advantageous to Citadel Communications' stockholders;

     - the risk that the merger might not be consummated; and

     - the fact that an all cash transaction would be taxable to Citadel Communications' stockholders for U.S. federal income tax purposes.

     In addition, the Board of Directors of Citadel Communications considered the interests of certain directors and executive officers that are different from, or in addition to, the interest of Citadel Communications' stockholders generally, as described under the heading "Interests of Certain Persons in the Merger" below.


     In arriving at its belief that it was unlikely that an acquisition proposal equal to or superior to the transaction contemplated by the merger agreement would emerge, the Board conducted a thorough analysis of potential strategic buyers operating in the radio broadcasting industry and concluded that a variety of impediments ranging from FCC license transfer concerns and a lack of interest in mid-sized markets by some operators to leverage and other financing concerns would likely preclude such a proposal by a radio operator in the foreseeable future. The Board also considered the likelihood, under current market conditions, of another financial buyer being able to finance an acquisition for cash of Citadel Communications. Based upon management's discussions with investment banks and other private investment firms, the Board believed that Forstmann Little's proposal was very favorable to Citadel Communications in that it was not subject to any financing contingencies and that few, if any, financial buyers could offer an acquisition proposal equal to or superior to the transaction contemplated by the merger agreement.


     The above discussion concerning the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Board of Directors in making its determination. Under Nevada Revised Statutes sec.78.138, in determining the interests of the corporation, directors may consider, among other things, the interests of employees, suppliers, creditors and customers of the corporation as well as the long-term and short-term interests of the corporation and its stockholders. As discussed above, the Board of Directors of Citadel Communications considered the interests of stockholders in determining to approve and recommend the merger agreement to Citadel Communications' stockholders. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the proposed merger, the Board of Directors did not quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determination. In addition, individual directors may have considered individual factors to have different relative importance. The Board of Directors considered all of the factors as a whole and considered the factors in their totality to be favorable and to support the decision to approve the merger agreement and to recommend that Citadel Communications' stockholders approve the merger agreement. The Board of Directors relied on the experience and expertise of Credit Suisse First Boston, its financial advisor, for quantitative analysis of the financial terms of the merger.

OPINION OF FINANCIAL ADVISOR TO CITADEL COMMUNICATIONS

     Credit Suisse First Boston has acted as exclusive financial advisor to Citadel Communications in connection with the merger. Citadel Communications selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise, reputation and familiarity with Citadel Communications' business. See the discussion below under the heading "Other Relationships." Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, Citadel Communications requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Citadel Communications' common stock of the consideration to be received by such holders in the merger. On January 15, 2001, at a meeting of the Board of Directors of Citadel Communications held to evaluate the merger, Credit Suisse First Boston rendered its written opinion, dated the date of the meeting, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received by the holders of common stock of Citadel Communications in the merger was fair to such stockholders from a financial point of view.

     THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION, DATED JANUARY 15, 2001, TO CITADEL COMMUNICATIONS' BOARD OF DIRECTORS, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTION MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT. HOLDERS OF CITADEL COMMUNICATIONS' COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO CITADEL COMMUNICATIONS' BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER. THE SUMMARY OF CREDIT SUISSE FIRST BOSTON'S OPINION IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     Citadel Communications and Forstmann Little determined the consideration to be received by the holders of Citadel Communications common stock in arm's length negotiations between Citadel Communications and Forstmann Little, in which Credit Suisse First Boston advised Citadel Communications.

     In arriving at its opinion, Credit Suisse First Boston:

     - reviewed the merger agreement;


     - reviewed certain publicly available business and financial information relating to Citadel Communications including, without limitation, financial information publicly filed with the Securities and Exchange Commission by Citadel Communications;

     - reviewed certain other information relating to Citadel Communications, including financial forecasts, that were provided to or discussed with Credit Suisse First Boston by Citadel Communications and met with Citadel Communications' management to discuss the business and prospects of Citadel Communications;

     - considered financial and stock market data of Citadel Communications and compared that data with similar data for other publicly held companies in businesses which it deemed similar to those of Citadel Communications;

     - considered, to the extent publicly available, the financial terms of certain other business combinations and other business transactions that have recently been effected; and

     - considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston was advised and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Citadel Communications' management as to the future financial performance of Citadel Communications. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Citadel Communications, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals.

     Credit Suisse First Boston's opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Citadel Communications. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

     In preparing its opinion to Citadel Communications' Board of Directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Citadel Communications. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Citadel Communications or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by Citadel Communications' Board of Directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Citadel Communications' Board of Directors or management with respect to the merger or the consideration provided.

     The following is a summary of the material analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion and reviewed with Citadel Communications' Board of Directors on January 15, 2001. The financial analyses summarized below include information presented in tabular format. IN ORDER TO FULLY UNDERSTAND CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES.

     Comparable Companies Analysis. Credit Suisse First Boston compared financial, operating and stock market data of Citadel Communications to corresponding data of the following publicly traded radio broadcasting companies:

     - Emmis Communications Corporation

     - Beasley Broadcasting Group Inc.

     - Saga Communications Inc.

     - Cumulus Media Inc.

     - Clear Channel Communications Inc.

     - Infinity Broadcasting Corporation

     - Entercom Communications Corporation

     - Cox Radio Inc.

     - Hispanic Broadcasting Corporation

     - Radio One Inc.

     Credit Suisse First Boston focused primarily on Emmis Communications Corporation, Beasley Broadcasting Group Inc., Saga Communications Inc. and Cumulus Media Inc. because these companies exhibited some combination of the following characteristics similar to Citadel Communications: a predominantly middle market focus, leverage and slower recent net revenue and cash flow growth.

     Credit Suisse First Boston compared adjusted market value (enterprise value), calculated as equity value (using January 12, 2001 stock prices) plus net debt and preferred stock less cash as a multiple of calendar year 2000 and 2001 estimated broadcast cash flow ("BCF", defined as station operating income excluding depreciation, amortization, corporate, general and administrative expenses, nonrecurring items and other non-cash charges) and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Credit Suisse First Boston then applied a range of selected multiples derived from the more comparable companies (as detailed above) of estimated BCF and EBITDA for calendar years 2000 and 2001 to the corresponding data of Citadel Communications. The estimated financial data for the comparable companies were based on publicly available research analysts' estimates and the estimated financial data for Citadel Communications were based on internal estimates of Citadel Communications' management. This analysis indicated the following mean and median implied multiples for the selected companies as compared to the implied multiples for Citadel Communications.

     The following chart depicts the trading multiples of Citadel Communications and selected companies on the last trading day prior to the announcement of the transaction:

                                                                 ENTERPRISE VALUE TO:
                                                       ----------------------------------------
                                                                                2000      2001
                                                       2000 BCF    2001 BCF    EBITDA    EBITDA
                                                       --------    --------    ------    ------
Citadel Communications.......................           12.7x       11.1x      13.7x     12.0x
Selected Companies...........................  Mean     12.0x       10.5x      14.4x     12.1x
                                               Median    12.5        10.6       14.2      12.6

     This analysis indicated an implied Citadel Communications per share value going concern public market reference range of $13.53 to $19.11.

     Comparable Acquisitions Analysis. Credit Suisse First Boston focused its analysis on the transaction multiples paid in three merger and acquisition transactions in the radio broadcasting industry (Capstar Broadcasting Corporation's acquisition of SFX Broadcasting Inc.; Chancellor Media Corporation's acquisition of Capstar Broadcasting Corporation; and Clear Channel Communications Inc.'s acquisition of Jacor Communications Inc.) which Credit Suisse First Boston considered to be most comparable because these acquisitions had a predominantly middle market focus and involved public companies which had a large portfolio of stations, had significant leverage and had aggressively pursued consolidation.

     In its analysis, Credit Suisse First Boston compared enterprise values in the selected transaction as a multiple of estimated 2001 BCF and premiums paid to prior stock price-one day, one week and one month prior to the date the transaction was announced. This analysis indicated an implied valuation range of 13.0x to 14.5x Enterprise Value to estimated 2001 or one year "forward" BCF. This analysis indicated an implied Citadel Communications per share value reference range of $24.68 to $30.26.

     Discounted Cash Flow Analysis. Credit Suisse First Boston considered the present value of the stand-alone, unlevered, after-tax free broadcast cash flows that Citadel Communications could produce over calendar years 2001 through 2005, based on financial projections provided to Credit Suisse First Boston by the management of Citadel Communications. Ranges of estimated terminal values were calculated by multiplying 2006 BCF for Citadel Communications by one year forward BCF multiples ranging from 10.5x to 11.5x. The unlevered BCFs and terminal values were then discounted to present value using discount rates of 9.5% to 10.5%. This analysis indicated an implied Citadel Communications per share value reference range of $25.15 to $31.19.

     Other Factors. In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

     - the historical stock prices and trading characteristics of the Citadel Communications' common stock; and

     - selected research analysts' reports for Citadel Communications.

     Miscellaneous. Citadel Communications has agreed to pay Credit Suisse First Boston for its financial advisory services a transaction fee of 0.50% of the total fair market value, at the time of the closing of the merger, of all consideration, including cash, securities, property, all debt remaining on Citadel Communications' financial statements at closing and other debt and obligations assumed by FLCC Holdings and any other form of consideration to be received by Citadel Communications or the stockholders of Citadel Communications in the merger, subject to a minimum announcement fee of $1 million. The payment of the transaction fee is contingent upon the consummation of the merger or any other form of disposition that results in the effective sale of the principal business and operations of Citadel Communications. Based upon financial information of Citadel Communications and giving effect to the merger as presently contemplated, Credit Suisse First Boston will be entitled to a total fee of approximately $10 million. Citadel Communications also has agreed to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Other Relationships. In the past, Credit Suisse First Boston and its affiliates have provided financial services to Citadel Communications, Citadel Broadcasting and certain affiliates of Forstmann Little, for which Credit Suisse First Boston and its affiliates have received customary compensation. Specifically, Credit Suisse

First Boston is the lead arranger, administrative agent and collateral agent under Citadel Broadcasting's current credit facility, and, in June 1999 and February 2000, Credit Suisse First Boston acted as lead underwriter of Citadel Communications' public offerings of common stock. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Citadel Communications and certain affiliates of Forstmann Little for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors to vote FOR the approval of the merger agreement, Citadel Communications' stockholders should be aware that certain of the officers and directors of Citadel Communications have interests in the merger that may be different from, or in addition to, the interests of other stockholders of Citadel Communications generally. These interests may create conflicts of interest. These interests, summarized below, generally relate to:

     - provisions in the merger agreement regarding (a) the cashout and/or cancellation of options held by Citadel Communications' officers and directors and (b) the continuation of employment of Citadel Communications' officers after completion of the merger; and

     - provisions in some officers' employment agreements regarding severance payments upon termination of employment following completion of the merger.

     The Board of Directors was aware of these interests and considered them among the other matters described above under the heading "Reasons for the Merger; Recommendation of Citadel Communications' Board of Directors."


     Stock Holdings. As of March 12, 2001, directors and executive officers of Citadel Communications beneficially owned approximately 2,397,575 shares of Citadel Communications' common stock in the aggregate, representing approximately 6.5% of the total voting power of Citadel Communications' common stock outstanding on that date. This calculation of beneficial ownership does not include any shares subject to exercisable stock options held by the directors and executive officers of Citadel Communications. See the discussion in the Security Ownership of Certain Beneficial Owners and Management section of this proxy statement. Upon completion of the merger, all stockholders of Citadel Communications, including the directors and officers, will receive the $26.00 per share merger consideration for each share of Citadel Communications' common stock that they own.


     In connection with the closing of the merger, Lawrence R. Wilson, Citadel Communications' Chairman, President and Chief Executive Officer, will receive approximately $49.1 million for the shares of Citadel Communications' common stock that he owns. This amount does not include any consideration that Mr. Wilson may receive upon the closing of the merger for the shares of Citadel Communications' common stock subject to his outstanding stock options as discussed below under the heading "Stock Options." If Citadel Communications had remained a stand-alone entity, Mr. Wilson would likely not have been able to sell or transfer his entire holdings of Citadel Communications' common stock either in the same time frame or in one transaction because of applicable sales volume restrictions of Rule 144 under the Securities Act. The following chart sets forth the amount of consideration that each executive officer, executive officers as a group, each nonemployee director and executive officers and directors as a group will receive upon completion of the merger for the shares of Citadel Communications' common stock that they own, directly or indirectly.

               SUMMARY OF MERGER CONSIDERATION TO BE RECEIVED BY
               EXECUTIVE OFFICERS AND DIRECTORS FOR SHARES OWNED


                                                                                        CONSIDERATION
                                                                                        TO BE RECEIVED
                        NAME AND                               SHARES OWNED            FOR SHARES OWNED
                   PRINCIPAL POSITION                     DIRECTLY OR INDIRECTLY    DIRECTLY OR INDIRECTLY
                   ------------------                     ----------------------    ----------------------
Lawrence R. Wilson......................................        1,887,546                $49,076,196
  Chairman, Chief Executive Officer and President
Donna L. Heffner........................................          125,051                $ 3,251,326
  Executive Vice President, Chief Financial Officer and
     Secretary
D. Robert Proffitt......................................          156,734                $ 4,075,084
  Executive Vice President
Stuart R. Stanek........................................              -0-                        -0-
  Executive Vice President
Peter J. Benedetti......................................            3,827                $    99,502
  Executive Vice President
Kenneth M. Maness.......................................           40,800                $ 1,060,800
  Executive Vice President
Wayne P. Leland.........................................            1,000                $    26,000
  Executive Vice President
Kenneth R. Benson.......................................              -0-                        -0-
  Executive Vice President
Randy L. Taylor.........................................              -0-                        -0-
  Vice President of Finance
All executive officers as a group.......................        2,214,958                $57,588,908
Robert F. Fuller........................................           65,000                $ 1,690,000
  Director
Ike Kalangis............................................            1,000                $    26,000
  Director
Robert G. Liggett, Jr...................................           68,000                $ 1,768,000
  Director
Ted L. Snider, Sr.......................................          170,330                $ 4,428,580
  Director
John E. von Schlegell...................................              -0-                $       -0-
  Director
All directors and executive officers as a group.........        2,519,288                $65,501,488



     Stock Options. In connection with the merger, directors and executive officers of Citadel Communications will receive cash consideration for the cash-out of their outstanding stock options to purchase shares of Citadel Communications' common stock. Pursuant to the merger agreement, Citadel Communications has agreed to use its reasonable best efforts to obtain the consent of each option holder to the conversion or cancellation of his or her outstanding options as follows:


     - immediately prior to the completion of the merger, each outstanding stock option with an exercise price below the $26.00 per share merger consideration will be deemed to be fully vested and converted into the right to receive the difference between the merger consideration and the applicable exercise price multiplied by the number of shares subject to such option; and


     - stock options that have an exercise price equal to or greater than the $26.00 per share merger consideration will be canceled for the nominal consideration of $10.00 in total per option holder.


To date, the following executive officers of Citadel Communications have consented to the conversion of their "in-the-money" stock options and the cancellation of their "out-of-the-money" stock options: Lawrence R.

Wilson, Chairman, President and Chief Executive Officer; Donna L. Heffner, Vice President, Chief Financial Officer and Secretary; D. Robert Proffitt, Executive Vice President; Peter J. Benedetti, Executive Vice President; Stuart R. Stanek, Executive Vice President; Kenneth H. Maness, Executive Vice President; and Wayne
P. Leland, Executive Vice President. Each non-employee director of Citadel Communications and Randy L. Taylor, Vice President of Finance, has indicated that he will provide such consent or consents prior to the completion of the merger. See the discussion below under the heading "The Merger Agreement and Related Documents" and the subheading "Treatment of Stock Options."


     Based on options outstanding on March 12, 2001, the following chart sets forth the amount of consideration that each executive officer, executive officers as a group, each non-employee director and executive officers and directors as a group will receive in connection with the merger for conversion of their in-the-money stock options and the cancellation of their out-of-the-money stock options:


               SUMMARY OF MERGER CONSIDERATION TO BE RECEIVED BY
                  EXECUTIVE OFFICERS AND DIRECTORS FOR OPTIONS


                                                                 CONSIDERATION        CONSIDERATION
                                                NUMBER OF       TO BE RECEIVED        TO BE RECEIVED
                                             SHARES SUBJECT     UPON CONVERSION    UPON CANCELLATION OF
                 NAME AND                    TO IN-THE-MONEY    OF IN-THE-MONEY      OUT-OF-THE-MONEY
            PRINCIPAL POSITION                   OPTIONS            OPTIONS              OPTIONS
            ------------------               ---------------    ---------------    --------------------
Lawrence R. Wilson.........................       663,877       $13,442,363.28             $10
  Chairman, Chief Executive Officer and
     President
Donna L. Heffner...........................       124,662       $ 2,514,295.02             $10
  Executive Vice President, Chief Financial
     Officer and Secretary
D. Robert Proffitt.........................        89,221       $ 1,637,492.25             $10
  Executive Vice President
Stuart R. Stanek...........................        35,400       $   588,096.00             $10
  Executive Vice President
Peter J. Benedetti.........................        45,005       $   602,450.00             $10
  Executive Vice President
Kenneth M. Maness..........................        15,000       $   248,400.00             $10
  Executive Vice President
Wayne P. Leland............................        15,000       $   248,400.00             $10
  Executive Vice President
Kenneth R. Benson..........................        12,500       $   195,750.00             N/A
  Executive Vice President
Randy L. Taylor............................        10,000       $   150,600.00             $10
  Vice President of Finance
All executive officers as a group..........     1,010,665       $19,627,846.55             $80
Robert F. Fuller...........................         5,000       $    82,800.00             N/A
  Director
Ike Kalangis...............................         5,000       $    82,800.00             N/A
  Director
Robert G. Liggett, Jr......................         5,000       $    82,800.00             N/A
  Director
Ted L. Snider, Sr..........................         5,000       $    82,800.00             N/A
  Director
John E. von Schlegell......................         5,000       $    82,800.00             N/A
  Director
All directors and executive officers as a       1,035,665       $20,041,846.55             $80
  group....................................

     If any option holder exercises one or more options prior to completion of the merger, the option holder must pay the exercise price at the time of exercise and then will be entitled to receive the $26.00 per share merger consideration for each share acquired upon exercise and not disposed of prior to the merger.


     Employment Agreements. Citadel Communications and Citadel Broadcasting have entered into employment agreements containing severance provisions which are applicable to termination of employment following the completion of the merger. On June 28, 1996, Citadel Communications entered into a five-year employment agreement with Lawrence R. Wilson for his service as Chairman, President and Chief Executive Officer of Citadel Communications and as President and Chief Executive Officer of Citadel Broadcasting. At the end of the initial five-year term, the agreement is automatically renewed for a term of one year. In accordance with the provisions of his employment agreement, however, Mr. Wilson's employment will be automatically terminated immediately upon the completion of the merger. As severance, Mr. Wilson or his beneficiary will be entitled to receive his current monthly base salary through the end of the month in which the termination occurs. See the Executive Compensation section of this proxy statement under the heading "Employment Agreement." The parties expect, however, that Mr. Wilson will have a continuing role with Citadel Communications after the completion of the merger. See the discussion below under the heading "Continuing Officers."

     On November 1, 2000, Citadel Broadcasting entered into a two-year employment agreement with Kenneth R. Benson for his service as Executive Vice President of Programming for Citadel Communications and Citadel Broadcasting. Under the terms of the employment agreement, if Citadel Broadcasting were to terminate Mr. Benson's employment upon the completion of the merger without his consent and without just cause, Mr. Benson would be entitled to receive 12 months' base salary at the rate in effect at the time of the termination, 50% of the maximum remaining bonuses through the term of the agreement, and immediate vesting of all unexercised stock options. Assuming that the merger is completed prior to November 1, 2001, and that termination of Mr. Benson's employment occurs at that time, the cash severance payment to Mr. Benson upon termination would be approximately $237,500. Neither Citadel Communications nor FLCC Holdings expects the severance provisions of Mr. Benson's employment agreement to be triggered upon the completion of the merger.

     Continuing Officers. The merger agreement provides that the officers of Citadel Communications immediately prior to the completion of the merger will continue as the officers of Citadel Communications, the surviving corporation of the merger, on and after the completion of the merger until their respective successors are elected or appointed in accordance with Nevada law or until an officer's earlier death, resignation or removal. FLCC Holdings has not entered into an employment agreement with any current officer of Citadel Communications, nor has it requested that any current officer of Citadel Communications enter into an employment agreement in connection with the merger.

     Directors' and Officers' Indemnification and Insurance. The merger agreement provides that for six years after the completion of the merger the current and former directors and officers of Citadel Communications, and each person who becomes a director or officer of Citadel Communications prior to the completion of the merger, will be indemnified by Citadel Communications, the surviving corporation of the merger, to the fullest extent permitted under applicable law, in respect of acts and omissions occurring at or prior to the completion of the merger. In addition, Citadel Communications, as the surviving corporation, is required to maintain in effect, for a period of six years after the completion of the merger, directors' and officers' liability insurance in respect of acts and omissions occurring prior to the completion of the merger, which is no less favorable than the Citadel Communications' policies in effect on January 15, 2001. However, in no event will Citadel Communications, as the surviving corporation, be required to pay aggregate annual premiums for such insurance in excess of 300% of the annual premiums that Citadel Communications paid as of January 15, 2001.

     Welfare and Benefit Plans. Under the merger agreement, FLCC Holdings has agreed to maintain the Citadel Broadcasting Company Welfare Benefit Plan, or a plan providing substantially comparable benefits, for a period of 12 months after the completion of the merger. The Citadel Broadcasting Company Welfare Benefit Plan consists of several component plans and provides medical, dental, vision, disability and life benefits to eligible employees and officers. Participants in the Welfare Benefit Plan pay for their share of these benefits on a pre-tax basis through a cafeteria plan. FLCC Holdings also has agreed to maintain the Citadel Broadcasting Company 401(k) Retirement Savings Plan, or a plan providing substantially comparable benefits, in the 12 months after the completion of the merger. The Citadel Broadcasting Company 401(k) Retirement Savings Plan allows employees and officers to contribute, on a pre-tax basis, a portion of their annual compensation to their personal retirement savings accounts. See the discussion in the Executive Compensation section of this proxy statement under the heading "401(k) Plan."

CERTAIN UNAUDITED FINANCIAL PROJECTIONS

     In the course of its discussions with Forstmann Little described above under the heading "Background of the Merger," Citadel Communications provided Forstmann Little with certain projections of future performance prepared by the management of Citadel Communications for the fiscal years 2000 through 2005. The projections of Citadel Communications do not take into account any of the potential effects of the transactions contemplated by the merger. The projected financial information was not prepared with a view to public disclosure or toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and is included herein only because such information was provided to Forstmann Little in connection with its evaluation of a merger. Citadel Communications' independent public accountants, KPMG LLP, have not examined, compiled or applied any procedures with respect to this projected financial information and express no opinion or any kind of assurance thereon. Neither Citadel Communications nor its affiliates, advisors or representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of this projected financial information. In general, Citadel Communications' internal financial forecasts, upon which the projected financial information is in part based, are prepared for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and assumptions, all made by management of Citadel Communications with respect to industry performance, general business, economic, market and financial conditions and other matters. Moreover, the projections and assumptions on which they are based are difficult to predict and subject to significant uncertainties and contingencies, many of which are beyond Citadel Communications' control. Consequently, the projections and the underlying assumptions are necessarily speculative and inherently imprecise. Accordingly, there can be no assurance that the assumptions made in preparing any of the projected financial information will prove accurate or that any of the projections will be realized. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in any of the projections.

     Neither Citadel Communications nor its affiliates, advisors or representatives considered or consider any of the projected financial information to be a reliable prediction of future events, and none of the projected financial information should be relied upon as such. Neither Citadel Communications nor any of its affiliates, advisors or representatives has made or makes any representations to any person regarding the ultimate performance of Citadel Communications compared to the information contained in any of the projections, and none of them intends to update or otherwise revise any of the projected financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying any of the projected financial information is shown to be in error. In a side letter to the merger agreement, FLCC Holdings and Citadel Communications acknowledged Forstmann Little's reliance on this projected financial information, but the parties further acknowledged that Citadel Communications made no representations or warranties with respect to this projected financial information. The side letter, dated January 15, 2001, is attached to this proxy statement as Annex B. Citadel Communications' stockholders are cautioned not to place undue reliance on the projected financial information. See the discussion in the Cautionary Statement Regarding Forward-Looking Statements section of this proxy statement.

     Set forth below is a summary of the projected financial information prepared by Citadel Communications in January 2001 and subsequently provided to Forstmann Little.

                             2000        2001        2002        2003        2004        2005
                            -------     -------     -------     -------     -------     -------
                                                      ($ IN MILLIONS)
Net Revenue...............  338,803     355,743     380,682     407,330     435,843     466,352
Growth....................                  5.0%        7.0%        7.0%        7.0%        7.0%
                            -------     -------     -------     -------     -------     -------
Broadcast Cash Flow.......  126,537     144,672     162,299     181,726     203,105     226,787
                            =======     =======     =======     =======     =======     =======
BCF Margin................     37.3%       40.7%       42.6%       44.6%       46.6%       48.6%
Growth....................                 14.3%       12.2%       12.0%       11.8%       11.7%
Corporate Overhead........   10,000      11,600      12,000      12,500      13,000      13,500
EBITDA....................  116,537     133,072     150,299     169,226     190,105     213,287
Capital Expenditures......   10,000      10,000      10,000      10,000      10,000      10,000

     The information in the table above gives effect to completion of the pending acquisition of five radio stations serving Tucson, Arizona, the pending disposition of four radio stations serving Monroe, Louisiana and the assumed disposition of 26 radio stations serving various other markets, as if each of such transactions had occurred on January 1, 2000.

FINANCING OF THE MERGER

     The total amount of funds required to purchase all of the shares of Citadel Communications' common stock and to cancel all in-the-money options on Citadel Communications' common stock pursuant to the merger is approximately $994.8 million, and the total amount of funds required to repurchase or refinance Citadel Broadcasting's subordinated notes, exchangeable preferred stock and existing credit facility is approximately $976.2 million. In addition, it is expected that fees and expenses related to all of these transactions will be approximately $89.0 million.

     Forstmann Little has advised Citadel Communications that approximately $1.035 billion of the funds will be obtained from the sale by FLCC Holdings of its common stock to FL Equity Partnerships and FL MBO Partnerships and approximately $500 million of the funds will be obtained from the sale by FLCC Holdings of subordinated debentures to FL MBO Partnerships. The remaining $525 million will be obtained by Citadel Broadcasting following or concurrently with the closing of the merger from the new bank facilities described below. The merger is not conditioned on the obtaining of financing.

     The table below identifies the expected sources and uses of funds necessary to consummate the merger:

                           SOURCES AND USES OF FUNDS

      SOURCES (IN MILLIONS)                                USES (IN MILLIONS)
      ---------------------                                ------------------
Revolving Credit Facility........  $   75.0         Purchase of Equity...............  $  994.8
                                                    Refinance Existing Debt and
Term Loan A......................     250.0         Preferred Stock..................     976.2
Term Loan B......................     200.0         Other Fees and Expenses..........      89.0
FL MBO Subordinated Debt.........     500.0
Equity...........................   1,035.0
                                   --------                                            --------
Total Sources....................  $2,060.0         Total Uses.......................  $2,060.0
                                   ========                                            ========


     On             , 2001, FLCC Holdings, FLCC Acquisition, The Chase Manhattan
Bank and certain other lenders entered into a credit agreement which provides that, when the merger is completed, Citadel Broadcasting will become a party to the credit agreement. Under the credit agreement, the lenders have agreed to provide an aggregate principal amount of $650 million in revolving loans and term loans to Citadel Broadcasting, and Citadel Broadcasting may, at its option and subject to certain conditions specified in the credit agreement (including obtaining commitments for the incremental facility), borrow an additional

$400 million in revolving loans and term loans to fund future acquisitions and to use for general corporate purposes.

     Under the credit agreement, Citadel Broadcasting may elect that all or a portion of the loans bear an annual interest rate equal to (a) the highest of
(i) the prime rate, (ii) the secondary market rate for three-month certificates of deposit plus 1% and (iii) the federal funds rate plus 1/2 of 1%, or (b) the eurodollar rate (grossed-up for reserve requirements), in each case plus a margin which will vary between 1/2 of 1% and 3.25% per year depending on Citadel Broadcasting's ratio of total senior debt to consolidated EBITDA.

     Subject to some conditions, all or a portion of the outstanding loans may be prepaid at any time and the unused portion of the revolving credit facility may be terminated in whole or in part at Citadel Broadcasting's option. Prepayments of term loans may not be reborrowed. The loans must be prepaid (and letters of credit cash collateralized or replaced) with the net proceeds (in excess of $30 million) of certain asset sales and issuances of debt obligations (other than permitted indebtedness) of Citadel Communications or any of its subsidiaries following the merger. The net proceeds will be applied, except to the extent the lenders agree otherwise, first to prepay term loans and then to prepay revolving credit loans (and cash collateralize or replace outstanding letters of credit) and simultaneously reduce the revolving credit facility.

     The loans will be unconditionally guaranteed by FLCC Holdings and Citadel Communications. The loans and all guarantees will be secured by a perfected first priority security interest in all of the capital stock of Citadel Communications and substantially all capital stock owned by Citadel Communications and Citadel Broadcasting. In addition, the credit agreement contains a negative pledge on the assets of Citadel Communications and Citadel Broadcasting.

     The loans under the credit agreement will be conditioned on certain customary conditions and will contain certain customary representations and warranties, covenants and events of default.

     The subordinated debentures issued to FL MBO Partnerships by FLCC Holdings will bear interest at a rate not in excess of 8% per annum and are expected to mature in three equal annual installments commencing on the eleventh anniversary of issuance. These subordinated debentures will contain agreements, subordination provisions, events of default, indemnities and certain other provisions which are usual in institutional financings of this type.

ACCOUNTING TREATMENT

     The merger will be accounted for using the purchase method of accounting for business combinations in accordance with U.S. generally accepted accounting principles. Purchase accounting requires that the purchase price and costs of the acquisition be allocated to all of the assets of the acquired and liabilities assumed, based on their relative fair values.

FEDERAL INCOME TAX CONSEQUENCES TO CITADEL COMMUNICATIONS' STOCKHOLDERS

     The following summarizes the material U.S. federal income tax consequences of the merger to holders of Citadel Communications' common stock who are U.S. persons and hold their shares as capital assets. This summary is based upon currently existing provisions of the Internal Revenue Code, U.S. Treasury Regulations, current administrative pronouncements of the Internal Revenue Service, and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to stockholders of Citadel Communications as described herein. For purposes of this summary, a U.S. person is:

     - a U.S. citizen or resident alien individual;

     - a corporation, partnership or other entity (other than an estate or trust) created or organized in or under the laws of the United States or any state or political subdivision thereof;

     - an estate the income of which is subject to U.S. federal income tax without regard to the source; and

     - a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions relating to the trust.

     The discussion set forth below is for general information only and, thus, does not address all the U.S. federal income tax consequences of the merger that may be relevant to the holders of Citadel Communications' common stock based upon their particular circumstances. Moreover, this summary does not apply to certain categories of holders of common stock that may be subject to special tax rules, including, but not limited to, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, non-U.S. persons and holders who acquired such shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address holders who hold Citadel Communications' common stock as part of a hedging, "straddle," conversion or other integrated transaction, or who received common stock upon conversion of securities or exercise of warrants or other rights to acquire common stock. Nor does this discussion address the state, local or foreign tax consequences of the merger.

     EACH HOLDER OF CITADEL COMMUNICATIONS' COMMON STOCK IS URGED TO CONSULT WITH HIS OR HER TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

     General Federal Income Tax Consequences of the Merger. The receipt of cash in exchange for common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a stockholder who receives cash pursuant to the merger will generally recognize taxable gain or loss equal to the difference between the amount of cash received and the stockholder's adjusted tax basis in the shares surrendered. The gain or loss must be determined separately for each block of shares (that is, shares of common stock acquired at the same cost in a single transaction) converted to cash in the merger. The gain or loss will be a long-term capital gain or loss if, as of the date of the sale, such stockholder's holding period for such shares is more than one year. In general, long-term capital gains recognized by an individual will be subject to a maximum U.S. federal income tax rate of 20%. Deductibility of any capital loss may be subject to various limitations under the Internal Revenue Code and Treasury Regulations.

     Backup Withholding. Unless a Citadel Communications' stockholder complies with certain reporting or certification procedures or an exemption applies under applicable provisions of the Internal Revenue Code and Treasury Regulations, such stockholder may be subject to a backup withholding tax of 31% with respect to the cash payments received pursuant to the merger. Each Citadel Communications' stockholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal to be sent to each stockholder after completion of the merger, so as to provide the information and certification necessary to avoid backup withholding, unless it is demonstrated in a manner satisfactory to the paying agent that an exemption applies. A non-U.S. Citadel Communications' stockholder should generally complete and sign a Form W-8BEN, a copy of which may be obtained from the paying agent, to avoid backup withholding. However, a non-U.S. Citadel Communications' stockholder that is not an individual or a corporation may be required to provide a Form W-8IMY as well as a Form W-8BEN or W-9 with respect to its partners, members, beneficiaries or owners and their beneficial owners to avoid backup withholding. Any amounts withheld will be allowed as a credit against the holder's U.S. federal income tax liability for that year.

REGULATORY MATTERS


     Antitrust Matters. The merger is subject to U.S. antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder by the Federal Trade Commission, the merger may not be completed until the expiration or early termination of a 30-day waiting period following the filing of pre-merger notification and report forms by Citadel Communications and FLCC Holdings with the Department of Justice and the Federal Trade Commission. Citadel Communications and FLCC Holdings completed their filings under the Hart-Scott-Rodino Act on January 30, 2001, and Forstmann Little paid the required filing fee. The waiting period under the Hart-Scott-Rodino Act expired on March 1, 2001.


     Notwithstanding the expiration of the Hart-Scott-Rodino Act waiting period, at any time before or after completion of the merger, the Federal Trade Commission or the Antitrust Division of the Department of Justice could take any action under the laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Citadel

Communications or FLCC Holdings. Private parties, including individual states, may also bring legal actions under the antitrust laws. Neither Citadel Communications nor FLCC Holdings believes that the consummation of the merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

     FCC Licenses. The completion of the merger is conditioned on and subject to the Federal Communications Commission's approval of the transfer of control of Citadel Communications' broadcast licenses to FLCC Holdings. The Communications Act of 1934, as amended, prohibits the assignment of a broadcast license or the transfer of control of a broadcast license without the prior approval of the FCC. Without FCC approval for the transfer of control of its broadcast licenses, Citadel Communications will be unable to operate its radio broadcast stations after the completion of the merger. Pursuant to the merger agreement, Citadel Communications and FLCC Holdings have agreed to use reasonable best efforts to obtain FCC approval.


     On January 24, 2001, Citadel Communications filed, together with FLCC Holdings, an application with the FCC seeking approval of the transfer of control of Citadel Communications' broadcast licenses to FLCC Holdings. Forstmann Little paid the filing fee for the application. On February 15, 2001, the FCC issued a public notice assigning file numbers to the stations involved in the application and advising that the application had been "accepted for filing," which begins a thirty-day statutory period during which outside parties may file objections to the application (see the discussion below). The FCC's February 15th public notice also "flags" certain of the stations involved in the application for additional analysis under the FCC's market revenue concentration policy. Pursuant to this policy, the FCC invites interested parties to comment on the issue of ownership concentration in markets involved in a radio transaction where, based on publicly available information about advertising revenue share obtained from BIA Publications Inc. Media Access Database: (a) one radio group operator accounts for more than 50% of the market revenue; or (b) the combined market revenue share of two radio group operators in the market exceeds 70%. The FCC's public notice invites comment with respect to the following markets included in the Citadel Communications/FLCC Holdings transfer of control application:



     - Albuquerque, New Mexico;



     - Modesto, California;



     - Little Rock, Arkansas;



     - Boise, Idaho;



     - Lansing, Michigan;



     - Bloomington, Illinois;



     - Lafayette, Louisiana;



     - Binghamton, New York;



     - Charleston, South Carolina;



     - Cortland/Syracuse, New York;



     - Augusta/Waterville, Maine;



     - Portland, Maine;



     - Portsmouth, New Hampshire;



     - Knoxville, Tennessee;



     - New Bedford, Massachusetts;



     - New London, Connecticut;



     - Easton/Allentown, Pennsylvania; and



     - Webster, Massachusetts.



     While it has been the FCC's policy to conduct "further competitive review" of transactions involving flagged markets regardless of whether the agency received public comment about the proposed license transfer, on March 12, 2001, the FCC approved a large number of radio license transactions involving flagged markets, many of which had been pending before the FCC for more than a year. In granting these applications, certain FCC Commissioners have indicated that the FCC's actions should not be viewed as the beginning of carte blanche approvals for applications raising market revenue concentration concerns, but that such applications would no longer be subject to lengthy delay.



     Under the terms of the merger agreement it is a condition to the obligations of Citadel Communications and FLCC Holdings to consummate the merger that the FCC has granted the application without the imposition of conditions or restrictions that constitute a material adverse effect on Citadel Communications and the FCC's grant has become final. In general, the FCC's grant is final when it is no longer subject to review, reconsideration or legal proceedings disputing its validity and all time periods within which any party may contest the grant have expired. The following summary describes the mandatory waiting periods to which the parties' application is now subject and during which third parties may object to the application.



     Upon the publication of the FCC's notice of acceptance of an application, a 30-day statutory waiting period begins, which provides the opportunity for third parties to file formal petitions to deny the application. Third parties have the opportunity to file informal objections at any time prior to grant of an application. Prior to the expiration of the first 30-day statutory waiting period, the FCC staff may review the application and seek further information and amendments to the application if it has questions. Once the 30-day public notice period ends, the staff will complete its processing, assuming that no petitions or informal objections were received and that the application is otherwise consistent with FCC rules and policies. The staff often grants the application by delegated authority approximately 10 to 20 days after the public notice period ends. If there is a backlog of applications or if the FCC has other concerns, the processing period may be delayed.



     Public notice that the FCC staff has granted an application is usually issued within three to five business days after the grant is actually made. On the date of this public notice, another 30-day waiting period begins during which interested parties can file petitions seeking either staff reconsideration or full FCC review of the staff action. During this period, the grant can still be modified, set aside or stayed, and is not a final order. Also, within 40 days after the public notice of the grant, the full FCC can review and reconsider the staff's grant on its own motion. Thus, during the additional 10 days beyond the 30-day period available to third parties, the full FCC may still reconsider the staff's grant of the application. In the event that review by the full FCC is requested and the FCC subsequently affirms the staff's grant of the application, interested parties have 30 days from publication of the full FCC's determination to seek judicial review in the United States Court of Appeals for the District of Columbia Circuit. In the event the Court affirms the full FCC's determination, interested parties may seek further judicial review by obtaining a rehearing en banc from the Court of Appeals or by certiorari from the United States Supreme Court. If no timely request for reconsideration, administrative review or judicial review is made following the full FCC's determination to affirm the staff's grant, the grant of an application becomes final by operation of law. Upon the occurrence of that event, the FCC's grant is generally no longer subject to administrative or judicial review, although such action can nevertheless be set aside in rare circumstances.


     The approval of an application can take longer because the FCC normally will not issue an unconditional assignment grant if a broadcast license renewal is pending. At present, Citadel Communications has no broadcast license renewal pending before the FCC.


     Citadel Communications and FLCC Holdings expect that their application will be granted and that the grant of the application will become final during the second half of 2001. However, there can be no assurance that the FCC review process will not take much longer or that the FCC or third parties will not object to the application.


     Corporate Matters. On or before the closing of the merger, Citadel Communications and FLCC Acquisition must file articles of merger with the Secretary of State of Nevada as required by Nevada Revised Statutes sec. 92A.200. The merger agreement provides that the merger will become effective at the date and time of the filing of the articles of merger, or at a later time if so specified in the articles of merger.

DELISTING AND DEREGISTRATION OF CITADEL COMMUNICATIONS' COMMON STOCK FOLLOWING THE MERGER

     Upon completion of the merger, the shares of Citadel Communications' common stock will be delisted from the National Market System of The Nasdaq Stock Market, and will be deregistered under the Securities Exchange Act of 1934, as amended. After the merger, the current stockholders of Citadel Communications will no longer have any ownership interest in Citadel Communications and will no longer participate in any future earnings and growth of Citadel Communications.

STOCKHOLDER LITIGATION


     In January and February 2001, five lawsuits were filed against Citadel Communications in the District Court of Clark County, Nevada. On January 17 and 19, 2001, two purported class actions were filed, naming Citadel Communications, certain members of the Board of Directors, and unidentified individuals and corporations as defendants. Plaintiffs allege, among other things, that the defendant directors have breached their fiduciary duties to the stockholders of Citadel Communications and seek certification as class actions. The complaints demand various forms of relief, including injunctive relief to prevent the closing of the merger. On January 18, 2001, another complaint was filed. This purported class action names Citadel Communications and certain directors as defendants and alleges defendants' breach of fiduciary duty to Citadel Communications' stockholders. The various forms of relief demanded in this complaint are comparable to the forms of relief sought in the other two complaints described above. Two other purported class actions were filed on January 17, 2001 and February 13, 2001 naming as defendants Citadel Communications, certain directors of Citadel Communications, FLCC Holdings, FLCC Acquisition and Forstmann Little. These complaints allege, among other things, that the defendant directors have breached their fiduciary duties to Citadel Communications' stockholders and that the closing of the merger would irreparably harm plaintiffs and members of the purported classes. The relief sought is similar to that requested in the three complaints described above. Citadel Communications, Forstmann Little and the other defendants believe that the allegations in these complaints are without merit.



     The parties to the litigation have reached an agreement in principle to settle all claims arising out of the transaction, pursuant to which certain changes were made to the terms of the merger agreement and to this proxy statement based on the suggestions and comments of plaintiffs' counsel. Citadel Communications expects that the agreement will be memorialized in a formal settlement agreement and presented to the court for its approval.


DISSENTERS' RIGHTS

     Under Nevada law, Citadel Communications' stockholders who object to the merger do not have appraisal or dissenters' rights in connection with the merger. Nevada Revised Statutes sec. 92A.390 provides, in relevant part, that stockholders of any class of stock included in the National Market System by the National Association of Securities Dealers, Inc. (Nasdaq) have no right of dissent if they are offered cash in exchange for their shares under a plan of merger. This statute applies to Citadel Communications' stockholders in connection with the merger because Citadel Communications' common stock is currently included on the National Market System of The Nasdaq Stock Market and because stockholders will receive cash consideration in exchange for their shares of Citadel Communications' common stock under the merger agreement.

THE MERGER AGREEMENT AND RELATED DOCUMENTS


     This section of the proxy statement describes material aspects of the merger agreement and reflects an amendment to the merger agreement made as of March 13, 2001. This summary does not purport to describe all of the terms of the merger agreement. Stockholders of Citadel Communications should read the entire merger agreement and the related documents carefully and in their entirety for a more complete understanding of the merger and its terms. The discussion in this proxy statement of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, Amendment No. 1 to the merger agreement and the related side letter and guarantee, copies of which are attached to this proxy statement as Annex A, A-1, B and C, respectively. Approval of the merger agreement appears as Proposal 1 on the enclosed proxy card.


     GENERAL

     Pursuant to the merger agreement, FLCC Acquisition, a Nevada corporation wholly owned by FLCC Holdings, will merge with and into Citadel Communications, with Citadel Communications surviving as a subsidiary of FLCC Holdings after the merger. The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Nevada or at a later time if so specified in the articles of merger. The merger is expected to become effective on the same day as the closing of the merger, which will take place either as soon as practicable (but in no event later than five business days) after the conditions described in the merger agreement have been satisfied or waived or on another date agreed upon by Citadel Communications and FLCC Holdings.

     In the merger, each share of Citadel Communications' common stock outstanding immediately before the merger, other than treasury shares and shares of Citadel Communications' common stock owned by FLCC Holdings or its subsidiaries, will be converted into the right to receive the merger consideration of $26.00 in cash, without interest or any other payment. At that time, each holder of a certificate representing any shares of Citadel Communications' common stock will no longer have any rights with respect to those shares, except for the right to receive the merger consideration. FLCC Holdings has represented that neither it nor any of its affiliates beneficially own any shares of Citadel Communications' common stock and has agreed that it will not, and will not allow any of its affiliates, to beneficially acquire any shares of common stock prior to the merger.

     TREATMENT OF STOCK OPTIONS

     Pursuant to the merger agreement, Citadel Communications agreed to use its reasonable best efforts to cause each option to purchase shares of Citadel Communications' common stock:

     - with an exercise price per share equal to or greater than $26.00 to be irrevocably cancelled in exchange for nominal consideration; and

     - with an exercise price per share less than $26.00 to be fully vested and converted immediately prior to the effective time of the merger into the right to receive an amount of cash (less any applicable taxes withheld by FLCC Holdings in accordance with federal, state, local or foreign tax law), without interest, equal to (a) the excess of $26.00 per share over the exercise price per share of the option multiplied by (b) the number of shares of Citadel Communications' common stock subject to the option immediately prior to the merger.

     Citadel Communications must obtain the consent of each optionee for the cancellation or conversion of his or her options. Citadel Communications agreed to use reasonable best efforts to obtain these consents, but obtaining such consents (with the exception of certain consents of management which have previously been obtained) is not a condition to consummation of the merger. FLCC Holdings agreed to cause Citadel Communications to pay any amounts due to optionees under the merger agreement as promptly as practicable after the merger.

     PAYMENT FOR SHARES OF CITADEL COMMUNICATIONS' COMMON STOCK

     Pursuant to the merger agreement, FLCC Holdings agreed to appoint an agent reasonably acceptable to Citadel Communications to act as paying agent for the payment of the merger consideration. Prior to or concurrently with the merger, FLCC Holdings will deposit with the paying agent funds necessary to pay the merger consideration. Two affiliates of FLCC Holdings, Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P. and Forstmann Little & Co. Equity Partnership-VI, L.P., signed a guarantee on January 15, 2001 in which they agreed to cause FLCC Holdings to perform its obligations under the merger agreement, including FLCC Holdings' obligation to provide funds to pay the merger consideration and amounts due to optionees under the merger agreement. The guarantee terminates at the closing of the merger. The guarantee is attached to this proxy statement as Annex C.

     Promptly after the merger, each record holder of shares of Citadel Communications' common stock at the time of the merger will be mailed a letter of transmittal and instructions to exchange his or her stock certificates for the merger consideration. After delivering to the paying agent certificates formerly representing Citadel Communications' common stock together with a properly completed letter of transmittal, holders of these surrendered certificates will be entitled to receive a cash payment in an amount equal to the number of shares formerly represented by the certificate(s) they surrendered multiplied by $26.00 (less any applicable taxes withheld by FLCC Holdings in accordance with federal, state, local or foreign tax law). No interest will accrue or will be paid on the cash payable upon the surrender of any certificate. In the event that any Citadel

Communications' stockholder's certificate has been lost, stolen or destroyed, the stockholder must execute an affidavit of that fact and, if required by FLCC Holdings, post a bond in a reasonable amount to indemnify FLCC Holdings against any claim that may be made against it with respect to the lost, stolen or destroyed certificate before FLCC Holdings will pay the merger consideration, or cause the merger consideration to be paid, to the stockholder.

     REPRESENTATIONS AND WARRANTIES

     The merger agreement contains a number of customary representations and warranties made by Citadel Communications relating to, among other things:

     - due organization, good standing and qualification to do business;

     - capitalization;

     - equity interests in any other companies or entities;

     - corporate authority to enter into the transactions contemplated by the merger agreement;

     - the requisite actions of Citadel Communications' Board of Directors and stockholders to consummate the merger and other transactions contemplated under the merger agreement;

     - the absence of a stockholder rights plan;

     - governmental approvals required in connection with the merger;

     - the absence of conflicts between the merger and other transactions contemplated by the merger agreement and Citadel Communications' corporate governance documents, material contracts of Citadel Communications and applicable laws;

     - the accuracy of Citadel Communications' and Citadel Broadcasting's filings with the Securities and Exchange Commission;

     - the absence of material litigation and liabilities;

     - the accuracy of financial statements;

     - the absence of certain changes or events since September 30, 2000;

     - related party transactions;

     - compliance with certain laws and permits;

     - Citadel Communications' employment in connection with the merger of no broker or finder or investment banker, other than Credit Suisse First Boston;

     - material contracts;

     - employee benefit plans;

     - taxes and tax returns;

     - Citadel Communications' Board of Directors' receipt of a fairness opinion;

     - inapplicability of certain takeover statutes under Nevada law to the merger and other transactions contemplated by the merger agreement;

     - compliance with the terms of broadcast licenses issued by the FCC and the operation of licensed facilities;

     - intellectual property;

     - environmental matters; and

     - property owned by Citadel Communications.

     The merger agreement also contains several customary representations and warranties made by FLCC Holdings on its own behalf and on behalf of FLCC Acquisition relating to, among other things:

     - due organization, good standing and qualification to do business;

     - corporate authority to enter into the transactions contemplated by the merger agreement;

     - governmental approvals required in connection with the merger;

     - the absence of conflicts between the merger and other transactions contemplated by the merger agreement and FLCC Holdings' and FLCC Acquisition's corporate governance documents and applicable laws;

     - financing of the merger and other transactions contemplated by the merger agreement;

     - qualification under certain FCC laws, rules, regulations and policies;
       and

     - the absence of ownership of Citadel Communications' common stock.

     None of the representations and warranties made by either party in the merger agreement will survive after the closing of the merger.

     CONDUCT OF BUSINESS PENDING THE MERGER

     Until the merger becomes effective, Citadel Communications agreed to, and to cause its subsidiary, Citadel Broadcasting, to:

     - conduct its business in the ordinary course and consistent with past practice;

     - maintain the validity of its FCC licenses and comply in all material respects with the requirements of its FCC licenses and applicable laws, rules and regulations of the FCC; and

     - use its reasonable best efforts to preserve intact its business organizations, keep available the services of its respective officers, agents and employees and maintain satisfactory relationships with all persons with whom it does business.

     Until the merger becomes effective, Citadel Communications also agreed that neither it nor Citadel Broadcasting would take any of the following actions without the prior written consent of FLCC Holdings, subject, in some cases, to specified exceptions:

     - amend its corporate governance documents;

     - issue or otherwise dispose of capital stock or other securities or rights to acquire capital stock or other securities of Citadel Communications or any subsidiary, other than issuing Citadel Communications' common stock upon the exercise of stock options outstanding as of January 15, 2001;

     - split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution in respect of its capital stock;

     - create, incur or assume any debt or become liable or responsible for the obligations of any person, except refinancing of existing debt on market terms;

     - make any capital expenditures or any loans, advances or capital contributions to, or investments in, any other person other than ordinary course capital expenditures in accordance in all material respects with Citadel Communications' current capital budget;

     - acquire certain businesses or assets;

     - sell or otherwise dispose of any assets or properties other than in the ordinary course of business;

     - increase in any material respect the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment or other employee benefit agreement or plan other than in the ordinary course of business;

     - enter into or amend any material lease of real property other than in the ordinary course of business;

     - make or rescind any election relating to Citadel Communications' taxes;

     - settle or compromise any material tax liability or agree to an extension of a statute of limitations with respect to the assessment or determination of taxes;

     - file any amended tax return or any claim for refund of taxes paid;

     - prepare, file, take any position on or make any election on any tax return inconsistent with past practice;

     - amend, terminate or fail to renew any, or waive, release or assign any, material rights or claims under any material contract;

     - make any material change to its accounting methods, principles or practices;

     - fail to maintain its material assets;

     - pay, discharge, or satisfy any material claim, liabilities, or obligations, other than in the ordinary course of business consistent with past practice, or fail to pay or satisfy any material accounts payable, liabilities, or obligations when they are due;

     - enter into any local marketing agreement, time brokerage agreement or joint sale agreement or any non-compete agreement whereby Citadel Communications or its subsidiary agrees not to compete;

     - enter into material contracts other than in the ordinary course of business;

     - adopt a stockholder rights plan or any similar plan that would impair or delay the merger;

     - waive any of its rights under, or release any other party's obligations under, or amend any provision of, any standstill agreement; or

     - authorize, or commit or agree to take, any of the foregoing actions.

     Citadel Communications further agreed, unless FLCC Holdings otherwise consents in writing, to use reasonable best efforts to comply in all material respects with all laws applicable to it or any of its properties, assets or business and to maintain in full force and effect all permits necessary for its business.

     COVENANTS OF BOTH PARTIES

     Each of Citadel Communications and FLCC Holdings agreed to:

     - provide the other party with notification upon the occurrence of certain events;

     - use reasonable best efforts to take all actions necessary, proper or advisable to consummate the merger;

     - not make any public announcements with respect to the merger without the consent of the other party;

     - comply in all material respects with all applicable laws in consummating the merger; and

     - cooperate and promptly prepare, and Citadel Communications agreed to file with the Securities and Exchange Commission as soon as practicable, a proxy statement with respect to the meeting of stockholders for the purpose of approving the merger agreement.

     OTHER COVENANTS OF CITADEL COMMUNICATIONS

     Citadel Communications further agreed to, and to cause its subsidiary Citadel Broadcasting to:

     - provide FLCC Holdings and its advisors with access to certain persons, records and information;

     - take necessary steps to duly call, give notice of, convene and hold a meeting of Citadel Communications' stockholders for the purpose of approving the merger agreement;

     - not make any discretionary award or grant under any benefit plan;

     - not take any action to accelerate the vesting of any warrants or options previously granted pursuant to any benefit plan, except as required by the terms thereof;

     - not make any amendment to any benefit plan or any awards thereunder;

     - provide FLCC Holdings with copies of all public reports and materials when Citadel Communications sends the reports and materials to Citadel Communications' stockholders, the Securities and Exchange Commission or any state or foreign securities commission; and

     - grant any approvals and take any other actions necessary to eliminate or minimize the effects of any takeover statute on the merger.

     In addition, Citadel Communications agreed to cause Citadel Broadcasting, after Citadel Communications' stockholders have approved the merger agreement and if required by FLCC Holdings, to make an offer to purchase all of Citadel Broadcasting's outstanding subordinated notes and to solicit, from at least a majority of the holders, consents to amend the indentures relating to the subordinated notes. Citadel Communications further agreed to cause Citadel Broadcasting, after Citadel Communications' stockholders have approved the merger agreement and if required by FLCC Holdings, to make an offer to redeem all of Citadel Broadcasting's outstanding exchangeable preferred stock and to solicit, from at least a majority of the holders, consents to amend the terms of the exchangeable preferred stock. The offers and solicitations will be on terms determined by FLCC Holdings and at FLCC Holdings' expense. However, Citadel Broadcasting will not be required to repurchase any subordinated notes or exchangeable preferred stock, and no such amendment will be effective, in each case unless the merger is completed or is simultaneously completed. Acceptance of the offers and approval of the amendments are not conditions to the completion of the merger.

     OTHER COVENANTS OF FLCC HOLDINGS

     FLCC Holdings further agreed to:

     - after the effectiveness of the merger, cause Citadel Communications to indemnify, to the fullest extent permissible under applicable law, the present and former officers and directors of Citadel Communications in respect of acts or omissions by them in their capacities as such occurring at or prior to the merger and, for a period of six years following the merger, to maintain certain levels of directors' and officers' liability insurance in respect of acts or omissions occurring prior to the merger;

     - form FLCC Acquisition and cause FLCC Acquisition to take all actions required on its part to consummate the merger;

     - not beneficially acquire, or allow any of its affiliates to beneficially acquire, prior to the merger, any shares of Citadel Communications' common stock; and

     - for a period of 12 months after the merger, maintain the employee pension and welfare benefit plans maintained by Citadel Broadcasting immediately prior to the merger or substantially comparable plans.

     NO SOLICITATION

     Upon signing the merger agreement, Citadel Communications agreed that it, Citadel Broadcasting and their respective officers, directors, employees, agents, affiliates, accountants, counsel, investment bankers, financial advisors or other representatives would immediately terminate any existing discussions and negotiations involving any inquiry, proposal or offer from any person involving:

     - any direct or indirect acquisition of a business that constitutes 50% or more of the net revenues, net income or assets of Citadel Communications and Citadel Broadcasting, or 50% or more of the common stock or voting power of Citadel Communications or Citadel Broadcasting;

     - any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the common stock or voting power of Citadel Communications or Citadel Broadcasting; or

     - any merger, recapitalization, liquidation or similar transaction involving Citadel Communications or Citadel Broadcasting that constitutes 50% or more of the net revenues, net income or assets of Citadel Communications and Citadel Broadcasting.

     Under the merger agreement, such an inquiry, proposal or offer is referred to as a "takeover proposal," and a transaction in connection with such a takeover proposal is referred to as an "acquisition transaction."

     Citadel Communications also agreed that it, Citadel Broadcasting and their respective officers, directors, employees, agents, affiliates, accountants, counsel, investment bankers, financial advisors or other representatives, will not:

     - directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any takeover proposal; or

     - directly or indirectly, engage in any discussions or negotiations with, or provide any information or data to, or afford any access to the properties, books or records of Citadel Communications or Citadel

       Broadcasting to, or otherwise assist, facilitate or encourage, any person relating to any takeover proposal.

     However, at any time prior to the annual meeting of stockholders, Citadel Communications may, under certain circumstances, take steps to respond to an unsolicited "superior proposal." As defined in the merger agreement, a "superior proposal" is any written proposal made by a third party to acquire, for cash and/or securities, more than 50% of the combined voting power of Citadel Communications' common stock then outstanding or more than 50% of the assets of Citadel Communications and Citadel Broadcasting, with respect to which:

     - Citadel Communications' Board of Directors determines, in its good faith judgment, based on the advice of a financial advisor and other matters deemed relevant by the Board of Directors, which must include the likelihood of consummation, taking into account the advice of FCC counsel, and the trading market and liquidity of any securities offered in connection with the superior proposal, that the terms of the proposal are more favorable to Citadel Communications' stockholders from a financial point of view than the terms of the merger; and

     - if the proposal (1) is subject to a financing condition or (2) involves consideration that is not entirely cash or does not permit stockholders to receive the payment of the offered consideration in respect of all shares at the same time, the Board of Directors has been furnished with a written opinion of a financial advisor to the effect that, in the case of clause (1), the proposal is readily financeable and, in the case of clause (2), the proposal provides a higher value per share than the consideration per share pursuant to the merger.


     Specifically, Citadel Communications may, in response to an unsolicited superior proposal, and subject to providing prior written notice to FLCC Holdings, furnish pursuant to a customary confidentiality agreement information regarding Citadel Communications or Citadel Broadcasting to any person making a superior proposal, and participate in discussions and negotiations regarding the superior proposal, but in each case only if Citadel Communications' Board of Directors determines, after consulting with its outside counsel, that not furnishing the information or participating in the discussions or negotiations would be inconsistent with its fiduciary duties to stockholders.


     Citadel Communications also has agreed to promptly advise FLCC Holdings of any takeover proposal and keep FLCC Holdings fully informed of the status and material terms of any takeover proposal.

     Citadel Communications further agreed that its Board of Directors will not:

     - withdraw or modify or propose to withdraw or modify, in a manner adverse to FLCC Holdings, its approval or recommendation of the merger or the merger agreement;

     - approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to a takeover proposal; or

     - approve or recommend, or propose to approve or recommend, any takeover proposal.


     On or prior to April 26, 2001, in response to an unsolicited superior proposal, Citadel Communications' Board of Directors has the right to terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, but only if:



     - the Board of Directors determines, after consultation with its outside counsel, that failure to terminate the merger agreement and accept the superior proposal would be inconsistent with its fiduciary duties to stockholders; and



     - the Board of Directors delivers to FLCC Holdings, prior to April 26, 2001, (1) written notice of its intent to terminate the merger agreement and accept the superior proposal, (2) a copy of the related acquisition agreement and (3) a description of any terms of the proposal not contained in the acquisition agreement.



     If the Board of Directors exercises this right, it may not terminate the merger agreement and enter into another acquisition agreement until the fifth business day after it delivers such written notice to FLCC Holdings. If during the five business days FLCC Holdings informs Citadel Communications that it will make an alternative proposal, the Board of Directors is required to establish a bidding procedure where FLCC Holdings and the person making the superior proposal have an opportunity to make their respective bids to the Board of Directors. Pursuant to the merger agreement, Citadel Communications is required to accept FLCC Holding's offer unless the Board of Directors determines that the competing bid is more favorable to Citadel Communications' stockholders than the merger from a financial point of view, taking into account the likelihood of consummation of the transaction, the advice of FCC counsel, and the trading market and liquidity of any securities offered in connection with the superior proposal.



     Citadel Communications would be required to pay a termination fee of $20 million and up to $10 million for certain out-of-pocket expenses of Forstmann Little and its affiliates incurred in connection with the merger if the Board of Directors, as required by its fiduciary duties, terminates the merger agreement and subsequently causes Citadel Communications to enter into an acquisition agreement.


     CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligations. Citadel Communications and FLCC Holdings are required to complete the merger only if the following conditions are satisfied:

     - Citadel Communications' stockholders approve the merger agreement;

     - no law, order, judgment or injunction has been enacted, entered or enforced which prohibits or prevents the merger;

     - the FCC has consented to the transfer of control of Citadel Communications' broadcast licenses without imposing any conditions or limitations other than those which would not have a material adverse effect on Citadel Communications, and the FCC's consent has become a final order; and

     - all other necessary consents, approvals, notices and filings with governmental authorities have been obtained or made other than those, the failure of which to obtain or make, would not have a material adverse effect on Citadel Communications.

     Conditions to Citadel Communications' Obligations. Citadel Communications is required to complete the merger only if the following conditions are satisfied:

     - the representations and warranties of FLCC Holdings are materially true and correct;

     - FLCC Holdings materially complies with all material covenants and agreements required by the merger agreement;

     - no event has occurred which materially adversely affects the ability of FLCC Holdings or FLCC Acquisition to perform their obligations under the merger agreement or timely consummate the merger; and

     - Citadel Communications receives a certificate from the chief executive officer of FLCC Holdings stating that the aforementioned conditions have been satisfied.

     Conditions to FLCC Holdings' Obligations. FLCC Holdings is required to complete the merger only if the following conditions are satisfied:

     - the representations and warranties of Citadel Communications are materially true and correct;

     - Citadel Communications has materially complied with all material covenants and agreements required by the merger agreement;

     - no event has occurred which constitutes a "material adverse effect" on Citadel Communications;

     - FLCC Holdings has received a certificate from the chief executive officer of Citadel Communications stating that the aforementioned conditions have been satisfied; and

     - FLCC Holdings has received an opinion from Citadel Communications' FCC counsel in substantially the form attached to the merger agreement.

     A "material adverse effect" on Citadel Communications means any change, effect, circumstance or event that is or is reasonably likely to:

     - be materially adverse to the business, results of operations, financial condition or prospects of Citadel Communications and Citadel Broadcasting taken as a whole, other than any change, effect, circumstance or event relating to or resulting from (1) general changes in the radio industry or the advertising markets, (2) changes in general economic conditions or securities markets in general or (3) the merger agreement or its announcement; or

     - materially adversely affect the ability of Citadel Communications to perform its obligations under the merger agreement or timely complete the transactions contemplated by the merger agreement.

     With respect to Citadel Communications' prospects, FLCC Holdings acknowledged in a side letter to the merger agreement that, in evaluating whether to enter into the merger agreement, it relied only upon Citadel Communications' base case projections. While acknowledging FLCC Holdings' reliance on the base case projections, the parties also acknowledged that Citadel Communications did not make any representations or warranties with respect to such projections. See the discussion above under the heading "Certain Unaudited Financial Statements." The side letter, dated January 15, 2001, is attached to this proxy statement as Annex B.

TERMINATION AND THE EFFECTS OF TERMINATION

     Termination by Either Party. Citadel Communications and FLCC Holdings may terminate the merger agreement at any time:

     - by mutual consent of Citadel Communications and FLCC Holdings;

     - by either Citadel Communications or FLCC Holdings if there is any final and nonappealable ruling or other action by any court, arbitrator or governmental authority preventing or prohibiting completion of the merger, so long as the party seeking termination has used its reasonable best efforts to have the merger approved;

     - by either Citadel Communications or FLCC Holdings if the merger is not completed by January 16, 2002, so long as the party seeking termination has not failed to perform and observe its covenants and agreements in all material respects; or

     - by either Citadel Communications or FLCC Holdings if the merger was not approved by Citadel Communications' stockholders, so long as the party seeking termination has not failed to fulfill any of its obligations and thereby prevented or impeded such approval.


     Termination by Citadel Communications. Citadel Communications may terminate the merger agreement at any time if FLCC Holdings breaches the merger agreement and does not cure the breach within 30 days of Citadel Communications notifying FLCC Holdings of the breach, so long as Citadel Communications is also not in material breach of the merger agreement. Citadel Communications may also terminate the merger agreement if, prior to April 26, 2001, it accepts a superior proposal in accordance with the merger agreement as discussed above under the heading "No Solicitation."


     Termination by FLCC Holdings. FLCC Holdings may terminate the merger agreement at any time:

     - if Citadel Communications breaches the merger agreement and does not cure the breach within 30 days of FLCC Holdings notifying Citadel Communications of the breach, so long as FLCC Holdings is also not in material breach of the merger agreement;

     - if Citadel Communications' Board of Directors modifies or withdraws its recommendation of the merger and merger agreement in a manner adverse to FLCC Holdings or FLCC Acquisition; or

     - if, as discussed in the January 15, 2001 side letter attached to this proxy statement as Annex B, in connection with any changes in FCC rules or policies adopted in connection with the FCC proceeding captioned In the Matter of Definition of Radio Markets, MM Docket No. 00-244, NOTICE OF PROPOSED RULE MAKING (Released December 13, 2000) or any related proceeding, Citadel Communications and Citadel Broadcasting divest, agree to divest or are required to divest any of their radio stations licensed by the FCC, (other than divestitures which Citadel Communications has already notified FLCC Holdings are being or may be made), that, in the aggregate, contributed $14 million or more to the consolidated broadcast cash flow of Citadel Communications for the 12-month period immediately preceding the divestitures.

     Termination Fee Payable by Citadel Communications. At the times specified in the merger agreement, Citadel Communications will pay to Forstmann Little and its affiliates $20 million plus up to $10 million for out-of-pocket expenses incurred in connection with the merger and merger agreement, in each case if the merger agreement is terminated in one of the following ways:

     - by Citadel Communications or FLCC Holdings because the merger was not approved by Citadel Communications' stockholders and (a) before the meeting of Citadel Communications' stockholders, a takeover proposal was publicly announced, and (b) within 12 months of termination, Citadel Communications enters into an acquisition transaction;


     - by FLCC Holdings in connection with a willful and material breach by Citadel Communications of its representations, warranties, covenants or agreements and, within 12 months of termination, Citadel Communications enters into an acquisition transaction;



     - by FLCC Holdings because Citadel Communications' Board of Directors modified or withdrew its recommendation of the merger and merger agreement in a manner adverse to FLCC Holdings; or



     - by Citadel Communications in connection with its acceptance of a superior proposal as discussed above under the heading "No Solicitation."


     EXPENSES

     Except as described above or elsewhere in this proxy statement, all costs and expenses related to the merger will be paid by the party incurring the expense.

     AMENDMENT AND WAIVER

     Citadel Communications, FLCC Holdings and FLCC Acquisition may amend or otherwise modify the merger agreement by written agreement prior to completion of the merger, but, after Citadel Communications' stockholders have approved the merger agreement, no amendment may be made, which by law requires further stockholder approval, without stockholder approval being obtained.

     Any provision of the merger agreement may be waived prior to the merger being completed, but only if the waiver is in writing and signed by the party against whom the waiver is to be effective.

                             ELECTION OF DIRECTORS
                    (PROPOSAL 2 ON THE ENCLOSED PROXY CARD)

     The Board of Directors of Citadel Communications currently consists of six members, five of whom are non-employee directors. The Chairman, President and Chief Executive Officer of Citadel Communications, Lawrence R. Wilson, is a member of the Board. All directors are elected for a one-year term and hold office until the next annual meeting of stockholders following election and until their successors are duly elected and qualified. All officers serve at the discretion of the Board and are elected by the Board each year. There are no family relationships among Citadel Communications' directors and executive officers.

     Pursuant to the merger agreement, upon completion of the merger, the directors of Citadel Communications will be automatically removed and replaced by the directors of FLCC Acquisition.

     The persons named below have been designated by the Board of Directors as nominees for election as directors, for terms expiring at the 2002 Annual Meeting of Stockholders or until completion of the merger, if earlier. All nominees currently serve as directors of Citadel Communications.

             NAME                AGE                      BACKGROUND INFORMATION
             ----                ---                      ----------------------
Lawrence R. Wilson.............  55    Co-founded and was a general partner of Citadel
                                       Communications' predecessor, Citadel Associates Limited
                                       Partnership and Citadel Associates Montana Limited
                                       Partnership, from 1984 to July 1992 and has been the Chief
                                       Executive Officer, President and Chairman of Citadel
                                       Communications since it was incorporated in 1993 and Chief
                                       Executive Officer and Chairman of Citadel Broadcasting
                                       Company, the operating subsidiary of Citadel Communications, since it was incorporated in 1991. Mr. Wilson also served as
                                       President of Citadel Broadcasting from 1991 to October 1998.
                                       From 1974 to 1979, Mr. Wilson was Executive Vice President
                                       and General Counsel of Combined Communications Corporation,
                                       a national media company, where he handled all acquisitions and mergers and oversaw the broadcast, newspaper and outdoor billboard divisions as a part of a five person management
                                       committee. From 1979 to 1986, he was engaged in the private practice of law
Robert F. Fuller...............  60    Became a director of Citadel Communications and Citadel
                                       Broadcasting in November 1999. From 1975 to 1999, he was the
                                       President and majority owner of Fuller-Jeffrey Broadcasting
                                       Companies, Inc., a ten station radio group purchased by
                                       Citadel Broadcasting in August 1999. Mr. Fuller brings over
                                       43 years of radio broadcast experience to Citadel
                                       Communications, ranging from on-air and management positions to ownership of over 30 radio stations
Ike Kalangis...................  63    Became a director of Citadel Communications and Citadel
                                       Broadcasting in May 1999. Mr. Kalangis has over 30 years'
                                       experience in the banking industry, most recently, from 1989 until his retirement in 1997, as Chairman, President and
                                       Chief Executive Officer of Boatman's Sunwest, Inc., a bank holding company with community banks in New Mexico and
                                       Texas, which is now a part of Bank of America
Robert G. Liggett, Jr..........  58    Became a director of Citadel Communications and Citadel
                                       Broadcasting in August 2000 following Citadel Broadcasting's
                                       August 2000 acquisition of substantially all of the assets of Liggett Broadcasting, Inc. and related entities. Mr.
                                       Liggett founded Liggett Broadcasting in 1970 and was its
                                       sole stockholder. Liggett Broadcasting and related entities owned seven FM radio stations and two AM radio stations and operated an additional AM radio station under a time
                                       brokerage agreement

             NAME                AGE                      BACKGROUND INFORMATION
             ----                ---                      ----------------------
Ted L. Snider, Sr..............  72    Became a director of Citadel Communications and Citadel
                                       Broadcasting in November 1997 following Citadel
                                       Broadcasting's October 1997 acquisition of Snider
                                       Corporation. Mr. Snider had been Chairman of Snider
                                       Corporation since its incorporation in 1971. Snider
                                       Corporation owned two FM and two AM radio stations, the
                                       right to construct an additional FM radio station and the
                                       Arkansas Radio Network
John E. von Schlegell..........  46    Has served as a member of the Board of Directors of Citadel
                                       Communications and Citadel Broadcasting since January 1997.
                                       He co-founded and, since 1991, has managed, The Endeavour
                                       Capital Fund Limited Partnership, a firm that invests equity capital in privately held businesses throughout the
                                       northwest. Prior to 1991, Mr. von Schlegell was a general
                                       partner at Golder, Thomas & Cressey, a private equity firm based in Chicago

     Three of the six persons presently constituting the Board of Directors of Citadel Communications were elected under the terms of a Fourth Amended and Restated Voting Agreement dated as of October 15, 1997, by and among Citadel Communications, the voting trustee under an Amended and Restated Voting Trust Agreement dated October 15, 1997 and certain other stockholders of Citadel Communications. In connection with Citadel Communications' initial public offering in July 1998, the Fourth Amended and Restated Voting Agreement and a related stockholders agreement among Citadel Communications and certain of its stockholders were terminated. The Amended and Restated Voting Trust Agreement was terminated during 2000. Robert G. Liggett, Jr. was originally appointed as a director of Citadel Communications and Citadel Broadcasting in August 2000 in accordance with the terms of the Asset Purchase Agreement pursuant to which Citadel Broadcasting purchased various radio stations and related assets from Liggett Broadcast, Inc. and certain related entities.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                    THE ELECTION OF THE ABOVE NAMED NOMINEES

     If you do not wish your shares to be voted for particular nominees, you may so indicate on the proxy card. If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy card may exercise their discretion to vote for any substitutes proposed by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the annual meeting. At this time, the Board of Directors knows of no reason why any nominee might be unavailable to serve.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The business affairs of Citadel Communications are managed under the direction of the Board of Directors. During 2000, Citadel Communications' Board of Directors held seven meetings and took action by unanimous written consent in lieu of meetings ten times.

     The Board of Directors has established two committees, the Audit Committee and the Compensation Committee. The Board has no standing nominating committee.

     The Audit Committee provides oversight of the financial reporting process and management's responsibility for the integrity, accuracy and objectivity of financial reports and accounting and financial reporting and practices. The Audit Committee has the power to recommend the retention of the independent public accountants for Citadel Communications and to consult with such independent accountants concerning the plan of audit, their report of audit and the adequacy of internal controls. See the discussion below under the heading "Report of the Audit Committee." The Audit Committee is currently composed of four independent, non-employee directors, Ted L. Snider, Sr. (Chairman), Ike Kalangis, Robert G. Liggett, Jr. and John E. von Schlegell. The Audit Committee met six times during 2000.

     The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation and benefit policies and practices of Citadel Communications. The Compensation

Committee is currently composed of five non-employee directors, John E. von Schlegell (Chairman), Robert F. Fuller, Ike Kalangis, Robert G. Liggett, Jr. and Ted L. Snider, Sr. Although the Compensation Committee did not formally meet during 2000, the members participated in informal discussions during regular meetings of the Board of Directors and at other times.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is composed of four directors who are independent directors as defined under the applicable rules of The Nasdaq Stock Market. The Audit Committee operates under a written charter, a copy of which is included as Annex E to this proxy statement.


     The Audit Committee is responsible for providing independent, objective oversight of Citadel Communications' accounting and system of internal controls, the quality and integrity of its financial reports and the independence and performance of its independent public accountants, KPMG LLP.



     Management has primary responsibility for Citadel Communications' financial statements and reporting process, including the systems of internal controls. The independent public accountants are responsible for performing an independent audit of Citadel Communications' financial statements in accordance with generally accepted auditing standards and issuing a report on those financial statements. The Audit Committee monitors and oversees these processes.



     [In this context, the Audit Committee has reviewed and discussed the audited financial statements for fiscal 2000 with management and representatives of KPMG LLP. Specifically, the Audit Committee has discussed with representatives of KPMG LLP the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees) which include, among other things:



     - significant adjustments;



     - management judgments and accounting estimates;



     - significant new accounting policies;



     - any disagreements with management;



     - KPMG LLP's judgments about the quality of Citadel Communications' accounting principles; and



     - any uncorrected misstatements pertaining to a current period whose effects management believes are immaterial to the financial statements taken as a whole.]



     The Audit Committee believes strongly in the principles underlying the requirement that independent public accountants maintain their independence in strict compliance with applicable independence rules. The Audit Committee received the written disclosures and the letter from KPMG LLP describing all relationships between KPMG LLP and Citadel Communications that might bear on KPMG LLP's independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also has discussed with representatives of KPMG LLP the issue of its independence from Citadel Communications and management. In addition, in accordance with the Securities and Exchange Commission's newly promulgated auditor independence requirements, the Audit Committee has considered whether KPMG LLP's provision of non-audit services to Citadel Communications is compatible with maintaining the independence of the accountants and has concluded that it is.



     The Audit Committee discussed with representatives of KPMG LLP the overall scope and plans for its audit. The Audit Committee has met with representatives of KPMG LLP to discuss the results of its examination, its evaluation of Citadel Communications' internal controls, and the overall quality of Citadel Communications' financial reporting.



     [Based on its review of Citadel Communications' audited financial statements and the various discussions noted above, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Citadel Communications' Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.] The Audit Committee and the Board of Directors also have recommended, subject to ratification by the stockholders, the appointment of KPMG LLP as Citadel Communications' independent public accountants for the year ending December 31, 2001.

                                      Respectfully submitted by the Audit
                                      Committee,



                                      Ted L. Snider, Sr., Chairman


                                      Ike Kalangis


                                      Robert G. Liggett, Jr.


                                      John E. von Schlegell


                               EXECUTIVE OFFICERS

     Information concerning Mr. Wilson, Citadel Communications' Chairman, President and Chief Executive Officer, is included above in the biographic summaries of the nominees for director. Information with regard to the remaining executive officers of Citadel Communications who are not also directors follows.

     Donna L. Heffner, age 41, joined Citadel Associates Limited Partnership and Citadel Associates Montana Limited Partnership in 1988 as Controller. Ms. Heffner has served as Secretary of Citadel Communications since it was incorporated in 1993 and of Citadel Broadcasting since it was incorporated in 1991. She has served as Chief Financial Officer of Citadel Communications and Citadel Broadcasting since 1993 and 1992, respectively. In January 1997, Ms. Heffner became Vice President of Citadel Communications and Citadel Broadcasting and in November 2000, she became Executive Vice President of Citadel Communications and Citadel Broadcasting. Ms. Heffner also served as Treasurer of Citadel Communications from 1993 to 1999 and as a director of Citadel Communications for several months in 1993. She served as Treasurer of Citadel Broadcasting from 1991 to 1999 and as a director of Citadel Broadcasting from 1992 to 1993. From 1982 to 1985 and in 1987, she was employed by Price Waterhouse, and in 1986, she was employed by Lowrimore, Warwick & Company as an accountant.

     D. Robert Proffitt, age 48, joined Citadel Associates Limited Partnership and Citadel Associates Montana Limited Partnership in 1988 as Vice President - General Manager of KKFM-FM in Colorado Springs, Colorado. In 1991, he was appointed Vice President of Citadel Broadcasting, and in 1993, he was appointed Vice President of Citadel Communications. Mr. Proffitt took over as General Manager of Citadel Communications' Albuquerque, New Mexico operations in 1994. Mr. Proffitt served as President of the Central Region for Citadel Broadcasting from June 1997 to October 1998. He became President and Chief Operating Officer of Citadel Broadcasting in October 1998 and Executive Vice President of Citadel Communications in November 2000.

     Stuart R. Stanek, age 45, joined Citadel Associates Limited Partnership and Citadel Associates Montana Limited Partnership in 1986 as a General Manager of KKFM-FM in Colorado Springs, Colorado. In 1988, he became General Manager of KBEE-AM/KUBL-FM in Salt Lake City, Utah. In 1991, he was appointed Vice President of Citadel Broadcasting, in 1992 he was elected to the Board of Directors of Citadel Broadcasting and in 1993, he was appointed Vice President and elected to the Board of Directors of Citadel Communications. He served as a Director of Citadel Communications and Citadel Broadcasting until August 1996. Mr. Stanek became President of the East Region for Citadel Broadcasting in June 1997 and Executive Vice President of Citadel Communications and Citadel Broadcasting in November 2000.

     Peter J. Benedetti, age 37, joined Citadel Communications in April 1995 as Sales Manager for KMGA-FM in Albuquerque, New Mexico and also became Sales Manager for KHFM-FM in Albuquerque upon Citadel Communications' acquisition of that station in June 1996. From January 1997 to July 1997, Mr. Benedetti was Director of Sales of Citadel Communications' Salt Lake City radio station group, and from July 1997 to October 1998, he served as Vice President and General Manager of that radio station group. In October 1998, Mr. Benedetti became Vice President of Citadel Communications and Citadel Broadcasting and from October 1998 to July 1999, he served as President of the Central Region for Citadel Broadcasting. In July 1999, Mr. Benedetti became President of the West Region for Citadel Broadcasting when operations were consolidated into East and West regions. In November 2000, he became Executive Vice President of Citadel Communications and Citadel Broadcasting. Prior to joining Citadel Communications, he served as an account executive for Jacor Communications in Denver, Colorado.

     Kenneth H. Maness, age 52, joined Citadel Communications in June 2000 and became Vice President of Citadel Communications and Vice President and President of the Southeast Region for Citadel Broadcasting in July 2000. In November 2000, he became Executive Vice President of each of Citadel Communications and Citadel Broadcasting. Prior to joining Citadel Communications, Mr. Maness was employed by Bloomington Broadcasting Holdings, Inc. and its affiliates in various capacities since 1981, most recently as Chief Executive Officer and President from 1995 until Citadel Broadcasting acquired Bloomington Broadcasting in June 2000. Mr. Maness served as the President of Tri-Cities Radio Corp., a subsidiary of Bloomington Broadcasting, and the General Manager for its four radio stations in Tri-Cities, Tennessee from 1981 to 1995. Mr. Maness also serves as a director of Bank of Tennessee.

     Wayne P. Leland, age 36, joined Citadel Communications in April 2000 and became Vice President of Citadel Communications and Vice President and President of the Northeast Region for Citadel Broadcasting in July 2000. In November 2000, he became Executive Vice President of each of Citadel Communications and Citadel Broadcasting. Prior to joining Citadel Communications, Mr. Leland was the Chief Operating Officer for Spring Broadcasting, LLC, a subsidiary of Broadcast Partners Holdings, L.P., from 1997 to 2000. He also served as the cluster manager for Capstar Broadcasting Corporation from 1995 to 1997 and as General Sales Manager for Berkshire Broadcasting in Danbury, Connecticut from 1986 to 1995.

     Kenneth R. Benson, age 36, joined Citadel Communications in November 2000 as Executive Vice President of Programming of each of Citadel Communications and Citadel Broadcasting. From 1998 to 2000, Mr. Benson served as Senior Vice President of Programming for AMFM, Inc., where he was responsible for the strategic planning and programming of 42 radio stations. For a portion of 1998, he served as Vice President of Music Programming for MTV Networks, a division of Viacom, Inc. From 1992 to 1997, he served as Program Director for station KKRZ-FM in Portland, Oregon. Prior to such time, Mr. Benson held various programming and promotions positions for various radio stations.

     Randy L. Taylor, age 38, joined Citadel Communications in April 1999 as Controller of Citadel Communications and Citadel Broadcasting. In January 2001, he became Vice President of Finance of Citadel Communications and Citadel Broadcasting. Prior to joining Citadel Communications, Mr. Taylor served as Controller of Aladdin Gaming, LLC from July 1998 to April 1999. From October 1994 to June 1998, he was employed by Showboat Operating Company in various capacities including Vice President of Taxation. At Showboat, Mr. Taylor had oversight responsibility for tax matters and company reporting to the Securities and Exchange Commission. From 1984 to 1994, Mr. Taylor was employed in various capacities with KPMG LLP, most recently as Senior Tax Manager.

                             EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the compensation paid to Citadel Communications' Chief Executive Officer and each of the other four most highly compensated executive officers of Citadel Communications during 2000. Unless the context otherwise requires, references to Citadel Communications in this Executive Compensation section include Citadel Communications' subsidiary, Citadel Broadcasting.

                           SUMMARY COMPENSATION TABLE


                                                                                LONG-TERM        ALL OTHER
                                                ANNUAL COMPENSATION            COMPENSATION   COMPENSATION(1)
                                       -------------------------------------   ------------   ---------------
                                                                                SECURITIES
           NAME AND                                           OTHER ANNUAL      UNDERLYING
      PRINCIPAL POSITION        YEAR    SALARY     BONUS     COMPENSATION(2)     OPTIONS
      ------------------        ----   --------   --------   ---------------   ------------
Lawrence R. Wilson............  2000   $438,319   $    -0-       $   -0-          40,000          $8,904
  Chairman, Chief Executive     1999    438,319        -0-           -0-         875,000           3,413
  Officer and President         1998    358,319    214,370(3)         -0-         60,000           3,046
Donna L. Heffner..............  2000   $230,000   $    -0-       $   -0-          30,000          $4,566
  Executive Vice President,     1999    230,000        -0-           -0-         250,000           3,489
  Chief Financial Officer       1998    175,000     80,000(3)         -0-         12,000           4,537
  and Secretary
D. Robert Proffitt............  2000   $250,000   $    -0-       $   -0-          30,000          $5,090
  Executive Vice President      1999    250,000        -0-           -0-         250,000           3,849
                                1998    200,000     40,000(3)         -0-         12,000           3,161
Stuart R. Stanek..............  2000   $230,000   $    -0-       $25,776          15,000          $2,685
  Executive Vice President      1999    230,000        -0-        26,216         250,000           2,598
                                1998    210,000     50,000(3)         -0-         12,000           2,635
Peter J. Benedetti............  2000   $200,000   $    -0-       $   -0-          15,000          $2,154
  Executive Vice President      1999    200,000        -0-        69,402         125,000           2,202
                                1998    160,000(4) $ 65,000(3)         -0-        21,005           2,093


---------------

(1)Included for 2000 are Citadel Communications' contributions to the Citadel Broadcasting Company 401(k) Retirement Savings Plan (Mr. Wilson -- $8,766, Ms. Heffner -- $4,506, Mr. Proffitt -- $5,000, Mr. Stanek -- $2,625 and Mr. Benedetti -- $2,100), which contributions vest over five years, and the payment of premiums for term life insurance (Mr. Wilson -- $138, Ms. Heffner -- $60, Mr. Proffitt -- $90, Mr. Stanek -- $60 and Mr.
   Benedetti -- $54).



(2) In accordance with applicable regulations, the amounts set forth in this column do not include perquisites and other personal benefits received by the executive officers unless the aggregate value of such perquisites and other benefits exceeded the lesser of $50,000 or 10% of the total salary and bonus reported for the executive officer. The amount shown for Mr. Stanek in 2000 represents $19,685 for mortgage payments made on behalf of Mr. Stanek and $6,091 for personal motor vehicle use and an auto allowance paid to Mr. Stanek. The amount shown for Mr. Stanek in 1999 represents $25,309 for mortgage payments made on behalf of Mr. Stanek and $907 for personal motor vehicle use. The amount shown for Mr. Benedetti in 1999 represents $58,568 for closing cost payments made on behalf of Mr. Benedetti and reimbursement of the loss on the sale of a home, $7,825 for temporary living expenses and $3,009 for personal motor vehicle use.



(3) Bonuses were earned in 1998 and paid in 1998 and 1999. Does not reflect bonuses earned in 1997 but paid in 1998.


(4) Includes payments of $10,000 made in 1999 following a salary increase made retroactive to November 1998.

     The following table summarizes individual grants of options to purchase shares of common stock of Citadel Communications to the executive officers listed in the Summary Compensation Table during the year ended December 31, 2000.

                         OPTIONS GRANTED IN FISCAL 2000

                                                                                   POTENTIAL REALIZABLE
                                             PERCENT OF                           VALUE AT ASSUMED RATES
                                NUMBER OF      TOTAL                                  OF STOCK PRICE
                                SECURITIES    OPTIONS     EXERCISE                   APPRECIATION FOR
                                UNDERLYING   GRANTED TO   OR BASE                     OPTION TERM(1)
                                 OPTIONS     EMPLOYEES     PRICE     EXPIRATION   -----------------------
             NAME                GRANTED      IN 2000      ($/SH)       DATE        5%($)        10%($)
             ----               ----------   ----------   --------   ----------   ----------   ----------
Lawrence R. Wilson(2).........    40,000        4.48%      $9.44     12-6-2010     $237,471     $601,797
Donna L. Heffner(2)...........    30,000        3.36        9.44     12-6-2010      178,103      451,348
D. Robert Proffitt(2).........    30,000        3.36        9.44     12-6-2010      178,103      451,348
Stuart R. Stanek(2)...........    15,000        1.68        9.44     12-6-2010       89,051      225,674
Peter J. Benedetti(2).........    15,000        1.68        9.44     12-6-2010       89,051      225,674

---------------
(1) The potential realizable value is based on the term of the option at the time of grant, which is ten years for each of the options set forth in the table. An assumed stock price appreciation of 5% and 10% is used pursuant to rules promulgated by the Securities and Exchange Commission. The potential realizable value is calculated by assuming that the market price on the date of grant appreciates at the indicated rate, compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term at this appreciated stock price. The potential realizable value is not intended to forecast the future appreciation of the common stock.

(2) Each option vests 20% each year on the first through fifth anniversaries of the date of the grant. Vesting accelerates in the event of a change in control of Citadel Communications, as provided for in the option award agreements. Each option will fully vest prior to consummation of the merger.

     The following table shows the number of shares of common stock acquired and the value realized upon exercise in 2000 of options to purchase shares of common stock of Citadel Communications by the executive officers listed in the Summary Compensation Table, as well as the number of all unexercised options and the value of unexercised in-the-money options (rounded to the nearest whole share) held by such persons as of December 31, 2000.

                    AGGREGATED OPTION EXERCISES IN 2000 AND
                         FISCAL YEAR END OPTION VALUES

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                             SHARES                   OPTIONS AT FISCAL YEAR END   OPTIONS AT FISCAL YEAR END(1)
                           ACQUIRED ON     VALUE                  #                              $
                           EXERCISE #    REALIZED $   EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
                           -----------   ----------   --------------------------   -----------------------------
Lawrence R. Wilson(2)....       -0-            -0-         653,254/885,623              $3,817,053/$571,032
Donna L. Heffner.........       -0-            -0-         114,262/260,400                  652,331/159,696
D. Robert Proffitt.......       -0-            -0-          76,421/262,800                  257,502/178,896
Stuart R. Stanek.........    20,000       $220,600         182,834/246,600                1,371,771/130,896
Peter J. Benedetti.......       -0-            -0-          33,802/136,203                    10,800/45,600

---------------
(1) These values have been calculated on the basis of the December 31, 2000 closing price per share of $12.00, less the applicable exercise price.

(2) Includes options held by Rio Bravo Enterprise Associates, L.P. Mr. Wilson owns all of the capital stock of Rio Bravo, Inc., the sole general partner of Rio Bravo Enterprise Associates, L.P.

EMPLOYMENT AGREEMENT

     In June 1996, Citadel Communications entered into an employment agreement with Lawrence R. Wilson which has an initial term ending in June 2001, which term will be automatically renewed for one year. The agreement provides for annual base salary compensation, annual increases to base salary and an annual bonus calculated as a percentage of base salary in effect at the end of the year and based on Citadel Communications' annual performance criteria. The annual performance criteria were not achieved for the year ended December 31, 2000 and, therefore, no bonus was earned for 2000. For 1999 and 2000, the Compensation Committee of Citadel Communications' Board of Directors approved a base salary for Mr. Wilson in an amount greater than that provided for in the agreement, following the Committee's review of compensation levels at comparable public companies.

     Mr. Wilson's employment will terminate upon Mr. Wilson's becoming permanently disabled or upon a liquidation or dissolution of Citadel Communications, a sale, transfer or other disposition of all of the assets of Citadel Broadcasting on a consolidated basis, or any transaction or series of transactions whereby any person or entity other than ABRY Broadcast Partners II, L.P. (a former significant stockholder of Citadel Communications) or its affiliates or affiliates of Citadel Communications, becomes the direct or indirect beneficial owner of securities of Citadel Communications or Citadel Broadcasting representing 50% or more of the combined voting power of Citadel Communications' or Citadel Broadcasting's then outstanding securities. Consummation of the merger will result in such a termination event. In such event, Mr. Wilson or his beneficiary will be entitled to receive Mr. Wilson's then base salary through the end of the month in which the termination occurs. In addition, upon the affirmative vote or written consent of not less than 66 2/3% of the members of the Citadel Communications Board of Directors, Mr. Wilson's employment may be terminated with or without cause. If any such termination is without cause, Mr. Wilson will be entitled to receive his then current base salary through the end of the then current term of the employment agreement.

1996 EQUITY INCENTIVE PLAN

     Citadel Communications adopted the 1996 Equity Incentive Plan under which employees, officers, directors, consultants, independent contractors and advisors of Citadel Communications and its subsidiaries are eligible to receive awards in the form of incentive stock options and options that are not incentive stock options to purchase common stock of Citadel Communications. Awards may also be in the form of stock appreciation rights, restricted securities and other stock-based awards as determined by the Board of Directors of Citadel Communications, none of which has been granted to date. The Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors and in certain cases Citadel Communications' Board. The Compensation Committee or the Board has authority under the Equity Incentive Plan to designate participants, determine the terms and conditions of awards to be granted to each participant and decide all matters relating to any award. At December 31, 2000, the total number of shares of common stock of Citadel Communications that remained reserved and available for issuance under the Equity Incentive Plan, or which may be used to provide a basis of measurement for an award, was 1,986,298 shares, including shares underlying outstanding grants.

     Shares subject to any expired, terminated or lapsed awards are available for subsequent grants under the Equity Incentive Plan. The exercise price of incentive stock options granted under the plan may not be less than the fair market value of the common stock as of the date of grant, and 110% of the fair market value of the common stock in the case of an incentive stock option granted to an individual who at the time of the grant owns more than 10% of the combined voting power of Citadel Communications' capital stock. The Board may provide that an optionee may pay for shares upon exercise of an option in cash or by check or through cashless exercise procedures or by such other medium or by any combination of media as authorized by the Board. The grant of an option may be accompanied by a reload option, which gives an optionee who pays the exercise price of an option with shares of common stock an additional option to acquire the same number of shares that was used to pay for the original option at an exercise price of not less than the fair market value of common stock as of the reload option grant date. In the event a participant's employment with Citadel Communications is terminated due to disability, retirement or any other reason, a participant may exercise an option only to the extent it was exercisable on the termination date of the participant's employment. An incentive stock option must be exercised prior to the earlier of the expiration of three months (six months in the case of disability after the termination date) or the expiration date of the options set forth in the award agreement. A non-incentive stock option must be exercised within the applicable time period for exercise set forth in the award agreement. In the event of the death of the participant before an option lapses, an option may be exercised only to the extent it was exercisable on the date of death. However, such exercise must be made prior to the earlier of the first anniversary of the participant's death or the expiration date of the option.

1999 LONG-TERM INCENTIVE PLAN

     Citadel Communications adopted the 1999 Long-Term Incentive Plan, which is intended to be the primary long-term incentive plan for senior management. The Long-Term Incentive Plan provides opportunities for participants to earn the right to purchase shares of Citadel Communications' common stock if performance goals, measured solely by the increase in the price of the common stock, and continued employment requirements are met. Participants under the Long-Term Incentive Plan receive an option grant based on the Citadel Communications' Compensation Committee's evaluation of the participant's ability to contribute to Citadel Communications' overall performance. If the option is not fully earned during the specific five-year performance period, any portion not earned is forfeited, and the shares become available for issuance upon exercise of other options granted under the plan. For the full option to be earned, the average stock price (calculated over 20 consecutive trading days) over the exercise price must double during the performance period. If any shares become available for additional grants under this plan, the exercise price will be the average of the bid and asked prices of the common stock on the date of the grant. The option is earned in one-fifth increments for each increase in average stock price (calculated over 20 consecutive trading days) equal to one-fifth of the difference between the doubled exercise price and the exercise price. When an increment of the option is earned, the earned portion generally vests over a five-year period. A total of 1,750,000 shares of common stock are reserved and available for issuance under the Long-Term Incentive Plan.

     At the time that Citadel Communications' Board of Directors adopted the Long-Term Incentive Plan, the following option grants were made to be effective as of the closing of Citadel Communications' common stock offering in June 1999, subject to stockholder approval of the Long-Term Incentive Plan, which was obtained in July 1999: Lawrence R. Wilson -- 875,000 shares; Donna L. Heffner -- 250,000 shares; D. Robert Proffitt -- 250,000 shares; Stuart R. Stanek -- 250,000 shares; and Peter J. Benedetti -- 125,000 shares. The exercise price for the options granted is $29.25 per share, the price to the public in Citadel Communications' June 1999 common stock offering. Four-fifths of each of these options have been earned.

401(k) PLAN

     Effective in 1993, Citadel Broadcasting adopted a 401(k) Retirement Savings Plan for the purpose of providing, at the option of the employee, retirement benefits to full-time employees who have been employed for a period of one year or longer and who meet certain other requirements of the 401(k) plan. Contributions to the 401(k) plan are made by the employee and, on a voluntary basis, by Citadel Communications. Citadel Communications currently matches 100% of that part of the employee's elective deferrals up to 2% of the employee's salary.

     A contribution to the 401(k) plan of approximately $908,000 was made by Citadel Communications during the year ended December 31, 2000.

DIRECTOR COMPENSATION

     Currently, all non-employee directors are entitled to receive an annual fee of $20,000 for their services as directors. Directors who are also employees of Citadel Communications do not receive additional consideration for serving as directors, except that all directors are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at Board and committee meetings.

     Additionally, for their services as directors, each non-employee director was granted an option on December 6, 2000 to purchase 5,000 shares of Citadel Communications' common stock at an exercise price of $9.44 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2000, John E. von Schlegell, Robert F. Fuller, Ike Kalangis, Robert
G. Liggett, Jr. and Ted L. Snider, Sr. were members of the Compensation Committee of the Citadel Communications Board of Directors, which determines compensation matters for Citadel Communications and Citadel Broadcasting.

     Registration Rights Agreement. Citadel Communications is a party to a Registration Rights Agreement, dated June 28, 1996, as amended, with Lawrence R. Wilson, Rio Bravo Enterprise Associates, L.P., ABRY Broadcast Partners II, L.P., The Endeavour Capital Fund Limited Partnership, Ted L. Snider, Sr. and others, which requires Citadel Communications to register their shares of its common stock under the Securities Act of 1933, as amended, for offer and sale to the public (including by way of an underwritten public offering), upon a demand by such stockholders, and which entitles such parties to join in any registration of equity securities of Citadel Communications. Various stockholders have exercised their rights under this agreement and have participated in Citadel Communications' common stock offerings, including The Endeavour Capital Fund Limited Partnership and its general partner and Ted L. Snider, Sr. Mr. von Schlegell is President and a shareholder of the general partner of The Endeavour Capital Fund Limited Partnership. Mr. Wilson owns all of the capital stock of Rio Bravo, Inc., the sole general partner of Rio Bravo Enterprise Associates, L.P. In addition to those parties having registration rights under the Registration Rights Agreement, each of Rio Bravo Enterprise Associates, L.P., Donna L. Heffner, D. Robert Proffitt, Stuart R. Stanek and Peter J. Benedetti participated as selling stockholders in Citadel Communications' common stock offering in 2000.


     Transactions with Connect Communications. Connect Communications Corporation provided telephone service to Citadel Broadcasting during 2000. The amount paid by Citadel Broadcasting in 2000 for such services was approximately $560,000. In addition, Connect Communications paid Citadel Broadcasting approximately $75,000 for the reimbursement of third party telephone charges and rent for space on one of Citadel Broadcasting's towers in Little Rock, Arkansas. Ted Snider, Jr., the son of Ted L. Snider, Sr., a director of Citadel Communications and Citadel Broadcasting, is a director and shareholder of Connect Communications Corporation. Citadel Communications believes that the terms of its transactions with Connect Communications Corporation are at least as favorable to Citadel Communications as those that could be obtained generally from unaffiliated parties and it expects to continue to do business with Connect Communications Corporation.


     Consulting Agreement. On August 31, 1999, Citadel Broadcasting entered into a seven-year Consulting Agreement with Robert F. Fuller which provides for compensation to Mr. Fuller of $250,000 each year. In 2000, Citadel Broadcasting paid Mr. Fuller $250,000 under this Consulting Agreement. Citadel Broadcasting originally entered into this Consulting Agreement in connection with its acquisition of all of the issued and outstanding shares of capital stock of Fuller-Jeffrey Broadcasting Companies, Inc. from Mr. Fuller and Joseph N. Jeffrey, Jr., the two former stockholders of Fuller-Jeffrey Broadcasting. Mr. Fuller became a director of each of Citadel Communications and Citadel Broadcasting in November 1999. Citadel Communications believes that the terms of the Consulting Agreement with Mr. Fuller are at least as favorable to it as those that could be obtained generally from unaffiliated parties.

     Acquisition of Assets from Liggett Broadcast, Inc. In August 2000, Citadel Broadcasting completed its acquisition from Liggett Broadcast, Inc., Rainbow Radio, LLC, New Tower, Inc. and LLJ Realty, LLC of various radio stations and related assets for the aggregate purchase price of approximately $120.9 million in cash. Following the acquisition, Robert G. Liggett, Jr., who together with his immediate family members or trusts for the benefit of his immediate family members directly or indirectly owned at the time of the acquisition all or a majority of the equity interests of each selling entity, was appointed as a director of each of Citadel Communications and Citadel Broadcasting.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors approves the compensation programs for Citadel Communications' executive officers and certain other members of senior management. During 2000, the Committee consisted of from four to five non-employee directors.

     The Committee intends for Citadel Communications' compensation programs to provide strong incentives to senior management to pursue actions that will directly benefit Citadel Communications and its stockholders. The principles underlying Citadel Communications' executive compensation program continue to be:

     (1) Citadel Communications must offer competitive salaries to be able to attract and retain highly qualified and experienced executives and other management personnel;

     (2) Executive cash compensation in excess of base salaries should be tied to the performance of Citadel Communications and the individual executive; and

     (3) The financial interests of the executives should be aligned with the financial interests of the stockholders.

     In developing compensation programs during prior years, the Committee utilized the services of an outside consultant who specializes in executive compensation matters. The consultant advised the Committee about comparable publicly traded radio broadcasting companies' compensation programs. However, during 2000, the Committee did not engage any consultants to advise it on such matters.

     The Committee intends that a major portion of total compensation for senior management be based on attainment of performance objectives. Depending on the situation, such objectives will measure performance across Citadel Communications' business or as to an identifiable portion of the operations over which the individual has managerial responsibility. Another, smaller portion of compensation is based on the individual's attainment of specific personal performance objectives. In addition to these formal procedures, at any time the Committee may and has rewarded a particularly outstanding performance achievement by an individual member of management.

     In 2000, the two primary forms of compensation paid or awarded to Citadel Communications' executive officers were salary and stock options.

     Base salaries for the Chief Executive Officer and other executive officers are established at levels appropriate for the duties and scope of responsibilities of each officer's position and are intended to be competitive with comparable radio broadcasting companies. The base salaries for 2000 for the Chief Executive Officer and the executive officers who were also employed by Citadel Communications in 1999 remained unchanged from their base salaries for 1999. Base salaries for executive officers hired in 2000 were determined at the time such persons joined Citadel Communications. Salaries for all executives are reviewed periodically and adjusted as warranted to reflect sustained individual officer performance.

     No additional cash compensation was paid to the Chief Executive Officer or any other executive officer for 2000. The opportunity for the executive officers to earn bonuses in respect of 2000 was dependent on Citadel Communications' achieving certain performance criteria, with a portion of any bonus based on individual achievement criteria developed by the Committee through consultation with the Chief Executive Officer. However, the award of any individual achievement bonus was contingent on the achievement of the overall performance criteria. As the overall performance criteria established for 2000 were not realized, no bonus was awarded to any executive officer for 2000.

     Stock ownership remains a fundamental principle underlying Citadel Communications' executive compensation policies. The Committee believes that management's having an equity interest in Citadel Communications more closely aligns the interests of stockholders and management.

     During 2000, the price of Citadel Communications' common stock declined from 1999 levels, which, by the fourth quarter of 2000, resulted in options granted in 1999 and early 2000 having per share exercise prices significantly higher than the then prevailing stock price. After considering alternatives, the Committee determined to recommend the grant of new options to executive officers and key employees. An option to purchase 40,000 shares of common stock under the 1996 Equity Incentive Plan was granted to the Chief Executive Officer on December 6, 2000. Each other current executive officer and various other key employees also received a grant under this plan on either November 29, 2000 or December 6, 2000. Three new executive officers were also granted options under the 1996 Equity Incentive Plan earlier in the year when they joined Citadel Communications.

     The exercise price for each option granted to senior management in 2000 is the fair market value of the common stock on the date of the grant. With the exception of one option granted to an executive officer pursuant to the terms of his employment agreement with Citadel Communications, the stock options granted to executive officers in 2000 vest over five years. This approach is designed to increase stockholder value over a long term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

     The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to certain executive officers and disallows the deductibility of certain compensation in excess of $1,000,000 per year unless it is considered performance-based compensation under the Internal Revenue Code. Citadel Communications' policies and practices generally ensure the maximum deduction possible under Section 162(m) of the Internal Revenue Code. However, Citadel Communications reserves the right to forego any or all of the tax deduction if believed to be in the best interest of Citadel Communications and its stockholders.

                                          Members of the Compensation Committee

                                          John E. von Schlegell
                                          Robert F. Fuller
                                          Ike Kalangis
                                          Robert G. Liggett, Jr.
                                          Ted L. Snider, Sr.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return on Citadel Communications' common stock, The Nasdaq Stock Market (U.S.) Index and a peer group of radio broadcasting companies (Clear Channel Communications Inc., Cox Radio Inc. and Emmis Communications Corp) for the period from July 1, 1998, the first day of trading of Citadel Communications' common stock, through December 31, 2000.

                                                         CITADEL
                                                     COMMUNICATIONS               NASDAQ STOCK
                                                       CORPORATION             MARKET (U.S.) INDEX           PEER GROUP (1)
                                                       ------------            -------------------           --------------
7/1/98                                                   100.00                      100.00                      100.00
12/31/98                                                 161.72                      116.03                       97.78
12/31/99                                                 405.47                      215.62                      162.58
12/31/00                                                  75.00                      129.74                       88.94

                                                                  CUMULATIVE TOTAL RETURN
                                                         ------------------------------------------
                                                         7/1/98    12/31/98    12/31/99    12/31/00
                                                         ------    --------    --------    --------
Citadel Communications Corporation.....................   $100     $161.72     $405.47      $75.00
Nasdaq Stock Market (U.S.) Index.......................    100      116.03      215.62      129.74
Peer Group(1)..........................................    100       97.78      162.58       88.94

---------------
(1) The peer group presented in Citadel Communications' comparative performance data in its proxy statement for its 2000 Annual Meeting of Stockholders included AMFM, Inc., an entity which was acquired by Clear Channel Communications Inc. in August 2000. As AMFM cannot independently be included in the peer group comparative data for the period following its acquisition, its separate results have been deleted from the graph and chart for the period prior to its acquisition.

     The graph and chart assume that $100 was invested on July 1, 1998 with dividends, if any, reinvested. Peer returns are weighted by market capitalization. The total stockholder returns are not necessarily indicative of future returns.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information with respect to the beneficial ownership of Citadel Communications' common stock as of March 12, 2001 by (1) each person, entity or group known to Citadel Communications to beneficially own more than five percent of the common stock, (2) each of Citadel Communications' directors, (3) each of Citadel Communications' executive officers listed in the Summary Compensation Table under the heading "Executive Compensation" and (4) all of Citadel Communications' directors and executive officers as a group.


     Except as indicated below, the persons named have sole voting and investment power with respect to the shares shown as beneficially owned by them. The percentages are rounded to the nearest tenth of a percent. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders generally.


     The number of shares and percentages are calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, on a stockholder by stockholder basis, assuming that each stockholder converted all securities owned by such stockholder that are convertible into common stock at the option of the holder within 60 days of March 12, 2001, and that no other stockholder so converts. The numbers and percentages of shares owned assume that these outstanding options have been exercised by such respective stockholders as follows:


     - Lawrence R. Wilson -- 653,254 shares (including options to purchase 470,033 shares held by Rio Bravo Enterprise Associates, L.P.);

     - Donna L. Heffner -- 114,262 shares;

     - D. Robert Proffitt -- 78,821 shares;


     - Peter J. Benedetti -- 33,802 shares;


     - each of Robert F. Fuller, Ike Kalangis, Robert G. Liggett, Jr., Ted L. Snider, Sr. and John E. von Schlegell -- 5,000 shares; and


     - all directors and executive officers as a group -- 910,739 shares.



                                                                     SHARES OF
                                                                   COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              -----------------------
                                                                           PERCENT OF
                                                                             COMMON
                      BENEFICIAL OWNER                         NUMBER        STOCK
                      ----------------                        ---------    ----------
FIVE PERCENT STOCKHOLDERS:
Capital Group International, Inc.(1)........................  2,197,000        5.9%
  11100 Santa Monica Boulevard
  Los Angeles, CA 90025

DIRECTORS AND EXECUTIVE OFFICERS:
Lawrence R. Wilson(2).......................................  2,547,800        6.7%
  City Center West
  Suite 400
  7201 West Lake Mead Boulevard
  Las Vegas, NV 89128
Donna L. Heffner(3).........................................    235,813          *
D. Robert Proffitt(4).......................................    232,055          *
Stuart R. Stanek............................................         --         --
Peter J. Benedetti(5).......................................     37,629          *
Robert F. Fuller............................................     70,000          *
Ike Kalangis................................................      6,000          *
Robert G. Liggett, Jr.(6)...................................     73,000          *

                                                                     SHARES OF
                                                                   COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              -----------------------
                                                                           PERCENT OF
                                                                             COMMON
                      BENEFICIAL OWNER                         NUMBER        STOCK
                      ----------------                        ---------    ----------
Ted L. Snider, Sr.(7).......................................     53,617          *
John E. von Schlegell.......................................      5,000          *
All directors and...........................................  3,308,314        8.7%
  executive officers as
  a group (14 persons)(8)


---------------
* Less than 1%


 (1)As reported on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2001 by Capital Group International, Inc. on behalf of itself and Capital Guardian Trust Company. Capital Guardian Trust Company has sole voting power with respect to 1,607,300 of the shares indicated and sole dispositive power with respect to all of the shares indicated. Capital Group International, Inc. is the parent holding company of a group of investment management companies, including Capital Guardian Trust Company. The number of shares shown assumes that there has been no change in the number of shares beneficially owned from the number of shares reported as being beneficially owned in the Schedule 13G.



 (2) The number of shares includes 1,822,883 shares held by Rio Bravo Enterprise Associates, L.P. and 14,000 shares held by Molly and Associates, LLC. The number of shares also includes 470,033 shares of common stock which may be acquired upon exercise of options held by Rio Bravo Enterprise Associates. Rio Bravo Enterprise Associates therefore beneficially owns 2,292,916 shares or 6.1% of the common stock. Mr. Wilson, a director and executive officer, owns all of the capital stock of Rio Bravo, Inc., the sole general partner of Rio Bravo Enterprise Associates. Mr. Wilson is the managing member of Molly and Associates, and Rio Bravo Enterprise Associates owns 50% of the equity interests of Molly and Associates. The remaining shares are jointly owned by Mr. Wilson and his spouse, Claire Wilson, or may be acquired upon exercise of options held by Mr. Wilson.



 (3) Ms. Heffner's shares are jointly owned by Ms. Heffner and her spouse, Timothy Heffner. The number of shares shown does not include 3,500 shares held by Molly and Associates, which are allocated to Ms. Heffner's ownership interest in Molly and Associates. Beneficial ownership of these shares is attributed to Lawrence R. Wilson as discussed in Note 2.



 (4) Mr. Proffitt's shares are jointly owned by Mr. Proffitt and his spouse, Lynette Proffitt. The number of shares shown does not include 3,500 shares held by Molly and Associates, which are allocated to Mr. Proffitt's ownership interest in Molly and Associates. Beneficial ownership of these shares is attributed to Lawrence R. Wilson as discussed in Note 2.



 (5) Mr. Benedetti's shares are jointly owned by Mr. Benedetti and his spouse, Krista Benedetti.



 (6) The number of shares includes 68,000 shares held by Liggett Ventures, LLC. Mr. Liggett is the managing member of Liggett Ventures, and he and his spouse own all of the equity interests in Liggett Ventures.



 (7) The number of shares shown does not include 121,713 shares owned by Mr. Snider's spouse.



 (8) Includes shares discussed in footnotes (2) and (6).

                              CERTAIN TRANSACTIONS

     In June 2000, Citadel Broadcasting completed its acquisition of all of the capital stock of Bloomington Broadcasting Holdings, Inc. for the aggregate purchase price of approximately $175.9 million in cash. Following the acquisition, Kenneth H. Maness, who was a shareholder, executive officer and the sole director of Bloomington Broadcasting and who received approximately $4.8 million in transaction consideration, became an executive officer of Citadel Communications and Citadel Broadcasting.

     See the discussion in the Executive Compensation section of this proxy statement, under the heading "Compensation Committee Interlocks and Insider Participation" for a description of various other transactions involving Citadel Communications' directors and executive officers and significant stockholders.

      PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    (PROPOSAL 3 ON THE ENCLOSED PROXY CARD)

     The Board of Directors of Citadel Communications has selected KPMG LLP to serve as the independent public accountants to examine the financial statements of Citadel Communications and its subsidiary for the year ending December 31, 2001. KPMG LLP has been employed to perform this function for Citadel Communications since its formation in 1993. A representative of KPMG LLP is expected to be present at the annual meeting for the purpose of making a statement, should he or she so desire, and to respond to appropriate questions.

     If the stockholders should not ratify the appointment, the Audit Committee of the Board will investigate the reasons for rejection by the stockholders and the Board of Directors will reconsider the appointment.

AUDIT FEES


     The aggregate fees billed for professional services rendered by KPMG LLP for the audit of Citadel Communications' annual financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in Citadel Communications' Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission during 2000 were approximately $383,020.


FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     KPMG LLP performed no services and therefore billed no fees relating to operating or supervising the operation of Citadel Communications' information systems or local area network or for designing or implementing Citadel Communications' financial information management systems during 2000.

ALL OTHER FEES


     The aggregate fees billed for other services rendered to Citadel Communications by KPMG LLP in 2000 were approximately $699,769, including internal audit evaluation, procedures related to Securities and Exchange Commission filings and other professional services.


AUDITOR INDEPENDENCE

     The Audit Committee of the Board of Directors believes that the non-audit services provided by KPMG LLP are compatible with maintaining auditor's independence. None of the time devoted by KPMG LLP on its engagement to audit Citadel Communications' financial statements for the year ended December 31, 2000 is attributable to work performed by persons other than KPMG LLP employees.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
 THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS CITADEL COMMUNICATIONS'
         INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2001

                               OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     Citadel Communications does not expect to hold a 2002 Annual Meeting of Stockholders, because, following the merger, Citadel Communications will not be a publicly held company. However, if the merger is not consummated for any reason, any proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders must be received by Citadel Communications, City Center West, Suite 400, 7201 West Lake Mead Boulevard, Las
Vegas, Nevada, 89128, no later than November   , 2001 in order to be included in
the proxy materials for such meeting. It is suggested that a proponent submit any proposal by Certified Mail -- Return Receipt Requested to the Secretary of Citadel Communications at Citadel Communications' principal executive offices. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in Citadel Communications' 2002 proxy materials.


     Any stockholder proposal that is not submitted for inclusion in the proxy materials for the 2002 Annual Meeting of Stockholders, but is instead sought to be presented directly at such meeting, must be submitted in writing to the Secretary of Citadel Communications at Citadel Communications' principal executive offices no later than January 26, 2002, and the notice must provide information as required by Citadel Communications' Bylaws. A copy of these Bylaw requirements will be provided upon request in writing to the Secretary at the principal executive offices of Citadel Communications.


     If there should be any change in the foregoing submission deadlines, Citadel Communications intends to publicly disseminate information concerning the change.

DIRECTOR NOMINEES

     Any stockholder entitled to vote for the election of directors may nominate persons for election to the Board of Directors. Generally such nominations with respect to an election to be held at an annual meeting must be submitted in writing to the Secretary of Citadel Communications at Citadel Communications' principal executive offices at least 90 days before the anniversary date of the preceding annual meeting, and the notice must provide information as required by Citadel Communications' Bylaws. A copy of these Bylaw requirements will be provided upon request in writing to the Secretary at the principal executive offices of Citadel Communications. This requirement does not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor does it apply to questions a stockholder may wish to ask at the meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that Citadel Communications' directors and executive officers, and any persons who own more than ten percent of Citadel Communications' common stock, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of Citadel Communications. Such persons are required by Securities and Exchange Commission regulations to furnish Citadel Communications with copies of all
Section 16(a) forms they file.

     To Citadel Communications' knowledge, based solely on the review of the copies of such reports and written representations that no other reports were required during or with respect to the year ended December 31, 2000, all such section 16(a) filing requirements were met.

ANNUAL REPORT

     Citadel Communications has enclosed its Annual Report for the year ended December 31, 2000 with this proxy statement, which includes Citadel Communications' 2000 Annual Report to the Securities and Exchange Commission on Form 10-K, without exhibits. Stockholders are referred to the report for financial and other information about Citadel Communications, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

                      WHERE YOU CAN FIND MORE INFORMATION

     Citadel Communications files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Stockholders may read and copy any reports, statements or other information Citadel Communications files with the SEC at its public reference rooms at 450 Fifth Street, N.W., Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York

10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Stockholders should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Citadel Communications' filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. In addition, stockholders can inspect and copy Citadel Communications' reports, proxy statements and other information at the offices of The Nasdaq Stock Market, 1735 K Street, Washington, DC 20006-1500.

                                          By order of the Board of Directors

                                          Donna L. Heffner
                                          Secretary
                                          March   , 2001

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                       CITADEL COMMUNICATIONS CORPORATION

                                      and

                              FLCC HOLDINGS, INC.

                          dated as of January 15, 2001

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
                                ARTICLE I
                           THE MERGER; CLOSING
1.1.   The Merger..................................................      1
1.2.   Directors and Officers......................................      1
1.3.   Articles of Incorporation and Bylaws........................      2
                                ARTICLE II
            EFFECT OF THE MERGER ON SECURITIES OF THE COMPANY
                              AND MERGER SUB
2.1.   Conversion of Merger Sub Stock..............................      2
2.2.   Conversion of Company Common Stock..........................      2
2.3.   Surrender and Payment.......................................      2
2.4.   Options.....................................................      3
2.5.   Withholding Rights..........................................      3
2.6.   Lost, Stolen or Destroyed Certificates......................      3
                               ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1.   Organization and Good Standing; Organizational Documents....      4
3.2.   Capitalization..............................................      4
3.3.   Subsidiaries................................................      5
3.4.   Authorization; Binding Agreement............................      5
3.5.   Governmental Approvals......................................      5
3.6.   No Violations...............................................      6
3.7.   Securities Filings..........................................      6
3.8.   Litigation; Liabilities.....................................      7
3.9.   Financial Statements........................................      7
3.10.  Absence of Certain Changes..................................      7
3.11.  Related Party Transactions..................................      8
3.12.  Compliance with Laws; Permits...............................      8
3.13.  Finders and Investment Bankers..............................      8
3.14.  Material Contracts..........................................      8
3.15.  Employee Benefit Plans......................................      9
3.16.  Taxes and Returns...........................................     10
3.17.  Fairness Opinion............................................     11
3.18.  Takeover Statutes...........................................     11
       Company FCC Licenses; Operations of Company Licensed
3.19.  Facilities..................................................     11
3.20.  Intellectual Property.......................................     12
3.21.  Environmental Matters.......................................     13
3.22.  Property....................................................     14
                                ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF PARENT
4.1.   Organization and Good Standing..............................     14
4.2.   Authorization; Binding Agreement............................     15
4.3.   Governmental Approvals......................................     15
4.4.   No Violations...............................................     15
4.5.   Financing...................................................     15
4.6.   Qualification...............................................     15
4.7.   Ownership of Company Common Stock...........................     15

                                                                       PAGE
                                                                       ----
                                ARTICLE V
                   ADDITIONAL COVENANTS OF THE COMPANY
       Conduct of Business of the Company and the Company
5.1.   Subsidiaries................................................     15
5.2.   Notification of Certain Matters.............................     18
5.3.   Access and Information......................................     18
5.4.   Stockholder Approval........................................     19
5.5.   Reasonable Best Efforts.....................................     19
5.6.   Public Announcements........................................     19
5.7.   Compliance..................................................     19
5.8.   Company Benefit Plans.......................................     19
5.9.   No Solicitation.............................................     20
5.10.  SEC and Stockholder Filings.................................     21
5.11.  Takeover Statutes...........................................     21
5.12.  Debenture and Preferred Stock Offers........................     22
                                ARTICLE VI
                      ADDITIONAL COVENANTS OF PARENT
6.1.   Notification of Certain Matters.............................     22
6.2.   Reasonable Best Efforts.....................................     22
6.3.   Public Announcements........................................     23
6.4.   Compliance..................................................     23
6.5.   Director and Officer Liability..............................     23
6.6.   Formation and Actions of Merger Sub.........................     23
6.7.   No Purchase of Company Common Stock.........................     24
                               ARTICLE VII
              ADDITIONAL COVENANTS OF THE COMPANY AND PARENT
7.1.   Proxy Statement.............................................     24
                               ARTICLE VIII
                                CONDITIONS
8.1.   Conditions to Each Party's Obligations......................     25
8.2.   Conditions to Obligations of the Company....................     25
8.3.   Conditions to Obligations of Parent.........................     26
                                ARTICLE IX
                       TERMINATION AND ABANDONMENT
9.1.   Termination.................................................     26
9.2.   Effect of Termination.......................................     27
                                ARTICLE X
                              MISCELLANEOUS
10.1.  Confidentiality.............................................     28
10.2.  Amendment and Modification..................................     28
10.3.  Waiver of Compliance; Consents..............................     29
10.4.  Survival of Representations and Warranties..................     29
10.5.  Notices.....................................................     29
10.6.  Binding Effect; Assignment..................................     30
10.7.  Expenses....................................................     30
10.8.  Governing Law...............................................     30
10.9.  Counterparts................................................     30
10.10. Interpretation..............................................     30
10.11. Entire Agreement............................................     30
10.12. Specific Performance........................................     30
10.13. Third Parties...............................................     31

                             INDEX OF DEFINED TERMS


                                                                PAGE
                                                                ----
Acquisition Agreement.......................................     20
Acquisition Transaction.....................................     21
Affiliate...................................................     30
Agreement...................................................      1
Articles of Merger..........................................      1
Benefit Plans...............................................      9
CBC.........................................................      6
Certificate of Incorporation................................      4
Certificates................................................      2
Closing.....................................................      1
Closing Date................................................      1
Code........................................................      9
Company.....................................................      1
Company Common Stock........................................      2
Company ERISA Affiliate.....................................      9
Company FCC Licenses........................................     11
Company Group...............................................     10
Company Licensed Facilities.................................     11
Company Licenses Facility...................................     11
Company LMA Facilities......................................     11
Company LMA Facility........................................     11
Company Options.............................................      3
Company Permits.............................................      8
Company Preferred Stock.....................................      4
Company Proposal............................................     19
Company Stockholders Meeting................................     19
Company Subsidiaries........................................      4
Consent.....................................................      5
Debenture Offer.............................................     22
Debentures..................................................     22
Effective Time..............................................      1
End Date....................................................     27
Event.......................................................      7
Exchange Act................................................      5
Exchange Fund...............................................      2
FCC.........................................................      6
Financial Advisor...........................................     21
GAAP........................................................      7
Governmental Authority......................................      6
HSR Act.....................................................      6
Indemnified Losses..........................................     23
Indemnified Person..........................................     23
Intellectual Property.......................................     13
Law.........................................................      6
Letter of Transmittal.......................................      2
Liens.......................................................      5

                                                                PAGE
                                                                ----
Litigation..................................................      7
LMA Facility FCC License....................................     12
LMA Facility FCC Licenses...................................     12
Material Contract...........................................      8
Merger......................................................      1
Merger Consideration........................................      2
Merger Sub..................................................      1
Multi-employer plan.........................................      9
NASD........................................................      7
Nevada Code.................................................      1
Notice......................................................     20
Parent......................................................      1
Parent Subsidiaries.........................................      2
Paying Agent................................................      2
Person......................................................     30
Preferred Stock.............................................     22
Preferred Stock Offer.......................................     22
Preferred Stock Solicitation................................     22
Proxy Statement.............................................     24
Representatives.............................................     20
Requisite Consents..........................................     22
Requisite Preferred Stock Consents..........................     22
SEC.........................................................      6
Securities Act..............................................      5
Significant Contracts.......................................      9
Significant Transaction.....................................      8
Solicitation................................................     22
Station Acquisition Contract................................     16
Subsidiary..................................................     30
Superior Proposal...........................................     21
Surviving Corporation.......................................      1
Takeover Proposal...........................................     21
Takeover Statute............................................     11
Tax or Taxes................................................     11
Termination Fee.............................................     27

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of January 15, 2001, by and between FLCC Holdings, Inc., a Delaware corporation ("Parent") and Citadel Communications Corporation, a Nevada corporation (the "Company").

                                    RECITALS

     A. The Board of Directors of the Company has approved and adopted and deems it advisable and in the best interests of the Company to consummate the merger provided for herein (the "Merger"), pursuant to which Parent will acquire all of the common stock of the Company through the merger of FLCC Acquisition Corp., a to-be-formed wholly owned subsidiary of Parent incorporated in the state of Nevada ("Merger Sub"), with and into the Company upon the terms and subject to the conditions set forth in this Agreement. The Board of Directors of Parent has approved and adopted and deems it advisable and in the best interests of Parent and its stockholders to consummate the Merger upon the terms and subject to the conditions set forth herein.

     B. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                              THE MERGER; CLOSING

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement:

          (a) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of Chapters 78 and 92A of the Nevada Revised Statutes (the "Nevada Code"). The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its existence as a corporation under the laws of the State of Nevada. As a result of the Merger, the Company shall become a direct, wholly owned subsidiary of Parent. After the Effective Time, the separate corporate existence of Merger Sub shall cease. The Merger shall have the effects set forth in Section 92A.250 of the Nevada Code.

          (b) The closing of the Merger (the "Closing") shall take place (a) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, NY 10004, as soon as practicable (but not later than 5 business days) after the last to be fulfilled or waived of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance herewith, or (b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

          (c) On or before the Closing Date, the parties shall (i) file articles of merger with respect to the Merger (the "Articles of Merger") in such form as is required by and executed in accordance with the Nevada Code and
     (ii) make all other filings or recordings required under the laws of Nevada. The Merger shall become effective at the date and time of the filing of the Articles of Merger (or such other date and time as may be agreed to by Parent and the Company and specified in the Articles of Merger as may be permitted by the Nevada Code). The time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time."

     1.2. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, as of and after the Effective Time and until their successors are duly appointed or elected in accordance with the laws of Nevada or until their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation as of and after the Effective Time until such time as their successors shall be duly elected or appointed in accordance with the laws of Nevada or until their earlier death, resignation or removal.

     1.3. Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of Merger Sub immediately prior to the Effective Time shall be adopted as the articles of incorporation and bylaws of the Surviving Corporation as of the Effective Time. Such bylaws shall include a provision that the Nevada Control Share Act, Sections 78.378 to 78.3793 of the Nevada Code, inclusive, does not apply to any holders of capital stock of the Surviving Corporation or any successor entity as a result of such holders' acquisition of shares of such capital stock.

                                   ARTICLE II

               EFFECT OF THE MERGER ON SECURITIES OF THE COMPANY
                                 AND MERGER SUB

     2.1. Conversion of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties, each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and shall become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     2.2. Conversion of Company Common Stock. (a) Subject to the provisions of this Agreement, at the Effective Time each issued and outstanding share of common stock, par value $.001 per share, of the Company ("Company Common Stock"), shall be converted into the right to receive in cash, without interest, an amount equal to $26.00 (the "Merger Consideration").

          (b) As a result of the Merger and without any action on the part of any holder thereof, at the Effective Time all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Merger Consideration upon the surrender of a certificate representing such shares of Company Common Stock, together with a duly completed Letter of Transmittal (as defined below), or a Letter of Transmittal with respect to shares of Company Common Stock held in book-entry form (the "Certificates").

          (c) Notwithstanding anything contained in this Section 2.2 to the contrary, each share of Company Common Stock issued and held in the Company's treasury or by any of the Company's subsidiaries immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

          (d) Notwithstanding the foregoing, each share of Company Common Stock owned by Parent or any of its subsidiaries ("Parent Subsidiaries") at the Effective Time shall, by virtue of the Merger, be canceled and retired without payment of any consideration therefor.

          (e) The Merger Consideration shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement and prior to the Closing applicable to Company Common Stock.

     2.3. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "Paying Agent") for the purpose of exchanging the Certificates for the Merger Consideration. Prior to or concurrently with the Effective Time, Parent shall deposit with or make available to the Paying Agent the Merger Consideration to be paid in respect of the shares of Company Common Stock (the "Exchange Fund"). Promptly after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each record holder of shares of Company Common Stock, at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Paying Agent) for use in such exchange (a "Letter of Transmittal").

          (b) Upon surrender to the Paying Agent of his Certificate together with a properly completed Letter of Transmittal, each holder of shares of Company Common Stock will be entitled to receive promptly the Merger Consideration in respect of the shares of Company Common Stock represented by his Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration.

          (c) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate, or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

          (d) Any portion of the Exchange Fund made available to or deposited with the Paying Agent pursuant to this Section 2.3 that remains unclaimed by the holders of Company Common Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his shares for the Merger Consideration in accordance with this
     Section 2.3 prior to that time shall thereafter look only to Parent for payment of such consideration without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by the holders of Company Common Stock five years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

     2.4. Options. The Company shall use its reasonable best efforts to cause:
(i) each option granted by the Company to purchase shares of Company Common Stock (the "Company Options") with an exercise price per share equal to or greater than the Merger Consideration to be irrevocably cancelled with only nominal consideration therefor; and (ii) each Company Option outstanding after application of clause (i) to be fully vested and converted immediately prior to the Effective Time into the right to receive an amount of cash, without interest, equal to (x) the excess of the Merger Consideration over such exercise price per share of Company Common Stock subject to such Company Option multiplied by (y) the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time. The Company shall take all action necessary to give effect to this Section 2.4 in full (including, without limitation, obtaining consents from the holders of Company Options to the cancellation or conversion thereof, as applicable, in accordance with this
Section 2.4). The Parent shall cause the Surviving Corporation to pay any amounts required to be paid under this Section 2.4 as promptly as practicable following the Effective Time.

     2.5. Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Company Options pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If Parent so withholds amounts and remits such amounts to the appropriate authorities, such amounts shall be treated for all purposes as having been paid to the holder of Company Common Stock or Company Options, as the case may be, in respect of which Parent made such deduction and withholding.

     2.6. Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such certificate, Parent will, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the amounts deliverable in respect thereof pursuant to Section 2.3.

                                       A-3
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                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Securities Filings or in a separate disclosure schedule, which has been delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and such other representations and warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant readily apparent), the Company hereby represents and warrants as of the date hereof to Parent as follows:

     3.1. Organization and Good Standing; Organizational Documents. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of the Company's direct and indirect subsidiaries (the "Company Subsidiaries") is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company and the Company Subsidiaries is qualified or licensed to do business as a foreign corporation or other business entity, as applicable, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, constitute a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change, effect, circumstance or event that is or is reasonably likely to (i) be materially adverse to the business, results of operations or financial condition or prospects of the Company and its subsidiaries taken as a whole, other than any change, effect, circumstance or event relating to or resulting from (A) general changes in the radio industry or the advertising markets, (B) changes in general economic conditions or securities markets in general or (C) this Agreement or the transactions contemplated hereby or the announcement thereof or (ii) materially adversely effect the ability of the Company to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement. The Company and the Company Subsidiaries have all requisite corporate or similar organizational power and all governmental licenses, authorizations, consents and approvals required to carry on their respective businesses as they are now being conducted and necessary to own, operate and lease their properties and assets, except those licenses, authorizations, consents and approvals, the failure of which to possess does not, individually, or in the aggregate, constitute a Company Material Adverse Effect.

          (b) The Company has furnished or otherwise made available to Parent a complete and correct copy of the Company's Amended and Restated Certificate of Incorporation and all amendments thereto, as currently in effect ("Articles of Incorporation"), and Bylaws. Such Articles of Incorporation and Bylaws and all similar organizational documents of the Company Subsidiaries are in full force and effect. The Company is not in violation of its Articles of Incorporation or Bylaws and, except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, none of the Company Subsidiaries is in violation of any similar organizational documents of such Company Subsidiary.

     3.2. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, 19,033,122 shares of preferred stock, par value $.001 per share (the "Company Preferred Stock") and 20,000,000 shares of undesignated preferred stock. Of such authorized shares, as of the date hereof, there are issued and outstanding 37,006,138 shares of Company Common Stock, no shares of Company Common Stock are issued and held in the treasury of Company, no shares of the Company Preferred Stock or undesignated preferred stock are outstanding, and no other capital stock of the Company is issued or outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued and outstanding, fully paid and nonassessable and were issued free of preemptive rights in compliance with applicable corporate and securities Laws. There are no outstanding rights, including stock appreciation rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to, or the value of which is tied to the value of, any of the outstanding, authorized but not issued, unauthorized or treasury shares of the capital stock or any other security of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions imposed by the Company

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

upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of the Company and the Company Subsidiaries or the ownership thereof other than those imposed by the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the Communications Act, applicable state securities Laws, applicable corporate law or the Company's Articles of Incorporation.

     3.3. Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other proprietary interest in any company, association, trust, partnership, joint venture or other entity. Each Company Subsidiary is, directly or indirectly, wholly owned by the Company and all of the capital stock and other interests of the Company Subsidiaries so held by the Company are owned by it, free and clear of any Lien. All of the outstanding shares of capital stock in each of the Company Subsidiaries are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were issued free of preemptive rights in compliance with applicable corporate and securities Laws. There are no irrevocable proxies or similar obligations with respect to such capital stock of the Company Subsidiaries held by the Company and no equity securities or other interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. The term "Liens" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     3.4. Authorization; Binding Agreement. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company in accordance with the Nevada Code and the Articles of Incorporation and Bylaws of the Company) and the filing and recordation of appropriate merger documents as required by the Nevada Code. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of the Agreement by Parent, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

          (b) The affirmative vote of the holders of a majority of the Company Common Stock entitled to vote at a duly called meeting of stockholders at which a quorum is present is the only vote of the holders of any class or series of capital stock of the Company or any of the Company Subsidiaries required to approve the Merger and this Agreement. No other vote of the stockholders or directors of the Company or any of the Company Subsidiaries is required by law, the articles of incorporation or bylaws of the Company or any of the Company Subsidiaries or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

          (c) As of the date hereof, the Board of Directors of the Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby are advisable and are fair to and in the best interests of the Company and has approved the same and (ii) resolved to recommend that the Company's stockholders approve this Agreement and the transactions contemplated herein.

          (d) The Company has not adopted a shareholder rights plan or any similar plan or instrument.

     3.5. Governmental Approvals. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent") any nation or government, any state or other political subdivision thereof, any person, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("Governmental Authority") on the part of the Company or any of the Company Subsidiaries is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada in accordance with the Nevada Code,
(ii) filings with the Securities and Exchange Commission (the "SEC"), the National Association of Securities Dealers (the "NASD") and the Nasdaq National Market, (iii) Consents from or with Governmental Authorities set forth in
Schedule 3.5 of the Company Disclosure Schedule, (iv) Consents required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (v) any filings required or approvals necessary pursuant to any state securities or "blue sky" laws, (vi) any filings with and approvals and authorizations of the Federal Communications Commission or any successor entity (the "FCC") as may be required under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC thereunder (collectively, the "Communications Act"), including, without limitation, filings and approvals in connection with the transfer of control of the Company FCC Licenses, and (vii) those Consents that, if they were not obtained or made, would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

     3.6. No Violations. The execution and delivery of this Agreement, the consummation by the Company of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws or other organizational documents of the Company or any of the Company Subsidiaries, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of the performance required) under any of the terms, conditions or provisions of any Material Contract or other material obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any Lien upon any of the assets of the Company or any Company Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 above and the expiration of the HSR waiting period, conflict with or violate any applicable provision of any constitution, treaty, statute, law, code, rule, regulation, ordinance, policy or order of any Governmental Authority or other matters having the force of law including, but not limited to, any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any court or other Governmental Authority ("Law") currently in effect to which the Company or any Company Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which do not, individually or in the aggregate, constitute a Company Material Adverse Effect.

     3.7. Securities Filings. As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Securities Filings was filed in a timely manner and at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to Securities Filings subsequent to the date hereof, will comply with the Exchange Act, the Securities Act, the Communications Act or other applicable Law except those failures to timely file or comply which do not or will not, individually or in the aggregate, constitute a Company Material Adverse Effect. The term "Security Filings" means (i) the Company's and Citadel Broadcasting Company's ("CBC") Annual Reports on Form 10-K, as amended, for the years ended December 31, 1998 and 1999, as filed with the SEC, (ii) the Company's proxy statements relating to all of the meetings of stockholders (whether annual or special) of the Company since January 1, 1998, as filed with the SEC and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by the Company or CBC, as applicable, with the SEC since January 1, 1998, together with those reports or other

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

documents of the type described in clauses (i) though (iii) above, subsequently provided or required to be provided pursuant to this Agreement.

     3.8. Litigation; Liabilities. (a) As of the date hereof, there is no action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator, the FCC or other Governmental Authority ("Litigation") pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiaries, any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan of the Company or any Company Subsidiaries or otherwise relating to the Company or any Company Subsidiaries or the securities of any of them, or any properties or rights of the Company or any Company Subsidiaries or any Benefit Plan of the Company or any Company Subsidiaries, except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

          (b) Neither the Company nor any of the Company Subsidiaries has or is subject to any liabilities (absolute, accrued, contingent or otherwise), except liabilities or obligations which do not, individually or in the aggregate, constitute a Company Material Adverse Effect.

     3.9. Financial Statements. (a) Each of the consolidated balance sheets of the Company and the Company Subsidiaries (including all related notes) included in the financial statements contained in the Securities Filings (or incorporated therein by reference) present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates indicated, and each of the statements of consolidated operations, statements of consolidated cash flows and statements of consolidated common stock and other stockholders' equity of the Company and the Company Subsidiaries (including all related notes) contained in such financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the respective periods indicated, in each case in conformity with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that unaudited interim financial statements are subject to normal and recurring year-end adjustments and any other adjustments described therein and do not include certain notes and other information which may be required by GAAP but which are not required under the Exchange Act. The financial statements included in the Securities Filings are in all material respects in accordance with the books and records of the Company and the Company Subsidiaries.

          (b) Each of the consolidated balance sheets of CBC and it subsidiaries (including all related notes) included in the financial statements contained in the Securities Filings (or incorporated therein by reference) present fairly, in all material respects, the consolidated financial position of CBC and it subsidiaries as of the respective dates indicated, and each of the statements of consolidated operations, statements of consolidated cash flows and statements of consolidated common stock and other stockholders' equity of CBC and it subsidiaries (including all related notes) contained in such financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of CBC and it subsidiaries for the respective periods indicated, in each case in conformity with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that unaudited interim financial statements are subject to normal and recurring year-end adjustments and any other adjustments described therein and do not include certain notes and other information which may be required by GAAP but which are not required under the Exchange Act. The financial statements included in the Securities Filings are in all material respects in accordance with the books and records of CBC and its subsidiaries.

     3.10. Absence of Certain Changes. Since September 30, 2000, there has not been: (i) any event, occurrence, fact, condition, change, development or effect ("Event") that, individually or in the aggregate, constitutes a Company Material Adverse Effect; (ii) any declaration, payment or setting aside for payment of any dividend (except to the Company or any Company Subsidiary wholly owned by the Company) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of the

Company or any Company Subsidiary; (iii) any return of any capital or other distribution of assets to stockholders of the Company or any Company Subsidiary (except to the Company or any Company Subsidiary wholly owned by the Company);
(iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any person or business; or (v) any material change by the Company to its accounting policies, practices, or methods, except, in the case of each of the foregoing clauses (i) through (v), as expressly contemplated by this Agreement.

     3.11. Related Party Transactions. Since September 30, 2000, the Company has not entered into any relationship or transaction of a sort that would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K of the Securities Act.

     3.12. Compliance with Laws; Permits. (a)Neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation of any Law in any jurisdiction, foreign or domestic, applicable to the Company or any of the Company Subsidiaries or by which its or any of their respective assets or properties is bound or affected, except for such conflicts, defaults or violations which do not, individually or in the aggregate, constitute a Company Material Adverse Effect.

          (b) The Company and the Company Subsidiaries hold all permits, licenses, easements, rights-of-way, variances, exemptions, consents, certificates, orders and approvals which are material to the operation of the businesses of the Company and the Company Subsidiaries (collectively, the "Company Permits"), except where the failure to hold such Company Permits does not, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits except where the failure to so comply, individually or in the aggregate, does not constitute a Company Material Adverse Effect.

          (c) None of the Company, any Company Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of any of the foregoing has used any corporate funds for unlawful contributions, payments, gifts or entertainment or for the payment of other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to governmental or regulatory officials or others, which constitutes, individually or in the aggregate, a Company Material Adverse Effect.

     3.13. Finders and Investment Bankers. Neither the Company and the Company Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby other than pursuant to the agreements with Credit Suisse First Boston Corporation, accurate and complete copies of which have been provided to Parent.

     3.14. Material Contracts. (a) Neither the Company nor any Company Subsidiary is a party or is subject to any note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be described in or filed as an exhibit to any Securities Filing ("Material Contract") that is not so described in or filed as required by the Securities Act or the Exchange Act, as the case may be.

          (b) The Company Disclosure Schedule sets forth a true and complete list of the following, true and complete copies of which have been provided or made available to Parent:

             (i) all contracts, agreements or other instruments related to any Significant Transaction pursuant to which the Company or any Company Subsidiary has any obligations (whether absolute, accrued, asserted, unasserted or contingent or otherwise, and whether pursuant to any earn-out or post-closing adjustment) to issue any shares of capital stock or other securities of the Company or any securities of any Company Subsidiary or deliver any other consideration as part of any such Significant Transaction. For purposes of this Agreement, "Significant Transaction" shall mean any acquisition or disposition of
        (A) any business, limited liability company, association or other business organization or division thereof or any material partnership interest or material joint venture interest, (B) any material assets or properties other than in the ordinary course of business or (C) any radio broadcast station; and

             (ii) each employment contract, agreement or other instrument to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary otherwise is bound with any senior management employee of the Company or any Company Subsidiary.

          (c) (i) Each contract or agreement disclosed or required to be disclosed in Schedule 3.14 of the Company Disclosure Schedule and each Material Contract (collectively, the "Significant Contracts") is in full force and effect and constitutes a legal, valid, binding and enforceable obligation of the Company and each Company Subsidiary to the extent any such entity is a party thereto and, to the knowledge of the Company, each other party thereto.

             (ii) No Consent of any person is needed in order that each such Significant Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated herein, except for Consents the absence of which do not, individually or in the aggregate, constitute a Company Material Adverse Effect.

             (iii) Neither the Company nor any Company Subsidiary is in violation or breach of or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such violation or default under) any such Significant Contract; nor to the Company's knowledge is any other party to any such Significant Contract in violation or breach of or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such violation or default under) any such Significant Contract in each case where such violation or breach, individually or in the aggregate, constitutes a Company Material Adverse Effect.

     3.15. Employee Benefit Plans. (a) Section 3.15 of the Company Disclosure Schedule sets forth a complete list of all material "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other material employee benefit plans, programs, arrangements or agreements currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, officers, directors or independent contractors of the Company or any Company Subsidiary and with respect to which the Company or any Company Subsidiary has any liability (collectively, the "Benefit Plans"). The Company has delivered or made available to Parent true, complete and correct copies of each Benefit Plan.

          (b) Each Benefit Plan has been administered in accordance with its terms and in compliance with the applicable provisions of ERISA (including, without limitation, the making of all contributions and payments), the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable law, except where the failure to so administer or comply does not, individually or in the aggregate, constitute a Company Material Adverse Effect. All Benefit Plans intended to be qualified under Section 401(a) of the Code are so qualified and have been the subject of favorable determination letters from the Internal Revenue Service, and, to the knowledge of the Company, no circumstances exist that could result in the loss of such qualified status.

          (c) Neither the Company nor any Company Subsidiary, nor any current or former "Company ERISA Affiliate," has incurred any material liability under Title IV of ERISA or Section 412 of the Code that constitutes, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, a "Company ERISA Affiliate" is a person or entity that is considered one employer with the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code. No Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Benefit Plan is a "multi-employer plan" (as defined in Section 3(37) of ERISA).

          (d) With respect to any Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(l) of ERISA), (i) no such Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of employment or retirement other than (A) coverage mandated by statute or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code, and (ii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without liability that would, individually or in the aggregate, constitute a Company Material Adverse Effect.

          (e) There is no pending or, to the Company's knowledge, threatened litigation relating to employment, termination of employment, compensation or employee benefits involving the Company or any Company Subsidiary which, if determined adversely to the Company or any Company Subsidiary, would, individually or in the aggregate, constitute a Company Material Adverse Effect.

          (f) In the event that any individual is classified by the Company or any Company Subsidiary as a non-employee (such as an independent contractor, leased employee, consultant or special consultant) and is later reclassified as an employee upon governmental or judicial review, notwithstanding such reclassification, no such individual shall be eligible to participate in any Benefit Plan, except where such eligibility would, individually or in the aggregate, constitute a Company Material Adverse Effect.

          (g) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any Company Subsidiary, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or Parent to cause any such Benefit Plan to be amended or terminated (or which would result in any materially adverse consequence for so doing). No payment or benefit that will or may be made by the Company, Parent, or any of their respective subsidiaries or affiliates with respect to any employee of the Company or any Company Subsidiary under any Benefit Plan in connection with the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

          (h) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement covering any current or former employees of either of them. There are no union organizational efforts pending or, to the Company's knowledge, threatened involving any employees of the Company or any Company Subsidiary.

     3.16. Taxes and Returns. (a) (i) All Tax Returns required to be filed by or on behalf of the Company, each of the Company Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of the Company Subsidiaries is or has been a member (a "Company Group") have been timely filed in the manner prescribed by law, and all such Tax Returns are true, complete and accurate except to the extent any failures to file or failures to be true, correct or accurate would not, individually or in the aggregate, constitute a Company Material Adverse Effect; (ii) all Taxes due and owing by the Company, any Company Subsidiary or any Company Group have been timely paid, or adequately reserved for in accordance with GAAP, except to the extent any failure to pay or reserve does not, individually or in the aggregate, constitute a Company Material Adverse Effect; (iii) there are no claims or assessments presently pending against the Company, any Company Subsidiary or any Company Group, for any alleged Tax deficiency, and the Company does not know of any threatened claims or assessments against the Company, any Company Subsidiary or any Company Group for any alleged Tax deficiency, which in either case if upheld would, individually or in the aggregate, constitute a Company Material Adverse Effect; (iv) to the knowledge of the Company, no issues have been raised in any audit or tax examination of the Company, any of the Company Subsidiaries or any Company Group which, if determined adversely, would, individually or in the aggregate, constitute a Company Material Adverse Effect; (v) there are no Liens for Taxes on any asset of the Company or any Company Subsidiary, except for Liens for Taxes not yet due and payable and Liens for Taxes that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (vi) the Company and each of the Company Subsidiaries has complied in all respects with all rules and regulations relating to the withholding of Taxes (including, without limitation, employee-related Taxes), except for failures to comply that would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

          (b) Except as set forth on Schedule 3.16(c) of the Company Disclosure Schedule, (i) to the Company's knowledge, no taxing authority in any jurisdiction where the Company or any Company

     Subsidiary does not file Tax Returns has made a claim, assertion or threat that the Company or Company Subsidiary is or may be subject to Tax in such jurisdiction and (ii) neither the Company nor any Company Subsidiary has agreed to any adjustment under Section 481(a) of the Code (or analogous provisions of state, local or foreign law), as a result of a change of accounting method or otherwise, or has disposed of any assets under the installment method pursuant to Section 453 of the Code, in each case under this clause (ii) which would require the inclusion of a material amount in income after the Effective Date.

          (c) The statutes of limitations for the federal income Tax Returns of the Company and the Company Subsidiaries (including, without limitation, any Company Group) have expired or otherwise have been closed for all taxable periods ending on or before December 31, 1996.

          (d) For purposes of this Agreement, (i) "Tax" or "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, any liability for taxes, levies or other like assessments, charges or fees of another person pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous provision of applicable law or otherwise (including, without limitation, under a tax sharing or other agreement) and such term shall include any interest, penalties or additions to tax attributable to such taxes, levies or other like assessments, charges or fees and (ii) "Tax Return" means any report, return, statement, declaration or other written information required to be supplied to a taxing or other Governmental Authority in connection with Taxes.

     3.17. Fairness Opinion. The Company's Board of Directors received from Credit Suisse First Boston Corporation an opinion to the effect that the Merger Consideration is fair to the holders of the shares of Company Common Stock from a financial point of view.

     3.18. Takeover Statutes. No "business combination," "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including, without limitation, Sections 78.378 to 78.3793, inclusive, and 78.411 to 78.444, inclusive, of the Nevada Code (each a "Takeover Statute") applicable to the Company or any of the Company Subsidiaries is applicable to the Merger, this Agreement or the other transactions contemplated hereby.

     3.19. Company FCC Licenses; Operations of Company Licensed Facilities. The Company and the Company Subsidiaries have operated the radio stations for which the Company and any of the Company Subsidiaries are the authorized legal holders of licenses from the FCC, in each case which are owned or operated by the Company and the Company Subsidiaries (each a "Company Licensed Facility" and collectively the "Company Licensed Facilities"), in material compliance with the terms of the licenses issued by the FCC to the Company and the Company Subsidiaries (the "Company FCC Licenses"), and in material compliance with the Communications Act, except where the failure to do so would not, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company FCC Licenses constitute all of the licenses, permits and authorizations from the FCC that are necessary, required for and/or used in the business and operations of the Company Licensed Facilities as presently conducted. The Company Subsidiaries which are FCC licensees are financially qualified, and are otherwise qualified, to be FCC licensees. The Company's activities in connection with each broadcast radio station for which the Company or any of the Company Subsidiaries provides programming and advertising services pursuant to a local marketing agreement (each a "Company LMA Facility" and collectively the "Company LMA Facilities") have been in compliance with the Communications Act and the rules, regulations and policies of the FCC, except where the failure to do so would not, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company has, and each of the Company Subsidiaries has, timely filed or made all applications, reports and other disclosures required by the FCC to be made with respect to Company Licensed Facilities and has timely paid all FCC regulatory fees with respect thereto, except where the failure to do so would not, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company and each of the Company

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Subsidiaries have, and are the authorized legal holders of, all Company FCC
Licenses necessary, required or used in the operation of the businesses of Company Licensed Facilities as presently operated. To the knowledge of the Company, the third parties with which the Company or the Company Subsidiaries have entered into local marketing agreements with respect to Company LMA Facilities have, and are the authorized legal holders of, the FCC licenses necessary or used in the operation of the business of the respective Company LMA Facility (each an "LMA Facility FCC License" and collectively the "LMA Facility FCC Licenses") to which such local marketing agreement relates. All Company FCC Licenses and, to the knowledge of the Company, LMA Facility FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of the Company, any of the Company Subsidiaries (or, to the Company's knowledge, their respective predecessors) or their respective officers, employees or agents, except where such impairments would not, individually or in the aggregate, constitute a Company Material Adverse Effect. No application, action or proceeding is pending for the renewal of any Company FCC License or, to the knowledge of the Company, LMA Facility FCC License as to which any petition to deny has been filed and, to the Company's knowledge, there is not pending before the FCC any material complaint, investigation, proceeding, notice of violation or order of forfeiture relating to any Company Licensed Facility or Company LMA Facility that, if adversely determined, would, individually or in the aggregate, constitute a Company Material Adverse Effect, and the Company has no knowledge of any facts, events or conditions that could reasonably be expected to cause the FCC (i) not to renew or to revoke, rescind, suspend or adversely modify any of Company FCC Licenses or the LMA Facility FCC Licenses (other than proceedings to amend FCC rules or the Communications Act of general applicability to the radio broadcasting industry) or (ii) impose any fines, forfeitures or administrative sanctions which would, individually or in the aggregate, constitute a Company Material Adverse Effect. There is not pending and, to Company's knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify in any material respect any of Company FCC Licenses or, to the knowledge of the Company, any of the LMA Facility FCC Licenses that, if adversely determined, would, individually or in the aggregate, constitute a Company Material Adverse Effect (other than proceedings to amend FCC rules or the Communications Act of general applicability to the radio broadcast industry). There are no facts, conditions or events relating to the Company or the Company Subsidiaries or any of the Company Licensed Facilities Stations that could reasonably be expected to cause the FCC to deny the transfer of control of any of the Company FCC Licenses to Parent (assuming Parent is qualified to hold the Company FCC Licenses) or the imposition of any materially adverse condition by the FCC in connection with approval of the transfer of control of the Company FCC Licenses to Parent (other than proceedings to amend FCC rules or the Communications Act of general applicability to the radio broadcast industry).

     3.20. Intellectual Property. Except to the extent that the inaccuracy of any of the following, individually or in the aggregate, would not individually or in the aggregate constitute a Company Material Adverse Effect: (a) in each jurisdiction in which the Company has conducted, conducts or proposes to conduct its business, the Company and each of the Company Subsidiaries either (1) is the sole and exclusive owner of, with all right, title and interest in and to, each item of Company Intellectual Property free and clear of any Liens, or (2) has a valid and enforceable license to use each item of Company Intellectual Property free and clear of any Liens (and, for each of (a)(1) or (a)(2), the consummation of the transactions contemplated hereby will not alter or impair any such rights); (b) the use of any Company Intellectual Property does not infringe on, interfere with, misappropriate or otherwise violate or come into conflict with the rights of any Person and is in accordance with, and does not breach, any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Company Intellectual Property, and the Company or any Company Subsidiary has not received any Notice so alleging (including any claim that the Company or any of the Company Subsidiaries must license or refrain from using any Intellectual Property of any other Person); (c) to the knowledge of the Company, no Person is challenging, infringing on, interfering with, misappropriating or otherwise violating or coming into conflict with any right of the Company or any of the Company Subsidiaries with respect to any Company Intellectual Property; (d) the Company and the Company Subsidiaries have taken all reasonable action to maintain and protect the Company Intellectual Property and, to the knowledge of the Company, no Company Intellectual Property is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property; (e) the

Company Intellectual Property is all the Intellectual Property that is necessary for the conduct of the business of the Company and the Company Subsidiaries as it has been, is, and is presently proposed to be conducted; and (f) all employees, agents and contractors who have contributed to or participated in the conception and development of the Company Intellectual Property on behalf of the Company or any of the Company Subsidiaries have (1) executed nondisclosure agreements, and (2) been a party to enforceable and appropriate instruments of assignment (including work for hire agreements with respect to any copyrights) in favor of the Company or one of the Company Subsidiaries in accordance with applicable Law, that have conveyed to the Company or one of the Company Subsidiaries full, effective, exclusive and original ownership in and to all Company Intellectual Property arising from the efforts of such personnel.

     For purposes of this Agreement, "Intellectual Property" shall mean all (i) trademarks, service marks, brand names, trade dress, trade names, domain names, and other indications of origin, all goodwill associated with the foregoing and registrations and applications in connection with the foregoing in any jurisdiction, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; (iii) patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part, and renewal applications), and any renewals, extensions, revisions, reexaminations or reissues thereof, in any jurisdiction; (iv) nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (v) writings and other works, whether copyrightable or not, in any jurisdiction; (vi) copyrights and copyrightable works, and all registrations, applications and any renewals thereof; (vii) any similar intellectual property or proprietary rights;
(viii) all computer software (including data and related documentation); (ix) all licenses, sublicenses, agreements, or permissions related to any of the foregoing categories of intellectual property; and (x) any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing. For the purposes of this Agreement, "Company Intellectual Property" shall mean all Intellectual Property which is used or has been used in connection with the business of the Company or any of the Company Subsidiaries.

     3.21. Environmental Matters. Except with respect to clauses (i) through (v) as would not, individually or in the aggregate, constitute a Company Material Adverse Effect:

          (i) The Company and the Company Subsidiaries (a) are in compliance with all applicable Environmental Laws, and (b) have obtained, and are in compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), and have made all appropriate filings for issuance or renewal of such Environmental Permits.

          (ii) There is no contamination of, and there have been no releases or threatened releases of Hazardous Materials at the Facilities (or, to the knowledge of the Company, any real property formerly owned, leased or operated by the Company or any of the Company Subsidiaries (or any predecessor of the Company or any of the Company Subsidiaries)).

          (iii) There are no claims, notices (including, without limitation, notices that the Company or any of the Company Subsidiaries (or, to the Company's knowledge, any predecessor of the Company or any of the Company Subsidiaries or any person whose liability has been retained or assumed contractually by the Company or any of the Company Subsidiaries) is or may be a potentially responsible person or otherwise liable in connection with any site or other location containing Hazardous Materials or used for the storage, handling, treatment, processing, disposal, generation or transportation of Hazardous Materials), civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened that are based on or related to any Environmental Matters relating to the business of the Company or any of the Company Subsidiaries.

          (iv) To the Company's knowledge, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that may (a) interfere with or prevent continued compliance by the Company or any of the Company Subsidiaries with Environmental Laws and the requirements of Environmental Permits or (b) give rise to any liability or other obligation under any Environmental Laws.

          (v) Neither the Facilities, nor (to the knowledge of the Company) any property formerly owned, leased, or operated by the Company or any of the Company Subsidiaries, nor (to the knowledge of the Company) any site at or to which the Company or any of the Company Subsidiaries has disposed of, transported, or arranged for the transportation of, any Hazardous Materials, has been listed on, or proposed for listing on, the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list, or any comparable state list of properties to be investigated and/or remediated.

          (vi) For the purposes of this Section, the following terms shall have the meanings indicated:

     "Environmental Laws" means any foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

     "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

     "Facilities" means all real property owned, leased, or operated by the Company or any of its Subsidiaries and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under, or above the real property of the Company or any of its Subsidiaries.

     "Hazardous Materials" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials ("ACM"), building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.

     3.22. Property. As of the date hereof, the Company and the Company Subsidiaries have good and marketable title to all real properties owned by them except where the failure to have such title, individually or in the aggregate, would not constitute a Company Material Adverse Effect.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     The Parent hereby represents and warrants as of the date hereof, with respect to Parent, and as of the Closing Date with respect to Merger Sub, to the Company as follows:

     4.1. Organization and Good Standing. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Nevada, respectively. Each of Parent and Merger Sub is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would, individually or in the aggregate, constitute a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means any change, effect, circumstance or event that is or is reasonably likely to materially adversely effect the ability of Parent and Merger Sub to perform their obligations set forth in this Agreement or timely consummate the transactions contemplated by this Agreement.

     4.2. Authorization; Binding Agreement. Parent and Merger Sub each have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by each of Parent's and Merger Sub's Board of Directors and by Parent in its capacity as sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby other than the filing and recordation of appropriate merger documents as required by the Nevada Code. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding agreements of both Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

     4.3. Governmental Approvals. No Consent from or with any Governmental Authority on the part of Parent or Merger Sub is required in connection with the execution or delivery by each of Parent and Merger Sub of this Agreement or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada in accordance with the Nevada Code, (ii) filings with the SEC and state securities laws administrators, (iii) Consents under the HSR Act, (iv) any filings with and approvals and authorizations of the FCC as may be required under the Communications Act, including, without limitation, filings and approvals in connection with the transfer of control of the Company FCC Licenses and (v) those Consents that, if they were not obtained or made, would not constitute a Parent Material Adverse Effect.

     4.4. No Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by each of Parent and Merger Sub with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws or other governing instruments of Parent or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any material obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any Lien upon any of the assets of Parent or any Merger Sub, or
(iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 above and the expiration of the HSR waiting period, conflict with or violate any applicable provision of any Law currently in effect to which Parent or Merger Sub or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

     4.5. Financing. Parent and/or Merger Sub will have available funds sufficient to consummate the Merger and all of the other transactions contemplated hereby.

     4.6. Qualification. To the Parent's knowledge, Parent is qualified under the Communications Act and the existing rules, regulations and policies of the FCC to control the Company FCC Licenses.

     4.7. Ownership of Company Common Stock. Neither Parent nor Merger Sub nor any of their affiliates or associates (each as defined in Chapter 78 of the Nevada Code) beneficially owns any shares of Company Common Stock.

                                   ARTICLE V

                      ADDITIONAL COVENANTS OF THE COMPANY

     The Company covenants and agrees as follows:

     5.1. Conduct of Business of the Company and the Company
Subsidiaries. Except as expressly contemplated by this Agreement or as set forth in the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall conduct, and it shall cause the Company Subsidiaries to conduct, its or their respective businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, to maintain the validity of the Company FCC

Licenses and comply in all material respects with all requirements of the Company FCC Licenses, the Communications Act and the rules and regulations of the FCC, and the Company shall, and it shall cause the Company Subsidiaries to, use its or their respective reasonable best efforts to preserve intact its or their respective business organizations, to keep available the services of its or their respective officers, agents and employees and to maintain satisfactory relationships with all persons with whom any of them does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or disclosed in the Company Disclosure Schedule, after the date of this Agreement and prior to the Effective Time, neither the Company nor any Company Subsidiary will, without the prior written consent of Parent (which will not be unreasonably withheld or delayed):

          (i) amend or propose to amend its articles of incorporation, certificates of designation or bylaws (or comparable governing instruments);

          (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any Company Subsidiary including, but not limited to, any securities convertible into or exchangeable for shares of capital stock of any class of the Company or any Company Subsidiary, except for the issuance of shares of Company Common Stock pursuant to the exercise of the Company Options outstanding on the date of this Agreement and described in Schedule 5.1(ii) of the Company Disclosure Schedule in accordance with their present terms;

          (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a Company Subsidiary wholly owned by the Company, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

          (iv) (a) create, incur, assume or suffer to exist any Indebtedness, except refinancings of existing Indebtedness on terms and conditions prevailing in the market; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than to a Company Subsidiary and customary travel, relocation or business advances or loans to employees made in the ordinary course of business consistent with past practice); provided that, the Company and Company Subsidiaries may make capital expenditures that are in the ordinary course of business consistent with past practice and in accordance in all material respects with the current capital budget for the Company previously furnished to Parent; (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof,
     (ii) any assets that individually or in the aggregate are material to the Company and the Company Subsidiaries taken as a whole or (iii) any broadcast radio stations (except pursuant to a contract specified in Schedule 5.1(iv)(iii) of the Company Disclosure Schedule (a "Station Acquisition Contract")) unless the sole consideration paid by the Company or any Company Subsidiaries for all such acquisitions is cash not exceeding $5 million in the aggregate; or (e) or sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties other than to secure debt permitted under (a) of this clause (iv) and other than transfers in the ordinary course of business consistent with past practice. The term "Indebtedness" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (D) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (E) all capitalized lease obligations of such person, (F) all obligations of such person under interest rate or currency hedging or swap transactions (valued at the termination value thereof), (G) all performance bonds or letters of credit issued for the account of such person and (H) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person.

          (v) increase in any material respect the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, management continuity, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than (a) as required pursuant to the terms of agreements in effect on the date of this Agreement, or (b) in the ordinary course of business consistent with past practice;

          (vi) enter into any material lease or amend any material lease of real property other than in the ordinary course of business consistent with past practice;

          (vii) make or rescind any express or deemed election relating to Taxes of the Company, unless required to do so by applicable Law;

          (viii) settle or compromise any material Tax liability of the Company or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

          (ix) file or cause to be filed any amended Tax Return with respect to the Company or any Company Subsidiaries or file or cause to be filed any claim for refund of Taxes paid by or on behalf of the Company or any Company Subsidiaries;

          (x) prepare or file any Tax Return of the Company inconsistent with past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case except to the extent required by Law;

          (xi) except in the ordinary course of business and as would not constitute a Company Material Adverse Effect, modify, amend, terminate or fail to renew (to the extent such contract or agreement can be unilaterally renewed by the Company or any Company Subsidiary) any contract or agreement to which the Company or any Company Subsidiary is a party, or waive, release or assign any material rights or claims thereunder; provided that neither the Company nor any Company Subsidiary shall amend in any material respect any Station Acquisition Contract or waive, release or assign any material rights or claims thereunder without the prior written consent of Parent;

          (xii) make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

          (xiii) fail to use commercially reasonable efforts to maintain the material assets of the Company and each of the Company Subsidiaries in their current physical condition, except for ordinary wear and tear and damage;

          (xiv) pay, discharge, or satisfy any material (on a consolidated basis for the Company and the Company Subsidiaries taken as a whole) claim, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material (on a consolidated basis for the Company and the Company Subsidiaries taken as a whole) accounts payable, liabilities, or obligations when due and payable;

          (xv) enter into any LMA, time brokerage agreement or JSA other than in the ordinary course of and involving amounts not in excess of $2 million in the aggregate or any non-compete agreement whereby the Company or any Company Subsidiary agrees not to compete;

          (xvi) enter into any Significant Contract, other than in the ordinary course and involving amounts not in excess of $2 million in the aggregate;

          (xvii) adopt a shareholder rights plan or any similar plan or instrument which would have the effect of impairing or delaying the consummation of the Merger;

          (xviii) waive any of its rights under, or release any other party from such other party's obligations under, or amend any provision of, any standstill agreement; or

          (xix) authorize, or commit or agree to take, any of the foregoing actions.

     Furthermore, the Company covenants that from and after the date of this Agreement, unless Parent shall otherwise expressly consent in writing, the Company shall, and the Company shall cause each of the Company Subsidiaries to, use its or their reasonable best efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all Permits necessary for, or otherwise material to, such business.

     5.2. Notification of Certain Matters. The Company shall give prompt notice to Parent if any of the following occurs after the date of this Agreement: (i) any notice of, or other communication relating to, a material default or Event which, with notice or lapse of time or both, would become a material default under any Material Contract; (ii) receipt of any notice or other communication in writing from any person alleging that the Consent of such person is or may be required in connection with the transactions contemplated by this Agreement, other than a Consent disclosed pursuant to Section 3.5, 3.6 or 3.14(d)(ii) above or not required to be disclosed pursuant to the terms thereof; (iii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD, any securities exchange or the FCC) in connection with the transactions contemplated by this Agreement; (iv) the occurrence of any Event or Events which individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect; (v) the commencement or threat of any Litigation involving or affecting the Company or any Company Subsidiary, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of the Company or any Company Subsidiary, in his or her capacity as such or as a fiduciary under a Benefit Plan of the Company, which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger, or any material development in connection with any Litigation disclosed by the Company in or pursuant to this Agreement or the Securities Filings; (vi) the occurrence of any Event that causes or is reasonably likely to cause a breach by the Company of any provision of this Agreement, and (vii) the occurrence of any Event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Company Material Adverse Effect. If the Company receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any other Governmental Entity, that could affect Parent's, Merger Sub's or the Company's ability to consummate the transactions contemplated hereby, or should the Company become aware of any fact (including any change in law or regulations (or any interpretation thereof) by the FCC) that is reasonably likely to cause the FCC to withhold its consent to the transfer of control of the Company FCC Licenses contemplated hereunder, the Company shall promptly notify the Parent and the Company shall use reasonable best efforts to take such steps as may be necessary, to remove any such impediment of the Company to consummate the transactions contemplated by this Agreement.

     5.3. Access and Information. Between the date of this Agreement and the Effective Time, the Company shall give, and shall cause each of the Company Subsidiaries to give, and shall direct its financial advisors, accountants and legal counsel to give, upon reasonable notice, Parent, its lenders, financial advisors, accountants and legal counsel and their respective authorized representatives at all reasonable times access to all offices and other facilities and to all contracts, agreements, commitments, Tax Returns (and supporting schedules), books and records of or pertaining to the Company and the Company Subsidiaries, shall permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Parent with (a) such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Parent may from time to time reasonably request and (b) a copy of each material report, schedule and other document filed or received by the Company or any of the Company Subsidiaries pursuant to the requirements of applicable securities laws or the NASD. The foregoing access will be subject to restrictions contained in confidentiality agreements to which the Company is subject; provided that the Company shall use its reasonable best efforts to obtain waivers of such restrictions.

     5.4. Stockholder Approval. As soon as practicable, the Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of approving this Agreement and the Merger and the transactions contemplated hereby and for such other purposes as may be consented to by Parent (whose consent shall not be unreasonably withheld) and the Company in connection with effectuating the transactions contemplated hereby (the "Company Proposal"). Except as otherwise contemplated by this Agreement and subject to the exercise of the fiduciary duties of the Company's directors, the Board of Directors of the Company (i) shall recommend to the stockholders of the Company that they approve the Company Proposal, and (ii) shall use its reasonable best efforts to obtain any necessary approval by the Company's stockholders of the Company Proposal.

     5.5. Reasonable Best Efforts. Subject to the terms and conditions herein provided, the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement including, but not limited to (i) obtaining any third party Consent (excluding any Consents the failure of which to obtain would have a de minimis effect) required in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, (ii) the defending of any Litigation against the Company or any Company Subsidiary challenging this Agreement or the consummation of the transactions contemplated hereby (such as in connection with the transfer of control of the FCC Licenses), including seeking to have any stay or temporary restraining order entered by any court or Governmental Authority vacated or reversed, (iii) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated hereby, (iv) promptly making all necessary filings under the HSR Act, the Communications Act and any other applicable Law, including any filing required to be made with the SEC pursuant to the Securities Act or the Exchange Act and (v) providing all necessary cooperation in connection with the arrangement by Parent and Merger Sub of financing of the transaction, including without limitation, the executing and delivering of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, in each case, which will not be effective until the Effective Time. Upon the terms and subject to the conditions hereof, the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions of the Closing set forth herein. The Company will consult with counsel for Parent as to, and will permit such counsel to participate in, at Parent's expense, any Litigation referred to in clause (ii) above brought against or involving the Company or any Company Subsidiary. The Company further covenants that from and after the date hereof until the Effective Time, without the prior written consent of Parent, the Company shall not, and shall cause each Company Subsidiary to not, take any action that is reasonably likely to (x) impair or delay in any material respect obtaining the FCC Consent or complying with or satisfying the terms thereof or (y) result in imposition of materially adverse conditions in the FCC Consent.

     5.6. Public Announcements. So long as this Agreement is in effect, the Company shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger, the Company Proposal or the transactions contemplated by this Agreement without the consent of Parent which shall not be unreasonably withheld or delayed, except when such release or announcement is required by applicable Law or any applicable listing agreement with, or rules or regulations of, the NASD or any securities exchange, in which case the Company, to the extent practicable, prior to making such announcement, shall consult with Parent regarding the same.

     5.7. Compliance. In consummating the Merger and the transactions contemplated hereby, the Company shall comply, and cause the Company Subsidiaries to comply or to be in compliance, in all material respects, with all applicable Laws.

     5.8. Company Benefit Plans. From the date of this Agreement through the Effective Time, no discretionary award or grant under any Benefit Plan shall be made without the consent of Parent (not to be unreasonably withheld or delayed); nor shall the Company or a Company Subsidiary take any action or permit any action to be taken to accelerate the vesting of any warrants or options previously granted pursuant to any such Benefit Plan except as specifically required pursuant to the terms thereof as in effect on the date of this Agreement. Neither the Company nor any Company Subsidiary shall make any amendment to any Benefit Plan or any awards thereunder which is not required by Law without the consent of Parent (not to be unreasonably withheld or delayed). The Company shall promptly notify Parent upon making any such amendment which is required to be made by Law.

     5.9. No Solicitation. (a) Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees, agents, affiliates, accountants, counsel, investment bankers, financial advisors or other representatives (collectively, "Representatives") shall, (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Takeover Proposal, or (ii) directly or indirectly engage in any discussions or negotiations with, or provide any information or data to, or afford any access to the properties, books or records of the Company or any Company Subsidiary to, or otherwise assist, facilitate or encourage, any person (other than Parent or any affiliate or associate thereof) relating to any Takeover Proposal; provided, however, that at any time prior to the Company Stockholders Meeting, the Company may, in response to a Superior Proposal (as defined below) which was not solicited by it and which did not otherwise result from a breach of this Section 5.9(a), and subject to providing prior written notice of its decision to take such action to Parent (the "Notice") and compliance with Section 5.9(c), following delivery of the Notice (x) furnish information with respect to the Company, or the Company Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement and (y) participate in discussions and negotiations regarding such Superior Proposal but, in each case, only if the Company's Board of Directors determines, after consultation with its outside counsel, that failure to furnish such information or to participate in such discussions or negotiations would be inconsistent with the compliance by the Company's Board of Directors with its fiduciary duties to stockholders imposed by Law. The Company shall keep Parent apprised of any such discussions and negotiations promptly after they occur.

          (b) Except as set forth below, neither the Board of Directors of the Company, nor any committee thereof, shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the Board of Directors' approval or recommendation of the Merger or this Agreement, (y) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a Superior Proposal which is entered into by the Company in accordance with Section 5.9(a)) relating to any Takeover Proposal (each, an "Acquisition Agreement"), or (z) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in response to a Superior Proposal which was not solicited by the Company, and which did not otherwise result from a breach of Section 5.9(a), the Board of Directors of the Company may, subject to the immediately following sentence, terminate this Agreement pursuant to and subject to the terms of
     Section 9.1(f) and, concurrently with such termination, cause the Company, to enter into an Acquisition Agreement with respect to a Superior Proposal, but only if the Company's Board of Directors determines, after consultation with its outside counsel, that failure to terminate this Merger Agreement and accept the Superior Proposal would be inconsistent with the compliance by the Company's Board of Directors with its fiduciary duties to stockholders imposed by Law. Such actions may be taken by the Company's Board of Directors only if it has delivered to Parent prior to or on the 60th day following the date of this Merger Agreement written notice of the intent of the Company's Board of Directors to take such actions, together with a copy of the related Acquisition Agreement and a description of any terms of the Takeover Proposal not contained therein. The Board of Directors shall not take such actions until the fifth business day following such notice. If during such five business day period Parent informs the Company that it may make an alternative proposal, the Company's Board of Directors shall establish a bidding procedure pursuant to which Parent and the person making the Superior Proposal shall have the opportunity to make their respective bids to the Company's Board of Directors. The Company shall accept Parent's offer unless the Company's Board of Directors shall have determined that the competing bid is more favorable to the Company's stockholders from a financial point of view as compared to Parent's bid, taking into account the factors discussed in the definition of a Superior Proposal.

          (c) The Company promptly shall advise the Parent orally and in writing of any Takeover Proposal with respect to or that could reasonably be expected to lead to any Takeover Proposal, the identity of the person making any such Takeover Proposal and the material terms of any such Takeover Proposal. The Company shall keep the Parent fully informed of the status and material terms of any such Takeover Proposal.

          (d) The Company and each Company Subsidiary and each of their Representatives shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal.

     For purposes of this Agreement, a "Takeover Proposal" means any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or 50% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company or CBC, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company or CBC, or
(iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any of its Subsidiaries that constitutes 50% or more of the net revenues, net income or assets of the Company, and its Subsidiaries taken as a whole, in each case other than the transactions contemplated by this Agreement. Each of the transactions referred to in clauses (i) -- (iii) of the foregoing definition of Takeover Proposal, other than the Merger proposed by this Agreement, is referred to herein as an "Acquisition Transaction."

     For purposes of this Agreement, a "Superior Proposal" means any written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or more than 50% of the assets of the Company and its Subsidiaries, taken together, with respect to which (x) the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation (the "Financial Advisor") and such other matters as the Board of Directors of the Company deems relevant, which shall include without limitation the likelihood of consummation, taking into account the advice of FCC counsel, and the trading market and liquidity of any securities offered in connection with the Superior Proposal) that the terms of the proposal are more favorable to the Company's stockholders from a financial point of view as compared to the Merger, and (y) if the proposal (1) is subject to a financing condition or (2) involves consideration that is not entirely cash or does not permit stockholders to receive the payment of the offered consideration in respect of all shares at the same time, the Company's Board of Directors has been furnished with a written opinion of the Financial Advisor to the effect that (in the case of clause (1)) the proposal is readily financeable and (in the case of clause (2)) that such proposal provides a higher value per share than the consideration per share pursuant to the Merger.

          (e) Nothing contained in this Agreement shall prohibit the Company's Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

     5.10. SEC and Stockholder Filings. The Company shall send to Parent a copy of all public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

     5.11. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the transactions contemplated hereby, the Company and the members of its Board of Directors will grant such approvals and will take such other actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger and any of the transactions contemplated hereby.

     5.12. Debenture and Preferred Stock Offers. (a) Following the approval by the Company's stockholders of the Company Proposal pursuant to Section 5.4, upon the written request of Parent, the Company shall cause CBC, at Parent's expense, to commence (i) an offer (the "Debenture Offer") to purchase all of the outstanding 10.25% guaranteed senior subordinated notes due 2007 and 9.25% guaranteed senior subordinated notes due 2008 issued by it (collectively, the "Debentures"), and (ii) a solicitation as part of the Debenture Offer (the "Solicitation") of consents to amendments to the indentures relating to the Debentures from the holders of not less than a majority in aggregate principal amount of the Debentures outstanding (the consents from such holders, the "Requisite Consents"). The Debenture Offer and Solicitation (including the amendments) shall be on terms determined by Parent, provided that CBC shall not be required to purchase the Debentures pursuant to the Debenture Offer, and the proposed amendments, if approved, shall not become effective, unless the Merger is consummated or being consummated simultaneously therewith. The Company agrees that promptly following the date the Requisite Consents are obtained CBC will execute supplemental indentures containing the proposed amendments that by their terms shall become operative only upon consummation of the Debenture Offer.

          (b) Following the approval by the Company's stockholders of the Company Proposal pursuant to Section 5.4, upon the written request of Parent, the Company shall cause CBC, at Parent's expense, to commence (i) an offer (the "Preferred Stock Offer") to redeem all of the outstanding shares of 13.25% Exchangeable Preferred Stock issued by it (the "Preferred Stock") and (ii) a solicitation as part of the Preferred Stock Offer (the "Preferred Stock Solicitation") of consents to amendments to the terms of each series of the Preferred Stock from the holders of not less than a majority of the outstanding shares of each series of Preferred Stock (the consents from such holders, the "Requisite Preferred Stock Consents"). The Offer and Preferred Stock Solicitation (including the amendments) shall be on terms determined by Parent, provided that the Company shall not be required to purchase the Preferred Stock pursuant to the Preferred Stock Offer, and the proposed amendments, if approved, shall not become effective, unless the Merger is consummated or being consummated simultaneously therewith.

                                   ARTICLE VI

                         ADDITIONAL COVENANTS OF PARENT

     Parent covenants and agrees as follows:

     6.1. Notification of Certain Matters. Parent shall give prompt notice to the Company if any of the following occurs after the date of this Agreement: (i) receipt of any notice or other communication in writing from any person alleging that the Consent of such person is or may be required in connection with the transactions contemplated by this Agreement, other than a Consent disclosed pursuant to Section 4.3 or 4.4 above or not required to be disclosed pursuant to the terms thereof; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD, any other securities exchange or the FCC) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of any Event or Events which, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect; (iv) the commencement or threat of any Litigation involving or affecting Parent or Merger Sub, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of Parent or Merger Sub, in his or her capacity as such or as a fiduciary under a Benefit Plan of Parent, which relates to the consummation of the Merger; and (v) the occurrence of any Event that is reasonably likely to cause a breach by Parent of any provision of this Agreement.

     6.2. Reasonable Best Efforts. Subject to the terms and conditions herein provided, Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement including, but not limited to (i) obtaining any third party Consent (excluding any Consents the failure of which to obtain would have a de minimis effect) required in connection with the execution and delivery by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, (ii) the defending of any Litigation against Parent or Merger Sub challenging this Agreement or the consummation of the transactions contemplated hereby (such as in connection with the transfer of control of the Company FCC Licenses), including seeking to have any stay or temporary restraining order entered by any court or Governmental Authority vacated or reversed, (iii) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated hereby, and (iv) promptly making all necessary filings under the HSR Act, the Communications Act and any other applicable Law, including any filing required to be made with the SEC pursuant to the Securities Act or the Exchange Act. Upon the terms and subject to the conditions hereof, Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

     6.3. Public Announcements. So long as this Agreement is in effect, Parent shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger, or the transactions contemplated by this Agreement without the consent of the Company which shall not be unreasonably withheld or delayed, except when such release or announcement is required by applicable Law or any applicable listing agreement with, or rules or regulations of, the NASD or any securities exchange, in which case Parent, to the extent practicable, prior to making such announcement, shall consult with the Company regarding the same.

     6.4. Compliance. In consummating the Merger and the transactions contemplated hereby, Parent shall comply, and cause the Merger Sub to comply or to be in compliance, in all material respects, with all applicable Laws.

     6.5. Director and Officer Liability. (a) The Surviving Corporation shall indemnify and hold harmless and advance expenses to the present and former officers and directors of the Company, and each person who prior to the Effective Time becomes an officer or director of the Company (each an "Indemnified Person"), in respect of acts or omissions by them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, for acts or omissions occurring in connection with this Agreement and the consummation of the Merger) to the fullest extent permissible under applicable law (collectively, the "Indemnified Losses"). The Surviving Corporation shall periodically advance or reimburse each Indemnified Person for all reasonable fees and expenses of counsel constituting Indemnified Losses as such fees and expenses are incurred; provided that such Indemnified Person shall agree in writing to promptly repay to the Surviving Corporation the amount of any such reimbursement if it shall be judicially determined by judgment or order not subject to further appeal or discretionary review that such Indemnified Person is not entitled to be indemnified by the Surviving Corporation in connection with such matter.

          (b) For the six years following the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time (including, without limitation, for acts or omissions occurring in connection with this Agreement and the consummation of the Merger) covering each Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount (including with respect to the payment of attorney's fees) no less favorable than those of such policy in effect on the date hereof (which policies have been made available by the Company to Parent); provided that if the aggregate annual premiums for such insurance during such period shall exceed 300% of the per annum rate of premium paid by the Company as of the date hereof for such insurance, then the Surviving Corporation shall provide a policy with the best coverage as shall then be available at 300% of such rate.

          (c) The rights of each Indemnified Person and his or her heirs and legal representatives under this Section 6.5 shall be in addition to any rights such Indemnified Person may have under the Articles of Incorporation or Bylaws of the Company, any agreement providing for indemnification, or under the laws of the State of Nevada or any other applicable Laws. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

     6.6. Formation and Actions of Merger Sub. Parent shall take all necessary actions in connection with the formation and qualification of Merger Sub, and shall cause Merger Sub to take all actions required on its part for the consummation of the Merger and the consummation of the transactions contemplated hereby.

     6.7. No Purchase of Company Common Stock. Except as otherwise provided for in this Agreement, neither Parent, nor any of its subsidiaries, affiliates or associates (each as defined in Chapter 78 of the Nevada Code), shall, prior to the Effective Time, (i) beneficially acquire any shares of Company Common Stock or (ii) enter into any agreement, arrangement or understanding, whether or not in writing, with any person who beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, any Company Common Stock, for the purpose of acquiring, holding, voting or disposing of any Company Common Stock.

     6.8. Maintenance of Benefit Plans. For a period beginning at the Effective Time and continuing for 12 months thereafter, Parent shall maintain or cause to be maintained the employee pension and welfare benefit plans (as defined in Section 3(3) of ERISA) maintained by the Company Subsidiaries immediately prior to the Effective Time or shall maintain employee pension and welfare benefit plans providing benefit levels substantially comparable in the aggregate to those maintained by the Company immediately prior to the Effective Time. Parent shall grant transferred employees credit for all service recognized by the Company or a Company Subsidiary immediately prior to the Effective Time other than for purposes of benefit accrual.

                                  ARTICLE VII

                 ADDITIONAL COVENANTS OF THE COMPANY AND PARENT

     7.1. Proxy Statement. Parent and the Company shall cooperate and promptly prepare and the Company shall file with the SEC as soon as practicable a proxy statement with respect to the Company Stockholders Meeting (the "Proxy Statement"). The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company shall use all reasonable efforts, and Parent will cooperate with the Company, to have the Proxy Statement cleared by the SEC as promptly as practicable. The Company shall, as promptly as practicable, provide copies of any written comments (other than de minimis comments) received from the SEC with respect to the Proxy Statement to Parent and advise Parent of any verbal comments with respect to the Proxy Statement received from the SEC. The Company agrees that the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the Company Stockholders Meeting will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning Parent furnished to the Company by Parent specifically for use in the Proxy Statement. Parent agrees that the written information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Stockholders Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent (not to be unreasonably withheld or delayed). The Company will advise Parent promptly of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Whenever any event or condition affecting the Company or Parent occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, such party will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and in mailing to stockholders of the Company, such amendment or supplement.

                                  ARTICLE VIII

                                   CONDITIONS

     8.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver on or prior to the Closing Date of the following conditions:

          8.1.1. Company Stockholder Approval. The Merger shall have been approved at or prior to the Effective Time by the requisite vote of the stockholders of the Company in accordance with the Nevada Code and the Company's Articles of Incorporation.

          8.1.2. No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn by the Effective Time. Parent and the Company shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn on or prior to the Effective Time.

          8.1.3. FCC Consent. The FCC shall have granted its consent (the "FCC Consent") approving the transfers of control pursuant to the Merger of the Company FCC Licenses for the operation of the Licensed Facilities without the imposition of any conditions or restrictions that, individually or in the aggregate, constitute a Company Material Adverse Effect, and which FCC Consent has not been reversed, stayed, enjoined, set aside or suspended and with respect to which no timely request for stay, petition for reconsideration or appeal has been filed and as to which the time period for filing of any such appeal or request for reconsideration or for any sua sponte action by the FCC with respect to the FCC Consent has expired, or, in the event that such a filing or review sua sponte has occurred, as to which such filing or review shall have been disposed of favorably to the grant of the FCC Consent and the time period for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed or review initiated.

          8.1.4. Governmental Approvals. All waivers, consents, approvals, orders and authorizations of, and notices, reports and filings with, Governmental Authorities necessary for the consummation of the transactions contemplated hereby (other than those matters addressed in Sections 8.1.3 and 8.1.5) shall have been obtained or made and shall be in full force and effect without the imposition of any terms, conditions, restrictions or limitations, except for the imposition of any terms, conditions, restrictions and limitations in respect of, and failures to have obtained or made, or failures to be in full force and effect of, such waivers, consents, approvals, orders, authorizations, notices, reports or filings which, individually or in the aggregate, do not constitute a Company Material Adverse Effect.

          8.1.5. HSR Act. The waiting period (or any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

     8.2. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, any one or more of which may be waived by the Company:

          8.2.1. Parent Representation and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct when made, and as of the Closing Date as if made on and as of such date (provided that such representations and warranties which are expressly made as of a specific date need be true and correct only as of such specific date), except to the extent that any failures of such representations and warranties to be so true and correct, do not, individually or in the aggregate, constitute a Parent Material Adverse Effect (disregarding for these purposes any materiality, Parent Material Adverse Effect or corollary qualifications contained therein).

          8.2.2. Performance by Parent. Parent shall have performed and complied in all material respects with all of the material covenants and agreements required by this Agreement to be performed or complied with by Parent on or prior to the Closing Date.

          8.2.3. No Material Adverse Change. There shall not have occurred after the date hereof any Event or Events that, individually or the aggregate, constitute a Parent Material Adverse Effect.

          8.2.4. Certificates and other Deliveries. Parent shall have delivered to the Company a certificate executed on its behalf by its Chief Executive Officer to the effect that the conditions set forth in Subsections 8.2.1,
     8.2.2 and 8.2.3, above, have been satisfied.

     8.3. Conditions to Obligations of Parent. The obligations of Parent to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, any one or more of which may be waived by Parent:

          8.3.1. Company Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct when made and as of the Closing Date as if made on and as of such date (provided that such representations and warranties which are by their express provisions made as of a specific date need be true and correct only as of such specific date), except to the extent that any failures of such representations and warranties to be so true and correct, do not, individually or the aggregate, constitute a Company Material Adverse Effect (disregarding for these purposes any materiality, Company Material Adverse Effect or corollary qualifications contained therein).

          8.3.2. Performance by the Company. The Company shall have performed and complied in all material respects with all the material covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

          8.3.3. No Material Adverse Change. There shall have not occurred after the date hereof any Event or Events that, individually or in the aggregate, constitute a Company Material Adverse Effect.

          8.3.4. Certificates and Other Deliveries. The Company shall have delivered, or caused to be delivered, to Parent (i) a certificate executed on its behalf by its Chief Executive Officer to the effect that the conditions set forth in Subsections 8.3.1, 8.3.2 and 8.3.3, above, have been satisfied; (ii) a certificate of good standing from the Secretary of State of the State of Nevada stating that the Company is a validly existing corporation in good standing; (iii) duly adopted resolutions of the Board of Directors of the Company approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby and of the stockholders of the Company approving the Company Proposal, certified by the Secretary or an Assistant Secretary of the Company; and
     (iv) a true and complete copy of the Articles of Incorporation of the Company certified by the Secretary of State of the State of Nevada, and a true and complete copy of the Bylaws of the Company certified by the Secretary or an Assistant Secretary of the Company.

          8.3.5. Opinion of FCC Counsel. Parent shall have received an opinion, addressed to it and dated as of the Closing Date, from Wiley, Rein & Fielding, FCC counsel to the Company, in the form attached hereto as
     Exhibit I provided that such opinions may be made subject to a Company Material Adverse Effect qualification.

                                   ARTICLE IX

                          TERMINATION AND ABANDONMENT

     9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

          (a) by mutual consent of the Company and Parent;

          (b) (1) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by Parent of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause the condition set forth in Section 8.2.1 or
     Section 8.2.2 not to be satisfied and, in either such case, such breach or condition is not curable or, if curable, has not been promptly cured within 30 days following receipt by Parent of written notice of such breach; (2) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, that would cause the condition set forth in Section 8.3.1 or Section 8.3.2 not to be satisfied and such breach or condition is not curable or, or if curable, has not been promptly cured within 30 days following receipt by the Company of written notice of such breach;

          (c) by either Parent or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction, any arbitrator or any Governmental Authority preventing or prohibiting consummation of the Merger shall have become final and nonappealable (so long as the party seeking termination is not in breach of Section 5.5 or Section 6.2 hereof);

          (d) by either Parent or the Company if the Merger shall not have been consummated before the "End Date", which shall be January 16, 2002; provided that a party shall not be permitted to terminate this Agreement pursuant to this paragraph (d) if the failure of the Effective Time to occur by the End Date shall be due to the failure of such party to perform or observe in all material respects the covenants and agreements of such party set forth herein;

          (e) by either Parent or the Company if the transactions contemplated by this Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders Meeting or any adjournment or postponement thereof; provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of such approval to have been obtained;

          (f) by the Company, in accordance with Section 5.9(b), provided, however, in order for the termination of this Agreement pursuant to this
     Section 9.1(f) to be deemed effective, the Company shall have complied with all provisions contained in Sections 5.9(a), (b) and (c), including the notice provisions therein, and with the applicable requirements of Section 9.2, including the payment of the Termination Fee and Expenses; or

          (g) by Parent, if the Board of Directors of the Company shall have withdrawn, or modified or changed, in a manner adverse to Parent or Merger Sub, its approval or recommendation of the Merger and/or the Company Proposal.

     9.2. Effect of Termination. (a) In the event of the termination of this Agreement by either the Company or Parent pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent or the Company, other than the provisions of this Section 9.2, Section 10.1 and Section 10.7, and except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          (b) The Company and Parent agree that in order to compensate Parent and its affiliates, including Forstmann Little & Co. and its affiliates, for incurring the costs and expenses related to the transactions contemplated hereby and the foregoing by Forstmann Little & Co. or its affiliates of the opportunity with respect to the Company in connection herewith, the Company shall pay to Forstmann Little & Co. and its affiliates, in such manner as is designated by Forstmann Little & Co., an aggregate amount equal to the Expenses (as defined in Section 9.2(d) below), not to exceed $10 million, plus $20 million (the "Termination Fee"), as follows: (1) if the Company or Parent shall terminate this Agreement pursuant to Section 9.1(e), at any time after the date of this Agreement and prior to the date of the Company Stockholders Meeting an Acquisition Proposal shall have been publicly announced, and within 12 months of the termination of this Agreement the Company enters into a definite agreement with respect to an Acquisition Transaction, (2) if Parent shall terminate this Agreement pursuant to Section 9.1(b)(2) in connection with a willful and material breach by the Company of any of its representatives, warranties, covenants or agreements set forth in this Agreement and within 12 months of the termination of this Agreement the Company enters into a definitive agreement with respect to an Acquisition Proposal, (3) if the Company shall terminate this Agreement pursuant to
     Section 9.1(f), or (4) if Parent shall terminate this Agreement pursuant to
     Section 9.1(g).

          (c) The Termination Fee and Expenses required to be paid pursuant to clauses (1) or (2) of Section 9.2(b) shall be paid not later than five business days after the Company enters into a definitive agreement with respect to an Acquisition Proposal. The Termination Fee and Expenses to be paid pursuant to clauses (3) or (4) of Section 9.2(b) shall be paid concurrently with notice of termination of this Agreement by the Company.

          (d) The term "Expenses" shall mean all out-of-pocket expenses incurred by Parent and its affiliates in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, all costs of Parent and its affiliates relating to the financing of the Merger (including, without limitation, advisory and commitment fees and reasonable fees and expenses of counsel to potential lenders), costs and expenses otherwise borne by Parent and its affiliates pursuant to Section 10.7 and costs incurred in connection with the Preferred Stock Offer and Debenture Offer.

          (e) All payments under this Section 9.2 shall be made by wire transfer of immediately available funds to an account designated by the recipient of such funds.

          (f) The Company acknowledges that the agreements contained in this
     Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts owing pursuant to this Section 9.2 when due, the Company shall in addition thereto pay to the Parent and its affiliates all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the Parent and its affiliates at the prime rate of Chase Manhattan as in effect from time to time during such period.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1. Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law, (iii) necessary to secure any required Consents as to which the other party has been advised, or (iv) consented to in writing by Parent and the Company, this Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by the Company and the Company Subsidiaries, Parent and the Parent Subsidiaries, and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party to the extent practicable regarding the nature and extent of the disclosure. Subject to the preceding sentence, nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Parent or the Company, after consultation with the other party to the extent practicable, may file with the SEC any written communications relating to the Merger and the transactions contemplated hereby pursuant to Regulation 14A promulgated under the Securities Act. Parent and the Company shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, Parent and the Company shall return to the other all documents furnished by the other and all copies thereof made by such party and will hold in absolute confidence all information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, (iii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same to the extent practicable in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

     10.2. Amendment and Modification. To the extent permitted by applicable Law, this Agreement may be amended, modified or supplemented only by a written agreement among the Company, Parent and Merger Sub, whether before or after approval of this Agreement and the Merger by the stockholders of the Company, except that following approval by the stockholders of the Company, there shall be no amendment or change to the provisions hereof with respect to the Merger Consideration without further approval by the stockholders of the Company, and no other amendment shall be made which by law requires further approval by such stockholders without such further approval.

     10.3. Waiver of Compliance; Consents. Any failure of the Company on the one hand, or Parent or Merger Sub on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.3.

     10.4. Survival of Representations and Warranties. The respective representations and warranties of the Company and Parent contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time.

     10.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
         (i) if to Company, to:

         Citadel Communications Corporation
         City Center West, Suite 400
         7201 West Lake Blvd.
         Las Vegas, NV 89128
         Attention: Larry Wilson
         Fax: (702) 804-5936

         with a copy to:

         Eckert Seamans Cherin & Mellott, LLC
         600 Grant Street, 44th Floor
         Pittsburgh, PA 15219
         Attention: Bryan D. Rosenberger, Esq.
         Fax: (412) 566-6099

         and

         (ii) (a) if to Parent, to:

              FLCC Holdings, Inc.
              c/o Forstmann Little & Co.
              767 Fifth Avenue, 44th Floor
              New York, New York 10153
              Attention: Sandra J. Horbach
              Fax : (212) 759-9059

              (b) if to Merger Sub, to:

              FLCC Acquisition Corp.
              c/o Forstmann Little & Co.
              767 Fifth Avenue, 44th Floor
              New York, New York 10153
              Attention: Sandra J. Horbach
              Fax : (212) 759-9059

         In each case, with a copy to:

         Fried, Frank, Harris, Shriver & Jacobson
         One New York Plaza
         New York, New York 10004
         Attention: Stephen Fraidin, Esq.
         Telecopy: (212) 859-4000

     10.6. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other parties hereto; provided, that any and all rights of Parent and Merger Sub may be assigned to any person newly formed and directly or indirectly wholly owned by Parent for the purpose of effectuating the transactions contemplated hereby; provided, however, that no such assignment shall be permitted if the effect thereof would be to require an additional consent of the Company's stockholders.

     10.7. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

     10.8. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of New York, except that Nevada law (including, without limitation, any Law related to any fiduciary duty, duty of loyalty, or other duty or obligation of the Company's Board of Directors with respect to the Merger or this Agreement) shall apply to the Merger; and the parties hereto consent to the jurisdiction of the courts of or in the State of New York in connection with any dispute or controversy relating to or arising out of this Agreement and the transactions contemplated hereby.

     10.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.10. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. No rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity; (ii) the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person; and
(iii) the term "subsidiary" of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person.

     10.11. Entire Agreement. This Agreement and the other agreements, documents or instruments referred to herein or executed in connection herewith including, but not limited to, the Side Letter between the parties hereto dated as of the date hereof and the Company Disclosure Schedule, which schedule is incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

     10.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions in this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches hereof or thereof and to enforce specifically the terms and provisions hereof or thereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

     10.13. Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto, or, a successor or permitted assign of such a party; provided, however, that the parties hereto specifically acknowledge that the provisions of Section 6.5 above are intended to be for the benefit of, and shall enforceable by, the officers and directors of the Company and/or the Company Subsidiaries affected thereby and their heirs and representatives; and provided further, that the parties hereto specifically acknowledge that the provisions of Section 9.2 above are intended to be for the benefit of, and shall be enforceable by, Forstmann Little & Co. and its affiliates.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                          CITADEL COMMUNICATIONS CORPORATION

                                          By:      /s/ LAWRENCE R. WILSON
                                            ------------------------------------
                                              Name: Lawrence R. Wilson
                                              Title: Chairman, Chief Executive
                                              Officer and President

                                          FLCC HOLDINGS, INC.

                                          By:      /s/ SANDRA J. HORBACH
                                            ------------------------------------
                                              Name: Sandra J. Horbach
                                              Title: President

                                                                       EXHIBIT I

                             [FORM OF FCC OPINION]

                                     [DATE]

[ADDRESSEE]

Ladies and Gentlemen:

     We have acted as communications counsel to Citadel Communications Corporation (the "Company"). We have been asked by the Company to render this opinion pursuant to the Agreement and Plan of Merger (the "Merger Agreement")
dated January   , 2001 among the Company, [the Merger Sub] and [the Parent].

     We have examined a copy of the Merger Agreement. We have also examined the Federal Communications Commission ("FCC") public files for the radio stations listed on Exhibit A attached hereto (the "Stations") that were made available to us by the FCC on various dates between [date] and [date] (and on various dates during such time period we also received oral information from the staff of the Enforcement Division, Complaints/Political Programming Branch of the FCC's Mass Media Bureau in response to our request that they inform us of such matters). We have examined such FCC files with respect to the Stations' main station FCC licenses (the "FCC Licenses") only, and have not examined any FCC records related to any other licenses, permits or authorizations which may be used in connection with the Stations. In such examinations and in rendering the opinions set forth herein, we have assumed the genuineness of all signatures, the authenticity of all documents, and the completeness of the FCC public files made available to us.

     With respect to factual matters, we have relied solely upon the FCC file review described above, information communicated to us orally by the FCC staff in response to the request described above, and the representations and warranties set forth in the Merger Agreement. We have undertaken no independent review thereof and no other investigation or inquiry. All references herein to our "knowledge" mean the actual present knowledge of the attorneys in our firm working on matters with respect to the Company without any investigation or inquiry except as expressly described herein. No inference as to our knowledge of the existence or absence of any facts should be drawn from our serving as communications counsel to the Company.

     The opinions rendered herein are limited to matters arising under the Communications Act of 1934, as amended, and the published rules, regulations and policies promulgated by the FCC thereunder (collectively, the "Communications Laws"). We express no opinion concerning any other laws.

     Based on the foregoing, and subject to the assumptions, qualifications and exceptions contained herein, it is our opinion that:

          1. The execution, delivery and performance in accordance with its terms of the Merger Agreement by the Company, does not constitute a violation by the Company of the Act or Rules, but we wish to note that (I) the FCC prohibits the grant of a security interest in or lien upon any FCC license, permit or authorizations; and (ii) prior FCC consent is required before the assignment or transfer of control of an FCC license, permit or authorization (including without limitation prior to the exercise of certain rights or remedies under the Agreement which constitute or cause such an assignment or transfer of control under the Act and Rules).

          2. The FCC Licenses listed on Exhibit A attached hereto are held by Citadel Broadcasting Company (the "Licensee"). Such FCC Licenses are in full force and effect. To our knowledge, except for those affecting the radio broadcasting industry generally, there are no proceedings pending or threatened in writing under the Communications Laws against the Company, the Licensee or the Stations by or before the FCC or before any court having jurisdiction of matters under the Communications Laws which seek the revocation, non-renewal, or material adverse modification of any of the FCC Licenses. To our knowledge, the FCC Licenses are not subject to any conditions imposed by the FCC outside the ordinary course. Without limiting the other qualifications set forth herein, we point out to you that we have not searched the docket of any court.

          3. On [date], the FCC granted its consent to the transfer of control of the Licensee to [transferee] (the "FCC Consent"). The time provided by the Act and the Rules within which a party in interest other than the FCC may seek administrative reconsideration or review of the FCC Consent has expired, and to our knowledge no such petition was filed within such time with the FCC. The time provided by the Act and the Rules within which the FCC may review the FCC Consent on its own motion has expired, and to our knowledge the FCC did not give public notice of such review within such time.

     As used herein, the term "full force and effect" means that to our knowledge: (a) the orders issuing the FCC Licenses have become effective; (b) no stay of effectiveness of such orders has been issued by the FCC; and (c) the FCC Licenses have not been invalidated by any subsequent published FCC action.

     This letter is solely for your information in connection with the Merger Agreement and may not be relied upon for any other purpose. This letter may not be relied upon by any other person or entity, quoted in whole or in part, otherwise referred to in any document, or, except as required by applicable law, filed with any government agency or other entity or person. This letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein. This letter is limited to matters as of the date hereof and we specifically disclaim all responsibility to advise you of matters that hereafter come to our attention or otherwise arise that affect the opinions set forth herein.

                                          Very truly yours,

                                          WILEY, REIN & FIELDING

                                                                       ANNEX A-1


     AMENDMENT NO. 1, dated March 13, 2001 (this "Amendment"), to the Merger Agreement, dated as of January 15, 2001 (the "Merger Agreement"), by and among FLCC Holdings Inc., a Delaware corporation ("Parent"), Citadel Communications Corporation, a Nevada corporation (the "Company") and FLCC Acquisition Corp., a Nevada corporation ("Merger Sub").


     WHEREAS, Parent, the Company and Merger Sub desire to amend the Merger Agreement pursuant to Section 10.2 thereof in the manner set forth below;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Parent, the Company and Merger Sub hereby agree as follows:


     1. All capitalized terms used and not defined herein shall have the meanings given them in the Merger Agreement. All references to the Merger Agreement in any other agreement between Parent and the Company relating to the transactions contemplated by the Merger Agreement shall be deemed to refer to the Merger Agreement as amended hereby.


     2. The third sentence of subsection 5.9(b) of the Merger Agreement is hereby amended and restated to state in its entirety as follows:

        "Such actions may be taken by the Company's Board of Directors only if it has delivered to Parent prior to or on April 26, 2001 written notice of the intent of the Company's Board of Directors to take such actions, together with a copy of the related Acquisition Agreement and a description of any terms of the Takeover Proposal not contained therein."

     3. Except as and to the extent expressly modified by this Amendment, the Merger Agreement shall remain in full force and effect in all respects.

     4. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     5. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first written above.

                                        CITADEL COMMUNICATIONS CORPORATION


                                        By: /s/ DONNA L. HEFFNER

                                           -------------------------------------

                                            Name: Donna L. Heffner


                                            Title: Executive Vice President,


                                                  Chief Financial Officer and
                                            Secretary


                                        FLCC HOLDINGS, INC.


                                        By: /s/ THOMAS LISTER

                                           -------------------------------------

                                            Name: Thomas Lister


                                            Title: Vice President and Secretary


                                        FLCC ACQUISITION CORP.


                                        By: /s/ THOMAS LISTER

                                           -------------------------------------

                                            Name: Thomas Lister


                                            Title: Vice President and Secretary


                                      A-1-1

                                                                         ANNEX B

                                January 15, 2001

Citadel Communications Corporation
City Center West, Suite 400
7201 West Lake Mead Blvd.
Las Vegas, Nevada 89128
Attn: Lawrence R. Wilson

Ladies & Gentlemen:

     Reference is made to that certain Agreement and Plan of Merger, dated as of January 15, 2001, by and between Citadel Communications Corporation and FLCC Holdings, Inc. (the "Agreement"). Any capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Agreement. The parties hereto agree as follows:

     1. Notwithstanding anything in the Merger Agreement to the contrary, if in connection with any changes in FCC rules or policies adopted in connection with the FCC proceeding captioned In the Matter of Definition of Radio Markets, MM Docket No. 00-244, NOTICE OF PROPOSED RULE MAKING (Released December 13, 2000) or any related proceeding (collectively, the "Definition Proceedings"), including the application of the changed rules or policies to the FCC Consent, the Merger, the operation of the business of the Company or otherwise, the Company and its subsidiaries divest, agree to divest or are required to divest Company Licensed Facilities (other than Company Licensed Facilities that the Company has indicated to Parent in writing prior to the date hereof it intends to divest) that, in the aggregate, contributed $14 million or more to the consolidated broadcast cash flow of the Company for the 12 month period immediately preceding any such divestitures, then Parent shall have the right to terminate the Agreement. In the event of such a termination, the Agreement shall forthwith become void, and there shall be no liability under the Agreement on the part of Parent or the Company.

     2. Parent, in evaluating whether to enter into the Agreement, has not relied on any forward looking financial information provided by the Company other than the information contained in the written projections entitled "Base Case: Includes Tuscon (excl. Spin markets)" ("Base Case Projections"). While acknowledging Parent's reliance on the forward looking information presented in the Base Case Projections, the parties also acknowledge that the Company makes no representation or warranty in this letter agreement or in the Agreement with respect to the Base Case Projections. The parties acknowledge that the Parent does not relinquish any rights to make a claim that a material failure to meet the forecasts contained in the Base Case Projections constitutes a Company Material Adverse Effect.

     If you are in agreement with the aforementioned terms, please indicate your acceptance by signing where indicated below.

                                        Very truly yours,
                                        FLCC HOLDINGS, INC.

                                        By:  /s/ SANDRA J. HORBACH
                                            ------------------------------------
                                        Name:   Sandra J. Horbach
                                        Title:  President

Agreed to and Accepted as
of the date above written:

CITADEL COMMUNICATIONS CORPORATION

By:  /s/ LAWRENCE R. WILSON
     -----------------------------------------------------
Name:   Lawrence R. Wilson
Title:  Chairman, Chief Executive Officer
        and President

                                                                         ANNEX C

                                   GUARANTEE

     Each of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P.("MBO-VII") and Forstmann Little & Co. Equity Partnership-VI, L.P. ("EP-VI") agrees to cause FLCC Holdings, Inc. (including any assignee of FLCC Holdings, Inc.) to fully perform and observe its covenants and other obligations under the foregoing Agreement and Plan of Merger and shall be entitled to enforce directly any benefit of the Agreement and Plan of Merger accruing to FLCC Holdings, Inc. The foregoing agreement of each of MBO-VII and EP-VI shall terminate at the Closing.

Dated: January 15, 2001

                                        FORSTMANN LITTLE & CO. SUBORDINATED DEBT
                                        AND EQUITY MANAGEMENT BUYOUT
                                        PARTNERSHIP-VII, L.P.

                                        By:  FLC XXIII Partnership,
                                             its general partner

                                             By:  /s/ SANDRA J. HORBACH
                                                --------------------------------
                                                 Sandra J. Horbach,
                                                 a general partner

                                        FORSTMANN LITTLE & CO. EQUITY
                                        PARTNERSHIP-VI, L.P.

                                        By:  FLC XXII Partnership, L.P.,
                                             its general partner

                                             By:  /s/ SANDRA J. HORBACH
                                                --------------------------------
                                                 Sandra J. Horbach,
                                                 a general partner

                                                                         ANNEX D

[Logo]                                    CREDIT SUISSE FIRST BOSTON CORPORATION

The Board of Directors
Citadel Communications Corporation
7201 West Lake Mead Blvd.
Suite 400
Las Vegas, NV 89128

January 15, 2001

Dear Sirs:

You have asked us to advise you with respect to the fairness to the holders of Common Stock (as defined below) of Citadel Communications Corporation (the "Company") from a financial point of view of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of January 15, 2001 (the "Merger Agreement"), between FLCC Holdings, Inc. (the "Acquiror") and the Company. The Merger Agreement provides for the merger (the "Merger") of the Company with a wholly owned subsidiary of the Acquiror to be incorporated under the laws of the State of Nevada pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $0.001 per share ("Common Stock"), of the Company will be converted into the right to receive $26.00 in cash (the "Consideration").

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to or discussed with us by the Company and have met with the Company's management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

In the past we have provided certain investment banking and financial services to the Company and affiliates of the Acquiror and have received compensation for such services. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company and affiliates of the

Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger, and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Common Stock of the Company in the Merger is fair to such stockholders from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By: /s/ KRISTIN M. ALLEN
    ----------------------------------
    Kristin M. Allen

                                                                         ANNEX E

                       CITADEL COMMUNICATIONS CORPORATION
                            AUDIT COMMITTEE CHARTER

     The role and responsibilities of the Audit Committee of the Board of Directors (the "Committee") of Citadel Communications Corporation (the "Company") are as follows:

ROLE

     The Committee's role is to act on behalf of the Company's Board of Directors (the "Board") and oversee all aspects of the Company's control, reporting, and audit functions, except those specifically related to the responsibilities of another standing committee of the Board. The Committee's role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on Company processes for the management of business/financial risk and for compliance with significant applicable legal, ethical, and regulatory requirements.

     The role also includes coordination with other Board committees and maintenance of strong, positive working relationships with management, external and internal auditors, counsel, and other Committee advisors.

MEMBERSHIP

     Committee membership shall consist of at least three independent, non-executive Board members. Committee members shall have (1) knowledge of the primary industries in which the Company operates; (2) the ability to read and understand fundamental financial statements, including a balance sheet, income statement, statement of cash flow, and key performance indicators; and (3) the ability to understand key business and financial controls and related controls and control processes. One member, preferably the chairperson, should have knowledge of financial reporting, including applicable regulatory requirements, and accounting or related financial management expertise. The Committee shall have access to its own counsel and other advisors at the Committee's sole discretion.

     Committee appointments shall be nominated and approved annually by the full Board. The Committee chairperson shall be selected by the Committee members.

OPERATING PRINCIPLES

     The Committee shall fulfill its specific responsibilities within the context of the following overriding principles:

          - Communication - The chairperson shall have regular and meaningful contact throughout the year with senior management, other Committee chairpersons and other key Committee advisors, external and internal auditors, etc., as applicable, to strengthen the Committee's knowledge of relevant current and prospective business issues.

          - Committee Education/Orientation - The Committee, with management, shall develop and participate in a process for systematic and continuous review of important financial and operating topics that present potential significant risk to the Company. Additionally, individual Committee members have a responsibility to participate in relevant and appropriate self-study education to assure a strong understanding of the business and environment in which the Company operates.

          - Annual Meeting Plan - The Committee, with input from management, and other key Committee advisors, shall develop an annual plan responsive to the "responsibilities" detailed herein. The annual plan shall be reviewed and approved by the full board.

          - Meeting Agenda - Committee meeting agendas shall be the responsibility of the Committee chairperson with input from Committee members. It is expected that the chairperson would also ask for management and key Committee advisors, and perhaps others, to participate in this process.

          - Committee Expectations and Information Needs - The Committee shall communicate Committee expectations and the specific nature, timing, and extent of Committee information needs to management, internal audit, and other external parties, including external auditors. Pre-read materials, including key performance indicators and measures related to key business and financial risks, shall be distributed at least one week in advance of the meeting dates. Meeting conduct will assume Board Members have reviewed materials in sufficient depth to actively participate in Committee/Board dialogue.

          - Resources - The Committee shall be authorized to access internal and external resources, as the Committee requires, to carry out its defined responsibilities.

          - Committee Meeting Attendees - The Committee shall request members of management, counsel, internal audit, and external auditors, as applicable, to participate in Committee meetings, as necessary, to carry out the defined Committee responsibilities. Periodically and at least annually, the Committee shall meet in private session with only the Committee members. It shall be understood that either internal and external auditors, or counsel, may, at any time, request a meeting with the Committee or Committee chairperson with or without management in attendance. In any case, the Committee shall meet in executive session separately with internal and external auditors, at least annually.

          - Reporting to the Board of Directors - The Committee, through the Committee chairperson, shall report periodically, as deemed necessary, but at least semi-annually, to the full Board. In addition, summarized minutes from Committee meetings, separately identifying monitoring activities from approvals, shall be distributed to each Board member at least one week prior to the subsequent Board meeting.

          - Committee Self-Assessment - The Committee shall, at least bi-annually, review, discuss and assess its own performance as well as the Committee role and responsibilities, seeking input from senior management, the full Board and others. Changes in role and/or responsibilities, if any, shall be recommended to the full Board for approval.

          - Committee Charter Review - Periodically, as deemed necessary, but at least annually, the Committee shall review and assess the adequacy of this Audit Committee Charter. Changes, if any, shall be recommended to the full Board of Directors for approval.

          - Independence - Independent Board members are nonexecutive members who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company.

MEETING FREQUENCY

     The Committee shall meet at least quarterly. Additional meetings shall be scheduled as considered necessary by the Committee or chairperson.

REPORTING TO SHAREHOLDERS

     The Committee shall report annually in the Company's annual report or proxy materials on the scope and results of their activities and responsiveness to the Committee's charter and on such matters as may be required by the rules and regulations of the Securities and Exchange Commission.

COMMITTEE'S RELATIONSHIP WITH EXTERNAL AND INTERNAL AUDITORS

          - The external auditors, in their capacity as independent public accountants, shall be responsible to the Board and the Committee as representatives of the shareholders. These shareholder representatives have ultimate authority and responsibility to select, evaluate and where appropriate, replace the external auditors (or to nominate the outside auditor to be proposed for shareholder approval in any proxy or information statement).

          - The external auditors shall be viewed as the Committee's representatives in executing the Committee's oversight of periodic, annual, and other financial reporting to the shareholders. They shall report all relevant issues to the Committee responsive to agreed-on Committee expectations. The Committee should review the work of external auditors in executing their role of oversight.

          - The Committee shall annually review the performance (effectiveness, objectivity, and independence) of the external auditors. In this respect, the Committee shall ensure receipt of a formal written statement from the external auditors delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." Additionally, the Committee shall be responsible for active dialogue with the auditor with respect to disclosed relationships or services that may impact auditor objectivity or independence and shall take or recommend to the full Board appropriate action to ensure the independence of the external auditor.

          - The internal audit function shall be responsible to senior management, but have a direct reporting responsibility to the Board through the Committee.

          - If either the internal or external auditor identify significant issues relative to the overall Board responsibility that, in their judgment, have been communicated to management, but have not been adequately addressed, they should be communicated to the Committee chairperson.

          - Changes in the senior management of internal audit shall be subject to Committee approval.

PRIMARY COMMITTEE RESPONSIBILITIES

MONITOR FINANCIAL REPORTING AND RISK CONTROL RELATED MATTERS

     The Committee should review and assess:

          - Risk Management - The Company's business risk management process, including the adequacy of the Company's overall control environment and controls in selected areas representing significant financial and business risk.

          - Annual and Interim Reports and Other Regulatory Filings - All financial reports in advance of filings or distribution.

     The Committee shall review with management and the external auditors, management and/or Committee reports, if any, on the fairness of financial statements and/or the adequacy of the Company controls over financial reporting and their compliance with laws and regulations.

          - Fraud and Regulatory Noncompliance - The internal/external auditors' responsibility for detecting accounting and reporting financial errors, fraud and defalcations, illegal acts, and noncompliance with the corporate code of conduct and regulatory requirements.

          - Internal Audit Responsibilities - The annual audit plan and the process used to develop the plan; status of activities, significant findings, recommendations, and management's response.

          - Regulatory Examinations - SEC inquiries and the results of examinations by other regulatory authorities in terms of important findings, recommendations, and other management's response.

          - External Audit Responsibilities - The overall scope and focus of the annual/interim audit, auditor independence, including the scope and level of involvement with unaudited quarterly or other interim-period information.

          - Financial Reporting and Controls - Key financial statement issues and risks, their impact or potential impact on reported financial information, the processes used by management to address such matters, related auditor view, and the basis for audit conclusions. Important conclusions on interim and/or year-end audit work in advance of the public release of financials.

          - Auditor Recommendations - Important internal and external auditor recommendations on financial reporting, controls, other matters and management's response. The views of management and auditors on the overall quality of annual and interim financial reporting.

          - Conduct of Audit - The Committee shall discuss with the external auditors the matters to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

The Committee should review, assess, and approve:

          - The code of ethical conduct.

          - The internal auditor charter.

          - Changes in important accounting principles and the application thereof in both interim and annual financial reports.

          - Significant conflicts of interest and related-party transactions.

          - External auditor independence.

          - External auditor performance and changes in external audit firm (subject to ratification by the full Board).

          - Changes in internal audit leadership and/or key financial management.

                                  DETACH HERE



                                     PROXY

                       CITADEL COMMUNICATIONS CORPORATION

                  THIS PROXY IS SOLICITED BY AND ON BEHALF OF
                             THE BOARD OF DIRECTORS

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 26, 2001


         The undersigned hereby appoints Lawrence R. Wilson and Donna L. Heffner, or either of them, as proxies with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Citadel Communications Corporation to be held at City Center West, Suite 400, 7201 West Lake Mead Boulevard, Las Vegas, Nevada 89128, on Thursday, April 26, 2001, at 10:00 a.m., local time, and at any adjournments or postponements thereof, and to vote all shares of common stock of Citadel Communications Corporation which the undersigned would be entitled to vote if personally present, on all the matters set forth on the reverse side.

         The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement together with this Proxy.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 1 AND 3.


SEE REVERSE                                                        SEE REVERSE
   SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SIDE

                                  DETACH HERE


[X]  Please mark
     votes as in
     this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 1 AND 3.


1. Approval of the Agreement and Plan of   2. Election of six directors for a            3.  Ratification of the appointment of
   Merger between Citadel Communications      one-year term until the next                   KPMG LLP as independent public
   Corporation and FLCC Holdings, Inc.        annual meeting.                                accountants for the year ending
   dated January 15, 2001, as amended         NOMINEES:                                      December 31, 2001.
   March 13, 2001.                            (01) Lawrence R. Wilson, (02) Robert F.
                                              Fuller, (03) Ike Kalangis, (04) Robert             FOR     AGAINST    ABSTAIN
        FOR     AGAINST    ABSTAIN            G. Liggett, Jr., (05) Ted L. Snider, Sr.           [ ]       [ ]        [ ]
        [ ]       [ ]        [ ]              and (06) John E. von Schlegell.
                                                                                         4.  In their discretion, the proxies are
                                                                                             authorized to vote upon such other
                                                                                             business as may properly come before
                                                    FOR                     WITHHELD         the meeting, including adjournments
                                                    ALL     [ ]        [ ]  FROM ALL         to solicit additional proxies, or at
                                                  NOMINEES                  NOMINEES         any postponements or adjournments
                                                                                             thereof.
                                              [ ]
                                                 --------------------------------------    MARK HERE FOR         MARK HERE IF YOU
                                                 For all nominees except as noted above    ADDRESS CHANGE [ ]    PLAN TO ATTEND  [ ]
                                                                                           AND NOTE AT LEFT      THE MEETING

                                                                              PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                                                                              PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                              Please sign exactly as your name(s) appear(s) hereon.
                                                                              All holders must sign. When signing in a fiduciary
                                                                              capacity, please indicate full title as such. If a
                                                                              corporation or partnership, please sign in full
                                                                              corporate or partnership name by authorized person.

Signature:                                     Date:               Signature:                                   Date:
          ----------------------------------        -------------            ---------------------------------       ---------------